As filed with the Securities and Exchange Commission on August 16, 2022

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HWGC HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Nevada	_7389	30-0803939
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2nd Floor, 31 – 33, Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

+ 603 - 2143 - 2889

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leong Yee Ming

Chief Executive Officer

2nd Floor, 31 – 33, Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

+ 603 - 2143 - 2889

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark E. Crone, Esq.

Eleanor Osmanoff, Esq.
The Crone Law Group, P.C.
420 Lexington Avenue, Suite 2446
New York, NY 10170

(917) 670-5931

eosmanoff@cronelawgroup.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the Share Exchange Agreement described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

HWGC HOLDINGS LIMITED

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION—DATED AUGUST 16, 2022

Registration of 91,666,667 shares of Common Stock, par value $0.0001, of HWGC Holdings Limited

On July 21, 2022, HWGC Holdings Limited, a Nevada corporation (the “Company”), entered into a share exchange agreement (the “Share Exchange Agreement”) with HWGG Capital P.L.C., a Labuan company (“HWGG Capital”), and all of the shareholders of HWGG Capital (the “HWGG Shareholders”). Subject to the closing conditions set forth in the Share Exchange Agreement, at the closing of the share exchange (the “Share Exchange”) the HWGG Shareholders will transfer and assign to the Company all the HWGG Capital shares held by such HWGG Shareholders in exchange for an aggregate of 91,666,667 newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Common Stock of the Company is quoted on the OTCQB tier of the OTC Market Group under the symbol “HWGC.”

Upon the consummation of the transactions contemplated by the Share Exchange Agreement (the “Closing”), HWGG Capital will be a wholly owned subsidiary of the Company. The Closing is contingent, among other conditions, on this Registration Statement being declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”).

FOR A DISCUSSION OF THE RISKS RELATING TO THE SHARE EXCHANGE, SEE “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Commission nor any state securities commission has approved or disapproved of the Share Exchange described in this prospectus or the securities to be issued pursuant to the Share Exchange or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

ii

PROSPECTUS SUMMARY

The purpose of this Registration Statement on Form S-4 of which this prospectus forms a part (the “Registration Statement”) is to register 91,666,667 shares of the Common Stock to be issued to HWGG Shareholders (the “Exchange Shares”) upon the Closing and to provide material information about the Company and the Share Exchange. In accordance with the applicable provisions of the Nevada Revised Statutes and the Share Exchange Agreement, the vote of the shareholders of the Company is not required to approve the Share Exchange Agreement, the Share Exchange, or the issuance of the Exchange Shares.

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the Share Exchange, you should read this entire prospectus carefully, including the Share Exchange Agreement, a copy of which was filed as Exhibit 10.21 to the Current Report on Form 8-K filed by the Company with the SEC on July 25, 2022, and is incorporated herein by reference. For more information, please see the section entitled “Where You Can Find More Information” in this prospectus.

Parties to the Share Exchange.

HWGC Holdings Limited

2nd Floor, No. 31 – 33

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

HWGC Holdings Limited is a holding company incorporated in Nevada that runs and operates an e-commerce business through its two wholly owned subsidiaries, Vitaxel SDN BHD (“Vitaxel”) and Vitaxel Online Mall SDN BHD (“Vionmall”), both of which are incorporated under the laws of Malaysia. Vitaxel was organized and commenced business operations in 2014 and Vionmall was organized and commenced business operations in 2015. Upon the consummation of the Share Exchange, the Company will be in the financial technology business. As used in this Registration Statement, unless expressly indicated or the context requires otherwise, the terms “Company,” “we,” “us,” and “our” refer to HWGC Holdings Limited, Vitaxel and Vionmail.

HWGG Capital, P. L.C.

Lot 2- 15, Labuan Times Square
Jalan Merdeka, 87007 Labuan, Malaysia

HWGG Capital is a private financial technology company in the digital payment and platform service sector incorporated in Labuan pursuant to the Labuan Companies Act 1990, as amended (the “Labuan Act”). HWGG Capital is primarily engaged in a money brokering business and credit token business, which includes the liquidation and procurement of digital assets, payment solutions services, and investment platform activities for individuals and businesses. HWGG Capital obtained the necessary licenses from Labuan Financial Services Authority (“LFSA”), which include licenses to carry out (i) a money brokering business, (ii) a credit token business, and (ii) offer payment solutions as a payment operator. It offers an on-ramp and off-ramp decentralized application (dApp) that allows companies and individuals to make payments, transfers, and settlements in a range of digital assets.

The Share Exchange and the Share Exchange Agreement

The following description of the Share Exchange is not purported to be complete, and the Share Exchange Agreement dated July 21, 2022, is incorporated by reference, a copy of which was filed as Exhibit 10.21 to the Current Report on Form 8-K filed by the Company with the SEC on July 25, 2022.

Pursuant to the Share Exchange Agreement, upon the Closing, each HWGG Shareholder shall exchange the total number of shares of HWGG Capital held by such shareholder for its proportionate number of the Exchange Shares. It is estimated that the total number of the Exchange Shares to be issued to HWGG Shareholders will be approximately 91,666,667 shares of Common Stock, calculated based on an agreed upon $0.60 price per share. No fractional shares of Common Stock shall be issued in connection with the Share Exchange. For more information see the section entitled “The Share Exchange and Share Exchange Agreement” on page 19.

Upon the Closing, HWGG Capital will become a wholly owned subsidiary of the Company and the HWGG Shareholders shall become shareholders of the Company. Certain existing shareholders of the Company are also HWGG Shareholders and, as such, will receive Exchange Shares. Accordingly, the existing shareholders of the Company who do not have any ownership interest in HWGG Capital will not receive any portion of the Exchange Shares, and their ownership in the Company is anticipated to be reduced to an aggregate of 2.5% following the Share Exchange. All of the HWGG Shareholders, including those that are currently existing shareholders of the Company, will receive, in the aggregate, approximately 97.5% ownership in the Company following the Share Exchange. For additional information regarding the ownership of the Company before and after the Closing of the Share Exchange, see the sections entitled “Principal Shareholders of the Company and Principal Shareholders of the Company After the Share Exchange” on page 63.

The Company’s Common Stock is quoted on the OTCQB tier of the OTC Markets Group under the symbol “HWGC” and will continue trading on OTCQB tier under the same symbol “HWGC” following the Closing.

Reasons for the Share Exchange (See page 19)

Each of the board of directors of the Company and HWGG Capital considered the reasons for the Share Exchange, as described herein.

The Company’s board of directors considered the following factors in reaching its conclusion to approve the Share Exchange and unanimously approved the Share Exchange Agreement:

●	The Company is looking to expand its business operations and to acquire a new line of business;

●	The Company believes that the financial technology industry presents potential growth opportunities based on the latest market trend in this industry;

●	While HWGG Capital is a relatively new company in this financial technology industry, the Company expects that HWGG Capital will increase its market presence;

●	Upon the Closing, the existing shareholders of the Company will have an opportunity to participate in the potential growth of the Company that acquired the business of HWGG Capital; and

●	The board of directors believes that having HWGG Capital as a wholly owned subsidiary of the Company will potentially strengthen the balance sheet of the combined organization resulting from (i) additional revenues from HWGG Capital and (ii) cost savings on the sharing of the common expenses and costs.

The board of directors of the Company realizes that there can be no assurance about future results, including results expected or considered in the factors listed above as a whole, and on an overall basis considered these factors favorable and in support of their conclusion to approve and to enter into the Share Exchange Agreement.

In reaching their conclusion to approve the Share Exchange Agreement and to consummate the Share Exchange pursuant to the terms of the Share Exchange Agreement, the board of directors of HWGG Capital and the HWGG Shareholders considered the following factors:

●	the business strategy and strategic plans of HWGG Capital, its current and prospective environment in the financial services industry, competition and regulatory compliance;

●	the ability of HWGG Shareholders to benefit from becoming shareholders of the Company with potential growth and stock appreciation, and the expectation that the parent-subsidiary structure will have superior future earnings and prospects compared to HWGG Capital’s earnings and prospects on a stand-alone basis;

●	that HWGG Capital will operate as a wholly owned subsidiary of the Company, while retaining a separate charter, name, board of directors, and management after Closing, thereby preserving the goodwill of the local community and the loyalty of the customers of HWGG Capital;

●	the consideration set forth in the Share Exchange Agreement, which will result in the HWGG Shareholders receiving approximately 97.5% ownership in the Company upon the Closing;

●	the perceived compatibility of HWGG Capital’s business, operations, and culture with those of the Company; and

●	the expectation that the Company will seek to have its stock traded on the Nasdaq Capital Market, which should increase liquidity compared to the Company’s current quotation on the OTCQB.

On July 21, 2022, the Company, HWGG Capital and the HWGG Shareholders executed the Share Exchange Agreement.

Regulatory Approvals

The parties also expect to receive the approval of the LFSA for the change in ownership of HWGG Capital under the License to Carry on Credit Token Business and the License to Carry on Labuan Money-Brokering Business. The completion of the Share Exchange is contingent on obtaining said regulatory approval. For a more complete discussion of regulatory matters relating to the Share Exchange, see “The Share Exchange and Share Exchange Agreement—Regulatory Approvals” beginning on page 22.

Conditions to the Closing of the Share Exchange

The Closing of the Share Exchange is subject to certain customary closing conditions, including the following (i) the approval required to be obtained from the LFSA has been obtained; (ii) the absence of any laws or orders enjoining the consummation of the Exchange, and (iii) this Registration Statement having been declared effective under the Securities Act of 1933, as amended (the “Securities Act”). The obligation of each party to consummate the Share Exchange is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Share Exchange Agreement and as of the Closing Date (as defined in the Share Exchange Agreement) (subject to customary materiality qualifiers and, in the case of HWGG Capital, subject to a Seller Material Adverse Effect qualifier) and on each party having performed its obligations under the Share Exchange Agreement in all material respects. Further, it is a condition to the Company’s obligation to consummate the Share Exchange that no Seller Material Adverse Effect has occurred and that any required third-party consents have been obtained. For a more complete discussion of the conditions to the Closing of the Share Exchange, see “The Share Exchange and Share Exchange Agreement —Conditions to the Closing of the Share Exchange” beginning on page 23.

Restrictions on Alternative Transactions

The Share Exchange Agreement contains restrictions on the ability of HWGG Capital and the HWGG Shareholders until the earlier of the Closing or the termination of the Share Exchange Agreement by its terms, to initiate any negotiations or provide any non-public information or data concerning HWGG Capital relating to, an acquisition proposal or alternative transaction. For a more complete discussion of these restrictions, see “The Share Exchange and Share Exchange Agreement—Restrictions on Alternative Transactions” beginning on page 22.

Termination of the Share Exchange Agreement

The Share Exchange Agreement may be terminated prior to the Closing Date as follows:

●	by mutual written consent of each of the Company and HWGG Capital.
●	by written notice by either the Company or HWGG Capital, if any final, non-appealable governmental order or law prohibits the Share Exchange, or the required regulatory approvals have not been obtained.

For a more complete discussion of the termination provisions in the Share Exchange Agreement, see “The Share Exchange and Share Exchange Agreement—Termination of the Share Exchange Agreement” beginning on page 25.

Interests of Directors and Executive Officers of the Company and HWGG Capital in the Share Exchange.

Certain directors and executive officers of the Company have interests in the Share Exchange that may be different from, or in addition to, the interests of the Company’s shareholders generally. For additional information on the interests of these directors and officers, see “Interests of Directors and Executive Officers of the Company and Their Affiliates in the Share Exchange” beginning on page 26.

Directors and executive officers of the Company and their affiliates collectively hold 43.3% of the total voting power of all classes of the Company’s outstanding equity securities entitled to vote on matters brought before the Company shareholders. Lim Hui Boon, the Company’s President and his family, collectively beneficially owning approximately 23.4% of the total voting power of all the Company’s outstanding equity securities, as well as approximately 66.3% of the total voting power of all of all of HWGG Capital’s outstanding equity securities entitled to vote on matters brought before HWGG Shareholders. See “Interests of Affiliates in the Share Exchange beginning of page 26.

Directors and executive officers of HWGG Capital and their affiliates collectively hold 2% of the total voting power of all classes of HWGG Capital’s outstanding equity securities entitled to vote on matters brought before the HWGG Capital Shareholders. Directors and executive officers of HWGG Capital will participate in the Share Exchange on the same terms as other HWGG Capital Shareholders. All HWGG Shareholders and the board of directors of HWGG Capital were aware of and considered these interests, among other matters, in deciding to approve the terms of the Share Exchange Agreement and the Share Exchange. For additional information on the interests of these directors and officers, see “Interests of Directors and Executive Officers of HWGG Capital in the Share Exchange” beginning on page 26.

The approval of the Share Exchange Agreement and the Share Exchange by the Company does not require the affirmative vote or consent of the Company’s shareholders.

The HWGG Shareholders hold 100% of the outstanding shares of HWGG Capital equity securities and provided a unanimous written consent approving the Share Exchange Agreement and the Share Exchange on July 20, 2022.

Directors and Officers of the Company Following the Share Exchange.

The Company and HWGG Capital anticipate that there will no changes in the composition of the board of directors or executive officers of the Company upon the Closing of the Share Exchange.

Appraisal Rights.

Under the Nevada Revised Statutes and the Company organizational documents, holders of Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Share Exchange.

U.S. Federal Income Tax Consequences of the Share Exchange.

The Company and HWGG Capital desire that the Share Exchange qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”).  Assuming the Share Exchange so qualifies, the former HWGG Shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of HWGG Capital for the Exchange Shares of the Company in the Share Exchange, since they will not receive any cash in lieu of fractional shares. Even if the Company’s acquisition of HWGG Capital’s outstanding shares were not to qualify as a “reorganization”, there should not be any US federal income tax on any of HWGG Capital’s shareholders who are not US persons. Capital gains of nonresident aliens who are not US residents are not subject to US federal income tax. For this purpose, a US person is a US citizen or resident as that term is defined in the Code. A person who holds a US “Green Card” is considered a US resident. A person who is present in the United States for 183 or more “days” in a year is deemed a US person. For purposes of that test, if the nonresident is present in the US for at least 31 days in the year and by counting the days of presence in the US in the current year as one, days of presence in the US in the previous year as 1/3rd of a day and days of presence in the US in the second previous year as 1/6th of a day, if the total equals at least 183, that person is deemed a US person. As none of the HWGG Shareholders are US persons, the U.S. federal income tax consequences of the Share Exchange are not material to such shareholders.

Anticipated Accounting Treatment.

The Company and HWGG Capital are controlled by common owners immediately prior to the consummation of the transactions contemplated by the Share Exchange. As a result of the transaction, at the Closing HWGG Capital will become a wholly owned subsidiary of the Company. As the Share Exchange is a transaction between entities under common control, the Company has reported the results of the operations for the period in the manner similar to pooling of interests and has consolidated financial results since the acquisition under common control. Assets and liabilities are combined on their carrying values and no recognition of goodwill is made. The resulting balance is shown as merger reserve.

Rights of Shareholders of the Company and HWGG Shareholders

The Company is a Nevada corporation. HWGG Capital is a private limited company organized under the Labuan Act. Upon the consummation of the Share Exchange, the HWGG Shareholders will become shareholders of the Company. The shares of the Company’s Common Stock that the HWGG Shareholders will receive in the Share Exchange will be shares of a Nevada corporation. The rights of the HWGG Shareholders differ from the rights of shareholders of the Company in certain important ways. Many of these differences have to do with differences in laws of the State of Nevada and under Labuan applicable laws.

In addition, the Amended and Restated Articles of Incorporation of the Company, which we refer to in this prospectus as the “Company Articles of Incorporation,” and the Amended and Restated Bylaws of the Company, as which we refer to in this prospectus as the “Company Bylaws,” contain provisions that are different from the Memorandum and Articles of Association of HWGG Capital, which we refer to in this prospectus as the “Articles of Association.” For a summary of certain differences among the rights of shareholders of the Company and HWGG Capital, see “Comparison of Rights of the Company and HWGG Shareholders” beginning on page 64.

Summary of Risk Factors.

You should consider carefully all the risk factors together with all the other information included in this prospectus. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Share Exchange,” “Risk Factors—Risks Related to the Business of the Company,” and “Risk Factors—Risks Related to the Business of HWGG Capital” beginning on page 15.

●	The Share Exchange may not be completed on the terms or timeline currently contemplated, or at all, as the Company and HWGG Capital may be unable to satisfy the conditions or obtain the approvals required to complete the Share Exchange or such approvals may contain material restrictions or conditions.

●	Failure to complete the Share Exchange could adversely affect the market price of the Company’s Common Stock as well as the business, financial condition and results of operations of the Company and HWGG Capital and their respective subsidiaries.

●	Certain of the Company’s directors and executive officers have interests in the Share Exchange that may be different from, or in addition to, those of other Company shareholders.

●	The market price of the Company’s Common Stock will likely fluctuate prior to and after the Closing of the Share Exchange.

●	The expected business, assets, financial condition, results of operation, business plan and prospects following the completion of the Share Exchange, including the operating profile of the Company may not be fully realized or realized at all.

●	The Company’s non-interested shareholders will have reduced ownership and voting interest in the Company after the Share Exchange and, as a result, will not be able to exert influence over the Company’s management.

●	Upon completion of the Share Exchange, the President and his sons may exercise significant control over the Company’s business policies.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma per share financial information for shares of Company’s common stock. The pro forma per share information gives effect to the Share Exchange had occurred on January 1, 2022, in the case of earnings per share for the year ended December 31, 2021, and the year ended December 31, 2020, in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of the Company included or incorporated by reference in this prospectus. See “Where You Can Find Additional Information” beginning on page 68.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	HWGC Holdings, Inc.	HWGG Capital, P.L.C	Pro Forma Combined
Earnings per share for the year ended December 31, 2021
Basic	$(0.00)	(0.06)	(0.00)
Diluted	$(0.00)	(0.06)	(0.00)
Earnings per share for the year ended December 31, 2020
Basic	$0.00	(0.09)	N/A
Diluted	$0.00	(0.09)	N/A

Book value per share as of December 31, 2021 (1)	$(0.08)	1.65	(0.01)
Book value per share as of December 31, 2020 (1)	$(0.09)	1.69	N/A

Calculated as total shareholders’ equity divided by total number of common stock outstanding

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s Common Stock is quoted on the OTCQB marketplace of OTC Markets, Inc. under the symbol “HWGC”. The closing price of Company’s Common Stock on August 12, 2022, as reported on the OTCQB, was $0.95 per share. HWGG Capital’s common stock is not listed or quoted for trading on any securities exchange.

There is no public market for HWGG Capital’s securities as their shares are not listed or quoted for trading on any securities exchange. For information regarding HWGG Capital’s liquidity and capital resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included elsewhere in this /prospectus for additional information.

As of the date of this prospectus, the Company had approximately 1,883  holders of record of its Common Stock. HWGG Capital has fourteen (14) HWGG Shareholders. For detailed information regarding the beneficial ownership of certain shareholders of the Company upon consummation of the Share Exchange, see the section entitled “Principal Shareholders of the Company After the Share Exchange” on page 63.

Dividends and Other Distributions.

The Company has never paid and does not anticipate paying dividends on shares of its Common Stock in the foreseeable future as the board of directors intends to retain future earnings for use in the Company’s business. Any future determination as of the payment of dividends on the Company’s Common Stock will depend upon the Company’s financial conditions, results of operations and such other factors as the board of directors seems relevant. Any determination to pay dividends subsequent to the Share Exchange will be at the discretion of the Company’s then-current board of directors and will depend upon a number of factors, including the Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Company’s then-current board of directors deems relevant.

HWGG Capital has never paid and does not anticipate paying dividends on shares of its Ordinary Shares. For detailed information regarding the rights of HWGG Shareholders and a comparison of their rights with the rights of the Company’s shareholders, see the section entitled “Comparison of Rights of the Company’s Shareholders and HWGG Shareholders” on page 64.

RISK FACTORS

In addition to the other information included into this prospectus, including the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements” beginning on page 18 of the prospectus, you should carefully read and consider the following risk factors. If all of the conditions to the completion of the Share Exchange are satisfied or waived, and the Share Exchange is completed, HWGG Shareholders will become holders of the Company’s common stock and will be subject to the risks and uncertainties of a holder thereof.

Risks Related to the Share Exchange.

The parties may be unable to satisfy the conditions for the completion of the Share Exchange, and the Share Exchange may not be completed.

Completion of the Share Exchange is conditioned primarily on, among other things:

●	this Registration Statement on Form S-4 has been declared effective by the SEC;

●	The authorizations, approvals and filings required to be obtained from or made with the LFSA and other governmental approvals and permits, as applicable; and

●	each party’s obligation to close the Share Exchange is also subject to the material accuracy of the representations and warranties of the other parties in the Share Exchange Agreement and the compliance in all material respects with covenants of the other parties in the Share Exchange Agreement.

Although the Company, HWGG Capital and the HWGG Shareholders have agreed in the Share Exchange Agreement to use reasonable efforts to complete the Share Exchange as promptly as practicable, these and other conditions to the completion of the Share Exchange may fail to be satisfied. In addition, satisfying the conditions to and completion of the Share Exchange may take longer, and could cost more than the parties expect.

The market price of the Company’s Common Stock will likely fluctuate prior to and after the Closing of the Share Exchange.

The market price of the Company’s Common Stock has been volatile. There is currently only a limited public market for our Common Stock, which is listed on the OTCQB marketplace of OTC Markets, and there can be no assurance that a trading market will develop further or be maintained in the future. The trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including the following:

●	quarterly variations in operating and financial results;

●	general market conditions in each party’s respective industry and market;

●	announcements and actions by competitors;

●	the limited trading volume of the Company’s securities on the OTCQB;

●	regulatory and judicial actions; and

●	general economic conditions

Because of the fluctuation of the stock price of the Company, the market value that the HWGG Shareholders will receive at the Closing may be significantly different than the consideration provided in the Share Exchange.

At the closing of the Share Exchange, each former HWGG Shareholder will receive their pro-rata portion of the total number of the Exchange Shares calculated upon $0.60 fixed price per share. The number of the Exchange Shares to be issued to each former HWGG Shareholder upon the completion of the Share Exchange will not be adjusted in the event of any change in the stock price of the Company prior to the Closing. As the Company’s market share prices fluctuate, based on numerous factors, including factors beyond the Company’s or HWGG Capital’s control, the value of the Exchange Shares that each HWGG Shareholder will receive at the Closing will correspondingly fluctuate and may significantly be lower or higher than the consideration calculated for the issuance of the Exchange Shares. The absence of an independent fairness opinion with respect to the valuation of HWGG Capital and the use of the fixed price instead of the floating price in determination of the consideration to be provided to the HWGG Shareholders in the Share Exchange may contribute to the risk that the actual market value of the Exchange Shares will be significantly different from the value determined by the Company and HWGG Capital.

The unaudited pro forma financial information in this prospectus may not necessarily reflect the Company’s operating results and financial condition following the completion of the Share Exchange.

The unaudited pro forma financial information included in this prospectus is derived from HWGG Capital and the Company’s separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that HWGG Capital and the Company currently believe are reasonably the value of the assets and liabilities of HWGG Capital being acquired. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the Company’s results of operations and financial position would have been had the Share Exchange been completed if these assumptions were accurate, or what the Company’s results of operations or financial position will be in the future.

Litigation may be instituted against the Company, members of the Company’s Board of Directors, members of the Board of Directors of HWGG Capital, challenging the Share Exchange and adverse judgments in these lawsuits may prevent the consummation of the Share Exchange from becoming effective within the expected timeframe or at all.

The Company, the Company’s directors, and directors of HWGG Capital may be named as defendants in class action lawsuits to be brought by the Company or HWGG Shareholders challenging the terms of the Share Exchange. If the plaintiffs in these potential cases are successful, they may delay the parties from completing the Share Exchange in the expected timeframe or prevent the completion of the Share Exchange. Even if the plaintiffs in these potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of the Company and HWGG Capital.

Costs associated with the completion of the Share Exchange are difficult to estimate, may be higher than expected and may harm the financial results of the Company.

HWGG Capital and the Company will incur substantial direct transaction costs associated with the Share Exchange, whether the Share Exchange is completed, and additional costs associated with consolidation and integration of the operations. If the total costs of the Share Exchange exceed estimates, or the benefits of the Share Exchange do not exceed the total costs of the Share Exchange, the Company’s financial results could be adversely affected.

Risks Related to the Company if the Share Exchange is Completed.

The Company may not realize the expected benefits of the Share Exchange because of integration difficulties and other challenges.

The success of the Share Exchange will depend, in part, on the Company’s ability to realize the anticipated revenue, cost-savings, tax, collaboration and other synergies from integrating HWGG Capital’s business with the Company’s existing business. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of HWGG Capital’s business could include, among others:

●	failure to implement the Company’s business plan for the combined business;

●	unanticipated issues in integrating logistics, information, communications, and other systems;

●	unanticipated changes in applicable laws and regulations;

●	negative impacts on the Company’s internal control over financial reporting accounting; and

●	other unanticipated issues, expenses, or liabilities that could impact, among other things, the Company’s ability to realize any expected synergies on a timely basis, or at all.

 The Company may not accomplish the integration of HWGG Capital’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from the Company’s current operations to the integration effort and any difficulties encountered in combining operations could prevent the Company from realizing the full benefits anticipated to result from the Share Exchange and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of the Company and HWGG from other strategic opportunities and operational matters during the integration process.

 The Company’s non-interested shareholders will have reduced ownership and voting interest in the Company after the Share Exchange and, as a result, will not be able to exert influence over the Company’s management.

Following the Share Exchange and the issuance of the Exchange Shares to former HWGG Shareholders, these former HWGG Shareholders will become the Company’s shareholders and will own in the aggregate approximately 94.4% of the outstanding capital stock of the Company (excluding the current ownership in the Company by the six existing shareholders of the Company that are also HWGG Shareholders), while the percentage ownership in the Company by the existing shareholders of the Company will be significantly reduced. Because of this significant reduction in the beneficial ownership of the Company’s outstanding capital stock upon the Closing, the existing shareholders of the Company will also have substantially less influence on the management and policies of the Company compared to their current positions.

Upon completion of the Share Exchange, the President and his family may exercise significant control over the Company’s business policies.

If the Share Exchange Agreement is consummated on the terms set forth therein, it is anticipated that Lim Chun Hoo, a son of the Company’s President and a former director of HWGG Capital, will become a majority shareholder of the Company, owning approximately 53.5% of the Company’s equity securities. Two other sons of the President will acquire approximately 9.7% of the Company’s equity securities in the aggregate, while the President, his wife and three daughters will retain the ownership in the Company’s securities they had prior to the Closing. Accordingly, after the Closing, the President and his family will have collective ownership of 63.9% of the Company’s equity securities and have the ability to exercise significant control over the Company’s business policies and other corporate matters, including, the composition of the Company’s board of directors and any actions requiring the approval of the Company’s shareholders, including the adoption of amendments to its articles of incorporation, the approval of a merger, share exchange or sale of substantially all of its assets. The President and the members of his immediate family will be able to vote their shares in favor of their interests that may not always coincide with the interests of the other shareholders.

The Company’s Common Stock has a low trading volume and any sale of a significant number of shares is likely to depress the trading price.

The Company’s Common Stock is quoted on the OTCQB. Traditionally, the trading volume of the Company’s common stock has been very limited. Because of this limited trading volume, the former HWGG Shareholders may not be able to sell quickly any significant number of the Company shares of common stock they receive in connection with the Share Exchange, and any attempted sale of a large number of the Company’s shares will likely have a material adverse impact on the price of the Company’s Common Stock. Because of the limited number of shares of Common Stock being traded, the Company’s per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

Risks Related to the Company’s Business.

The Company may be subject to the risks associated with companies having limited revenue and resources

Company’s prospects considering the risks and uncertainties that a company with a limited revenue that is acquiring a new business. In particular, potential investors should consider that there are significant risks that the Company will not be able to:

●	implement or execute its business plan, or generate profits;

●	attract and maintain a skillful management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate its business plan;

●	determine that the processes and technologies that it has developed are commercially viable; or

●	enter into contracts with commercial partners, such as licensors and suppliers.

If any of the above risks occurs, the Company’s business may fail, in which case you may lose the entire amount of your investment in the Company. The Company cannot assure that any of its efforts in business operations will be successful or result in the timely development of new products, or ultimately produce any material revenue and profits.

If the Company fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

The Company has limited capital resources and operations. From time to time, we may seek additional financing to provide the capital required to expand production of our business operation and development initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

If the Company does not raise sufficient capital to fund its ongoing development activities, it is likely that it will be unable to carry out its business plans. The Company may not be able to obtain additional financing on terms acceptable, or at all. Even if the Company obtains financing for near term operations, it may require additional capital beyond the near term. If the Company is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue its operations.

 The requirements of being a public company is expensive and administratively burdensome.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls.   We are subject to the information and reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Complying with these laws and regulations requires the time and attention of our board of directors and management and increases our expenses. Among other things, we are required to:

●

maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”);

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

 The costs of preparing and filing annual and quarterly reports, proxy statements, when required, and other information with the SEC and furnishing audited reports to shareholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with, PCAOB Auditing Standard No. 5 which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2021 and concluded that our internal controls and procedures were effective in ensuring that: (i) information required to be disclosed by us in reports that we file or submit to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms, and (ii) material information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for accurate and timely decisions regarding required disclosure.

 We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Our Articles of Incorporation allow for our board of directors to create new series of preferred stock without further approval by our shareholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock without shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing shareholders. As of the date of this prospectus, the Company has 25,000,000 shares designated as Redeemable Convertible Preferred Stock, par value $0.0001 per share, although no shares of Redeemable Convertible Preferred Stock were ever issued.

Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern.

Our auditors have issued an opinion regarding the Company’s ability to continue as a going concern and our inability to obtain adequate financing. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our new drug candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or new drug candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Any future acquisitions by the Company, including the proposed acquisition of Fintech Scion Limited, could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

The Company may use its Common Stock to acquire other companies and may issue additional shares of Common Stock to pay for future acquisitions, which would dilute ownership interest in the Company of existing shareholders and shareholders of the Company upon the completion of the Share Exchange. Future business acquisitions could be material to the Company, and the degree of success achieved in acquiring and integrating these businesses into the Company could have a material effect on the value of the Company’s Common Stock. On August 9, 2022, the Company entered into another share exchange agreement with Fintech Scion Limited and all of its shareholders, which, if completed, would result in the issuance of additional 101,666,667 shares of the Company’s Common Stock to the shareholders of Fintech Scion Limited following the completion of this share exchange. As a result, the ownership of the Company’s Common Stock by existing shareholders and the HWGG Shareholders that would receive the Exchange Shares at the Closing would be significantly diluted and might negatively affect the value of the Company’s Common Stock and the ability of the Company’s shareholders to sell their shares of Common Stock on the market. In addition, other potential acquisitions could require the Company to use other liquid assets or to incur debt. In those events, the Company could become more susceptible to economic downturns and competitive pressures.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our common stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our shareholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing shareholders could cause the market price of our common stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

The Company Bylaws eliminate the personal liability of our directors and officers to us and our shareholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our shareholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our shareholders.

 Our Common Stock may be subject to the “penny stock” rules of the SEC, which may make it more difficult for shareholders to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Risks Related to Covid-19.

The uncertainty and extent of the Covid-19 pandemic may continue to have an adverse effect on the Company’s operations and on the global capital markets.

The current outbreak of Covid-19 had and could continue to have a material and adverse effect on the Company’s business operations. It disrupted and could continue to disrupt the Company’s ability to offer or distribute its products, which in turn, would likely impact our sales and operating results. In addition, Covid-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets of many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results. While the Company re-started its business activities in 2022 when the Malaysia Government ended the Recovery Movement Control Order (“RMCO”); however, since the RMCO lasted for two years, our multi-level marketing (“MLM”) business has been negatively impacted due to the fact that most of our MLM leaders (these are top income contributor to the Company) has ventured into other businesses in order to generate income during the RMCO, and now the Company needs to recruit new MLM leaders, which takes a lot of time and efforts. Currently, there is a spike in the COVID 19 cases, as a new strain has been identified which causes alarm again in Malaysia as well as in the neighboring countries.

The extent to which our results continue to be affected by COVID-19 will largely depend on future developments which cannot be accurately predicted, including the duration and scope of the pandemic, governmental and business responses to the pandemic and the impact on the global economy, demand for our products, and our ability to provide our products, particularly as result of our employees working remotely and/or the closure of certain offices and production facilities. While these factors are uncertain, the COVID-19 pandemic or the perception of its effects could continue to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Risks Related to Business of HWGG Capital.

The financial technology industry in which HWGG Capital operates is characterized by rapid technological changes, new product introductions, evolving industry standards and changing customer needs.

HWGG Capital is a relatively new company in the financial technology industry, and it competes with many established centralized and decentralized companies with greater financial and other resources. The industry continues to grow as a result of wider merchant acceptance, advances in payment solutions and digital processing technology, and migration to e-commerce, omnichannel and contactless payment solutions. The increase of credit and debit cards, as well as other digital payment solutions, has made the acceptance of digital payments a necessity for many businesses, regardless of size, in order to remain competitive. The COVID-19 pandemic has further accelerated the use of digital payments, the need for the development of technologies and digital-based solutions and expansion of ecommerce, omnichannel and contactless payment solutions. To remain competitive in this industry with constantly evolving standards, HWGG Capital needs to develop new platforms, e-commerce services and other new products. Such projects carry the risks associated with any development effort, including cost overruns, delays in delivery and performance problems. In the payment solution technology markets, these risks are even more acute. Any delay in the delivery of new services or the failure to differentiate services could render the services of HWGG Capital less desirable to its clients. In addition, since the payment solution services provided by HWGG Capital are designed to process complex transactions at high volumes and processing speed and deliver reports and other information on those transactions, any failure to deliver an effective and secure product or any performance issue that arises with a new product or service could result in significant processing or reporting errors or other losses. As a result of these factors, HWGG Capital’s development efforts could result in higher costs that could reduce its earnings in addition to a loss of revenues if new services are not delivered timely to its customers or do not perform as anticipated. If HWGG Capital is not able to respond to its competitors effectively, its business, operating results, and financial condition may be adversely affected.

The operating results of HWGG Capital may significantly fluctuate due to the highly volatile nature cryptocurrency.

HWGG Capital’s business model is structured as a blockchain payments and digital asset (cryptocurrency) brokering ecosystem, and the operating results of HWGG Capital, in most parts, are dependent on digital assets, the broader crypto-economy and our ecosystem providers and partners. Due to the highly volatile nature of the crypto economy and the prices of digital assets, the operating results of HWGG Capital may fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader crypto economy as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

●	HWGG Capital’s ability to attract, maintain, and grow its customer base and engage its customers;

●	HWGG Capital’s lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses, or other similar software failures, outages, breaches and losses;

●	breaches of security or privacy;

●	changes in the legislative or regulatory environment; and

●	market conditions of, and overall sentiment towards, the crypto-economy.

Also, there is no assurance that any supported crypto asset will maintain its value or that there will be meaningful levels of trading activities. In the event that the demand for trading crypto assets declines, business and operating results, and financial condition of HWGG Capital would be adversely affected.

The future development and growth of crypto is subject to a variety of factors that are difficult to predict and evaluate, including governance and technical issues that may adversely affect business of HWGG Capital.

Crypto assets built on blockchain technology remain in the early stages of development. Many crypto assets have concentrated ownership or an “admin key”, allowing a small group of holders to have significant unilateral control and influence over key decisions relating to their crypto networks, such as governance decisions and protocol changes, as well as the market price of such crypto assets. In addition, different crypto assets are designed for different purposes. Bitcoin, for instance, was designed to serve as a peer-to-peer electronic cash system, while adversely affect its price, security, liquidity, and adoption. If a malicious actor obtains a majority of the compute or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value.  The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow. Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of crypto may be significantly affected and, as a result, business, operating results, and financial condition of HWGG Capital could be adversely affected.

HWGG Capital’s revenues from its money brokering service are dependent upon its continued contractual relationship with its brand partners, and the loss of such relationships may materially adversely affect its business, financial position, operating results and cash flows.

In its money brokerage segment, HWGG Capital relies on its established relationships and arrangements with banks and brokers to provide it with critical products and services to carry out these transactions, particularly in connection with liquidation of digital assets (the process of converting digital asset such as Bitcoin, Ethereum, Tether and HWG Cash into fiat). If any material adverse event would affect these critical partners, HWGG Capital may be forced to find alternative providers for these critical services. It may not be possible to find such replacements on terms that are acceptable to HWGG Capital at all. Any loss of the contractual relationships and arrangements with these brand partners could disrupt the business or result in arrangements with new banks and brokers that are less favorable to HWGG Capital than they have with the existing partners, which could have a material adverse effect on HWGG Capital’s business, financial position, operating results and cash flows.

HWGG Capital may experience software defects, undetected errors, and development delays, which could damage client relations, decrease our potential profitability and expose it to liability.

HWGG Capital depends on the efficient and uninterrupted operation of its computer systems, software, telecommunications networks, as well as the systems and services of third parties. The services provided by HWGG Capital are based on software and computing systems that may often encounter development delays, and the underlying software may contain undetected errors, viruses or defects. Defects in these software services and errors or delays in the processing of digital transactions could result in additional development costs, diversion of technical and other resources from other development efforts, loss of credibility with current or potential clients, may harm its reputation and expose it to liability claims. A system outage or data loss in these services could have a material adverse effect on the business, financial condition, results of operations and cash flows of HWGG Capital. In addition, HWGG Capital relies on technologies and software supplied by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

HWGG Capital Competes with Companies that Have Various Competitive Advantages

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that may compete with products and services of HWGG Capital. Further, more traditional financial and non-financial services businesses may choose to offer crypto-based services in the future as the industry gains adoption. HWGG Capital competes with many companies that have and expected to have various competitive advantages over HWGG Capital, such as:

●	greater name recognition, longer operating histories, larger customer bases, and larger market shares

●	larger sales and marketing budgets and organizations

●	more established marketing, banking, and compliance relationships

●	greater resources to make acquisitions

●	lower labor, compliance, risk mitigation, and research and development costs

●	larger and more mature intellectual property portfolios

●	established core business models outside of the trading of crypto assets, allowing them to operate on lesser margins or at a loss

●	substantially greater financial, technical, and other resources

●	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings.

If HWGG Capital is unable to compete successfully, or if competing successfully requires it to take costly actions in response to the actions of its competitors, its business, operating results, and financial condition could be adversely affected.

Risks Related to General Economic Conditions.

The global payments technology industry depends heavily on the overall level of consumer, business and government spending. As a digital asset financial service provider, HWGG Capital is exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing the number or average purchase amount of transactions made using digital payments. A reduction in the amount of consumer spending could result in a decrease in HWGG Capital’s revenues and profits. If HWGG Capital’s clients make fewer sales using digital payments or consumers using digital payments spend less per transaction, HWGG Capital will have fewer transactions to process or lower transaction amounts, each of which would contribute to lower revenues. Additionally, credit card issuers may reduce credit limits and become more selective in their card issuance practices. Any of these developments could have a material adverse effect on the financial position of HWGG Capital and its results of operations.

Intellectual Property Risks.

HWGG Capital relies on a combination of contractual rights and copyright, trademark, and trade secret laws to establish and protect its proprietary technology. Despite its efforts to protect its intellectual property, third parties may infringe or misappropriate its intellectual property or may develop software or technology that competes with the technology created by HWGG Capital. In addition, HWGG Capital’s competitors may independently develop similar technology, duplicate services or design around its intellectual property rights. HWGG Capital may have to litigate to enforce and protect its intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive and could cause a diversion of resources and may not prove to be successful. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm its business and ability to compete.

Third parties may assert that HWGG Capital’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

HWGG Capital may also be subject to costly litigation in the event its services and technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by HWGG Capital’s services or technology. HWGG Capital might employ individuals who were previously employed at other companies, including their competitors or potential competitors. Although HWGG Capital is trying to ensure that their employees and consultants do not use the proprietary information or know-how of others in their work, it may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Any of these third parties could make a claim of infringement against HWGG Capital with respect to its services or technology. It may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Litigation may be necessary to defend against these claims. If HWGG Capital fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if it is successful in defending against such claims, litigation could result in substantial costs and be a distraction to HWGG Capital’s management and other employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if proven incorrect or do not materialize, could cause the results of the Company and HWGG Capital, or the Company following the Share Exchange to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements generally are identified by the words “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the Share Exchange; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include:

●	the risks that the transactions contemplated by the Share Exchange Agreement, do not close, including the risk that required shareholder approval for the transaction may not be obtained;

●	the possibility that expected synergies and cost savings will not be realized;

●	the possibility that the costs of combining the Company and HWGG Capital are higher than expected;

●	the failure to integrate successfully the business, operations and employees of the Company and HWGG Capital;

●	the possibility that revenues following the Share Exchange are lower than expected;

●	the possibility that competition increases in the industries or markets in which the Company and HWGG Capital participate;

●	the possibility of adverse changes in general economic conditions or in political or competitive forces;

●	the possibility that technological changes are more difficult or expensive to implement than anticipated;

●	the possibility of adverse changes in the securities markets;

●	the potential loss of key personnel following the Share Exchange; and

●	other risks and uncertainties described in the section entitled “Risk Factors” on page 7 and in the documents that are incorporated by reference into this prospectus, including the Company’s 10-K report filed on March 29, 2022.

You should note that the discussion of the Company’s board of directors and HWGG Capital’s management’s reasons for the Share Exchange contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of the Company and HWGG Capital could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this prospectus, and none of the Company and HWGG Capital is under any obligation to update their respective forward-looking statements and none of the parties intends to do so.

Under the relevant provisions of the Nevada Revised Statutes and the Company’s charter documents, holders of the Company’s Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Share Exchange.

THE SHARE EXCHANGE AND SHARE EXCHANGE AGREEMENT

The following information describes the material terms and provisions of the Share Exchange Agreement. A copy of the Share Exchange Agreement was filed as exhibit 10.21 to the Company’s Current Report on Form 8-K, dated July 25, 2022, and is incorporated by reference to this Registration Statement under Exhibit 2.1 to provide information regarding the terms of the proposed Share Exchange. Except for its status as the contractual document between the parties with respect to the Share Exchange described in the Share Exchange Agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the Share Exchange Agreement were made only for purposes of the Share Exchange Agreement and as of specific dates, were solely for the benefit of the parties to the Share Exchange Agreement and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement, and not for the purpose of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. You should read the full text of the Share Exchange Agreement carefully.

General

On July 21, 2022, the Company, HWGG Capital and the HWGG Shareholders executed the Share Exchange Agreement. Pursuant to the Share Exchange Agreement, at the Closing, all 3,820,750 shares of HWGG Capital issued and outstanding immediately prior to the Closing shall be exchanged for the Exchange Shares, which will be 91,666,667 shares of the Company’s Common Stock.

Structure and Consideration

Pursuant to the terms and subject to the conditions of the Share Exchange Agreement, at the Closing, each issued and outstanding share of HWGG Capital shall be exchanged for a pro rata portion of the Exchange Shares based upon the total number of shares of HWGG Capital held by such HWGG Shareholder immediately prior to the Closing. No fractional shares of Common Stock shall be issued in connection with the Share Exchange, and no certificates or scrip for any such fractional shares shall be issued. The number of shares of Common Stock that would be issued to each HWGG Shareholder in connection with the Share Exchange (after aggregating all fractional shares of Common Stock which would have been issued to such Shareholder) shall be rounded down to the next whole share, in lieu of such fractional shares. Upon consummation of the Share Exchange, HWGG Capital will become a wholly owned subsidiary of the Company. From and after the Closing, the HWGG Shareholders shall become shareholders of the Company and shall have no rights or interest as HWGG Shareholders.

Reasons for the Share Exchange.

Company’s Reasons for the Share Exchange.

After extensive review and discussion, on July 20, 2022, the members of the board of directors of the Company, acting by written consent, determined that Share Exchange Agreement was advisable and in the best interest of the Company and its shareholders, and voted to approve the Share Exchange Agreement. On July 20, 2022, the Company, HWGG Capital and all of the HWGG Shareholders, voted, by written consent, in accordance with the Labuan applicable laws, to approve the Share Exchange Agreement.

In reaching the decision to approve the Share Exchange Agreement, the Company’s board of directors consulted with senior management considered a number of factors, including, without limitation, the following factors, which are not presented necessarily in order of priority:

●	The Company is looking to expand its business operations and to acquire a new line of business;

●	The Company believes that the financial technology industry presents potential growth opportunities based on the latest market trend in this industry;

●	While HWGG Capital is a relatively new company in this financial technology industry, the Company expects that HWGG Capital will increase its market presence;

●	Upon the Closing, the existing shareholders of the Company will have an opportunity to participate in the potential growth of the Company that acquired the business of HWGG Capital; and

●	The board of directors believes that having HWGG Capital as a wholly owned subsidiary of the Company will potentially strengthen the balance sheet of the combined organization resulting from (i) additional revenues from HWGG Capital and (ii) cost savings on the sharing of the common expenses and costs.

HWGG Capital’s Reasons for the Share Exchange.

After extensive review and discussion, the directors of HWGG Capital and all of the HWGG Shareholders, acting by written consent, on July 20, 2022, unanimously approved the Share Exchange Agreement as advisable and in the best interest of HWGG and the HWGG Shareholders. In reaching the decision to approve the Share Exchange Agreement, the board of directors consulted with the senior management and counsel of HWGG Capital and considered a number of factors, including, without limitation, the following factors, which are not presented necessarily in order of priority:

●	the business strategy and strategic plans of HWGG Capital, its current and prospective environment in the financial services industry, competition and regulatory compliance;

●	The ability of the HWGG Shareholders to benefit from the potential growth of the Company when they become the shareholders of the Company, including stock appreciation, and the expectation that the parent-subsidiary structure will have superior future earnings and prospects compared to HWGG Capital’s earnings and prospects on a stand-alone basis;

●	the expectation that the Company will seek to have its stock traded on the Nasdaq Capital Market which should increase liquidity compared to the Company’s current quotation on OTCQB;

●	the value of the Company Common Stock and information concerning the financial performance and condition of business operations, capital levels, asset quality, loan portfolio composition, and prospects of the Company taking into account results of HWGG Capital’s due diligence investigation of the Company;

●	the terms of the Share Exchange Agreement that HWGG Capital will become a wholly owned subsidiary while retaining its separate charter, its name, its board of directors, and its management after completion of the share exchange, thereby preserving the goodwill and the loyalty of its customers;

●	the perceived compatibility of business operations, and culture of HWGG Capital with those of the Company;

●	the projected pro forma capital ratios of the consolidated entity;

●	other terms of the Share Exchange Agreement, including representations and warranties and covenants of the parties, the share exchange consideration, and the absence of burdensome contingencies in the Share Exchange Agreement.

Effect of the Share Exchange.

From and after the Closing of the Share Exchange, HWGG Capital will be a wholly owned subsidiary of the Company, but will continue to operate as a separate entity, and the directors and the executive officers of HWGG Capital immediately prior to the Closing shall continue to serve as the directors and the executive officers of HWGG Capital until their successors are duly appointed or elected. The Memorandum of Association will continue to govern HWGG Capital, but HWGG Shareholders will receive the Company’s shares of Common Stock and will have their rights as shareholders governed by the Company Articles of Incorporation and Bylaws, and Nevada corporate laws.

Representations and Warranties.

The Share Exchange Agreement contains customary representations and warranties of the Company, HWGG Capital and HWGG Shareholders, for a transaction of this type relating to, among other things:

●	Title to Securities, Capitalization;
●	Organization, Good Standing and Qualification;
●	Governmental Approvals;
●	Financial Statements, Books and Records;
●	No Conflict;
●	Authorization and execution of the Share Exchange Agreement;
●	Absence of Certain Changes
●	Absence of Undisclosed Liabilities;
●	Litigation and Compliance with Laws
●	Regulatory Approvals
●	Material Contracts
●	Employee and Employee Benefit Matters
●	Real Property; Assets
●	Taxes
●	Transaction with Affiliates
●	Intellectual Property
●	Investment Company Act
●	No Brokers
●	Compliance with SEC reporting obligations, if applicable

Certain fundamental representations and warranties in the Share Exchange Agreement, shall survive the closing of the transactions contemplated by the Share Exchange Agreement until the first anniversary of the Closing Date. The surviving representations and warranties are (i) for HWGG Capital, due organization and good standing, title to securities, capitalization, subsidiaries, authorization and finders and brokers, (ii) for the HWGG Shareholders, title to their respective shares of HWGG Capital and the power and authority to execute the Share Exchange Agreement and consummate the Share Exchange, and (iii) for the Company organization and qualification, title to securities, capitalization, and authorization.

Conduct of Business Pending Share Exchange

The Company and HWGG Capital have agreed that during the period from the date of the signing of the Share Exchange Agreement and until the earlier of the termination of this Agreement or the Closing and except as expressly contemplated by the Share Exchange Agreement, HWGG shall and shall cause its subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all applicable laws; (iii) preserve intact, in all material respects, their respective business organizations, maintain existing relations with all of the HWGG Capital’s key customers, service providers, suppliers, and creditors, and keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice.

In addition, the Share Exchange Agreement provides that, without the Company’s prior consent, HWGG Capital shall not, and shall cause its subsidiaries to not, among other things:

●	amend or otherwise change, in any respect, any of the corporate organizational documents of HWGG Capital and its subsidiaries;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such equity securities or other securities or equity interests;

●	split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness;

●	increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2022, or materially increase other benefits of any of the foregoing individuals;

●	make or rescind any material election relating to taxes;

●	transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any intellectual property of HWGG Capital, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

●	make capital expenditures in excess of $550,000 (individually or in the aggregate);

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of HWGG Capital or its subsidiaries, in an amount and scope of coverage as is comparable to that which are currently in effect;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with HWGG Capital’s Accounting Principles or GAAP and approved by its outside auditors;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; and

●	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with the Share Exchange Agreement.

Restrictions on Alternative Transactions

The Share Exchange Agreement contains restrictions on the ability of HWGG Capital and the HWGG Shareholders until the earlier of the Closing or the termination of the Share Exchange Agreement by its terms, to initiate any negotiations or provide any non-public information or data concerning HWGG Capital relating to, an acquisition proposal or alternative transaction.

Regulatory Approvals

In connection with the Share Exchange, the parties intend to make all required filings with the SEC. The parties also expect to request the approval of the LFSA for (i) the change in ownership of HWGG Capital under the License to Carry on Credit Token Business, and (ii) the change in ownership of the HWGG Capital under the License to Carry on Labuan Money-Brokering Business. Upon receipt of LFSA’s approvals of HWGG will file a Shares Transfer form (Form 20) with LFSA to officiate the transfer of HWGG shares in the Share Exchange.

The completion of the Share Exchange is contingent on making those filings and obtaining those regulatory approvals or consents, to the extent such consents are required.

Conditions to the Closing of the Share Exchange

Mutual Conditions

●	This Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement has have been issued by the SEC or any proceedings seeking a stop order;

●	The authorizations, approvals and permits required to be obtained from or made with the LFSA to consummate the transactions contemplated by the Share Exchange Agreement have been obtained; and

●	No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the acquisition of HWGG Capital’s shares, the Share Exchange or which otherwise prevents or prohibits consummation of the transactions contemplated by the Share Exchange Agreement.

Conditions to Obligations of HWGG Capital and the Shareholders

●	The representations and warranties of the Company set forth in the Share Exchange Agreement (without giving effect to any limitation as to “materiality”) shall be true and correct as of the date of the execution of the Share Exchange and as of the Closing Date (as defined in the Share Exchange Agreement) as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect;

●	The Company shall have complied in all material respects with its obligations set forth in the Share Exchange Agreement; and

●	The Company shall have delivered to HWGG Capital a certificate from the Company certifying that the conditions precedent regarding the representations and warranties in the Share Exchange Agreement have been satisfied.

 Conditions to Obligations of the Company

●	Certain fundamental representations and warranties of HWGG Capital and the HWGG Shareholders set forth in the Share Exchange Agreement shall have been true and correct as of the date of the execution of the Share Exchange Agreement and shall be true and correct as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time.);

●	Certain non-fundamental representations and warranties of HWGG Capital and the HWGG Shareholders set forth in the Share Exchange Agreement (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect”) shall have been true and correct as of the date of the execution of the Share Exchange Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Seller Material Adverse Effect;

●	HWGG Capital and the HWGG Shareholders have complied in all material respects with their respective obligations set forth in the Share Exchange Agreement

●	No Seller Material Adverse Effect shall have occurred since the date of the execution of the Share Exchange Agreement

●	HWGG Capital shall have delivered to the Company: (i) true copies of its Organizational Documents (as defined in the Share Exchange Agreement) as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of HWGG Capital and its subsidiaries, certified as of a date no later than five (5) Business Days prior to the Closing Date from the proper governmental authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors and shareholders authorizing the execution, delivery and performance of the Share Exchange Agreement, and the consummation of the Share Exchange, and (iv) certifying the incumbency of officers authorized to execute the Share Exchange Agreement; and

●	The HWGG Shareholders shall have surrendered to the Company the certificates representing their respective share in HWGG Capital, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Company.

As noted above, one of the closing conditions requires that certain of the representations and warranties in the Share Exchange Agreement be true and correct other than for failures of such representations and warranties to not have a Seller Material Adverse Effect. A Seller Material Adverse Effect includes any fact, condition, occurrence, development, event, circumstance, or change or effect that would reasonably be expected to have a material adverse effect on the business of HWGG Capital or any of its Subsidiaries, the value of any shares of HWGG Capital, or the ability of the Company to operate or conduct HWGG Capital’s business in the manner in which it is currently, or contemplated to be, operated or conducted by HWGG Capital and its subsidiaries.

Indemnification

The Share Exchange Agreement provides that, subject to certain limitations, each of the HWGG Shareholders, their affiliates and successors or assigns shall indemnify and hold harmless the Company and its affiliates, and the respective successors and permitted assigns from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any Action brought or otherwise initiated by any of them) (any of the foregoing, a “Loss”) arising out of or resulting from (a) any breach of any of HWGG Capital’s or the HWGG Shareholders’ fundamental representations and warranties or (b) any breach or nonperformance of any covenant or agreement made by HWGG Capital or the HWGG Shareholders contained in the Share Exchange Agreement to be performed subsequent to the Closing.

The Share Exchange Agreement also provides that the Company (including its affiliates and successors or assigns) shall indemnify and hold harmless the HWGG Shareholders and their respective successors and permitted assigns from and against any and all Losses arising out of or resulting from (a) any breach of any of the Company’s fundamental representations and warranties, or (b) any breach or nonperformance of any covenant or agreement made by Company in the Share Exchange Agreement to be performed subsequent to the Closing.

In each case, no claim for indemnification may be made until the aggregate amount of indemnifiable Losses equals or exceeds $5,500 whereupon the respective indemnified party shall be entitled to indemnification for the full amount of such Losses. Further, in each case, the aggregate indemnification actually paid by either party with respect to breaches of representations and warranties will not exceed $55,000,000. Payments by either party in respect of any Loss will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified parties, as applicable, in respect of any such claim.

The indemnified parties, as applicable, have agreed to take, and cause their respective representatives to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, that nothing in the Share Exchange Agreeemnt requires any Indemnified Party to file any claim under any insurance policy.

Termination of the Share Exchange Agreement

The Share Exchange Agreement may be terminated prior to the Closing Date as follows:

●	by mutual written consent of each of the Company and HWGG Capital

●	by written notice by either the Company or HWGG Capital, if any final, non-appealable governmental order or law prohibits the Share Exchange or the required regulatory approvals have not been obtained

●	Subject to specified qualifications and exceptions, HWGG Capital may terminate the Share Exchange Agreement if there has been a breach of any representation, warranty, covenant or agreement made by the Company, or any such representation and warranty shall have become untrue after the date of the Share Exchange Agreement, such that that the closing conditions regarding representations and warranties of the Company or performance of obligations and agreements by the Company would not be satisfied and such breach or condition is not curable or, if curable, is not cured within ten (10) calendar days after written notice thereof is given by HWGG Capital to the Company.

●	Subject to specified qualifications and exceptions, the Company may terminate the Share Exchange Agreement if there has been a breach of any representation, warranty, covenant or agreement made by HWGG Capital, or any such representation and warranty shall have become untrue after the date of the Share Exchange Agreement such that the closing conditions regarding representations and warranties of HWGG Capital or performance of obligations and agreements by the HWGG Capital would not be satisfied and such breach or condition is not curable or, if curable, is not cured within ten (10) calendar days after written notice thereof is given by the Company to HWGG Capital.

Expenses

Except as otherwise expressly provided in the Share Exchange Agreement, each party will bear its own costs and expenses in connection with the preparation, negotiation and execution, amendment or modification of the Share Exchange Agreement and the consummation of the Share Exchange and the other transactions contemplated thereby.

Amendment; Waiver

The Share Exchange Agreement may not be amended or waived except by written instrument duly executed by, in the case of an amendment, each of the parties, or, in the case of a waiver, by the party or parties against whom enforcement of such waiver is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any party to exercise, and no delay by any party in exercising, any right, remedy, power or privilege under the Share Exchange Agreement will operate as a waiver thereof.

Resales of the Exchange Shares

The Exchange Shares to be issued to the HWGG Shareholders pursuant to the Share Exchange Agreement are being registered in this Registration Statement, and once the Registration Statement is declared effective by the SEC, they may be freely traded without restriction by holders who will not be affiliates of the Company following the closing of the Share Exchange.

Directors and executive officers of the Company and beneficial owners of 10% of more of the Company’s securities will be considered affiliates of the Company upon the closing of the Share Exchange. They may resell their Exchange Shares acquired in the Share Exchange only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

Governing Law

The Share Exchange Agreement is governed by and will be construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof, which would result in the applicability of the laws of another jurisdiction.

Interests of Affiliates in the Share Exchange

Interests of Directors and Executive Officers of the Company and their Affiliates in the Share Exchange.

Certain members of the Company’s and HWGG Capital’s directors, executive officers and their affiliates have interests in the completion of the Share Exchange that may be different from, or in addition to, the interests of the Company’s shareholders generally:

Lim Hui Boon, the Company’s President, is an existing shareholder of the Company and a beneficial owner of 1.8% of the Company’s equity securities. Upon consummation of the Share Exchange, it is anticipated that Lim Hui Boon will not receive any portion of the Exchange Shares and will have a beneficial ownership of 0.1% of the Company’s equity securities, but his sons will acquire a significant beneficial ownership of the Company as indicated below. He will continue to serve as the Company’s President.

Lim Chun Hoo, a son of Lim Hui Boon, the Company’s President, is an existing shareholder of the Company and a beneficial owner of 3.8% of the Company’s equity securities. He is also a beneficial owner of 56.5% of HWGG Capital and a former director of HWGG Capital. Upon consummation of the Share Exchange, it is anticipated that Lim Chun Hoo will beneficially own approximately 53.5% of the Company’s equity securities

Dato’ Lim Ooi Hong, another son of Lim Hui Boon, the Company’s President, is an existing shareholder and beneficial owner of 8.7% of the Company’s equity securities. He is also a beneficial owner of approximately 8.8% of HWGG Capital. Upon the consummation of the Share Exchange, it is anticipated that Dato’ Lim Ooi Hong will beneficially own approximately 9% of the Company’s securities.

Leong Yee Ming, the Company’s Chief Executive Officer, Chief Financial Officer, Chairman, Director and Secretary, is an existing shareholder of the Company and a beneficial owner of 19.9% of the Company’s equity securities. He is also a beneficial owner of approximately 0.2% of HWGG Capital. Upon consummation of the Share Exchange, it is anticipated that Leong Yee Ming will beneficially own approximately 1.3% of the Company’s equity securities and will continue to serve the Company in all positions he held prior to the Share Exchange.

Accordingly, each of these individuals, including the Company’s President and his immediate family, has a substantial interest in completion of the Share Exchange. The newly appointed director of the Company, Christine Kulbas, does not have any ownership in the Company’s securities or in HWGG Capital.

Interests of Directors and Executive Officers of HWGG Capital in the Share Exchange.

HWGG Capital has two directors, including Mok Lip Bin, executive director and Chief Executive Officer of HWGG Capital and Dato Raja Krishnan, an independent director. They do not have special interests in the completion of the Share Exchange that are different from interests of HWGG Shareholders. Mok Lip Bin is a direct beneficial owner of 2.0% of HWGG Capital, but he does not hold any offices in the Company and upon the consummation of the Share Exchange, will not be appointed to the Company as a director or an executive officer. It is anticipated that after the consummation of the Share Exchange, Mok Lip Bin will beneficially own approximately 1.9% shares of Common Stock of the Company. Dato Raja Krishan does not have any beneficial ownership in HWGG Capital.

Directors and Officers of the Company Following the Share Exchange

Pursuant to the Share Exchange Agreement, it is anticipated that the Company’s board of directors will continue to serve following the consummation of the Share Exchange.

The following table lists the names and positions of the individuals who will continue to serve as executive officers and directors of the Company upon completion of the Share Exchange.

Name	Title
Leong Yee Ming	Chief Executive Officer, Chief Financial Officer, Secretary, Chairman and Director

Christine Kulbas	Director

Lim Hui Boon	President

Independence of Directors

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our board of directors comprised of a majority of “independent directors.” Neither of our two directors are independent directors under the applicable standards of the SEC and the Nasdaq stock market.

INFORMATION ABOUT THE COMPANIES

HWGC Holdings Limited

2nd Floor, No. 31 – 33

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

Corporate History

HWGC Holdings Limited is a holding company incorporated under the laws of Nevada. on November 19, 2013, under the name “Albero, Corp.” and on January 8, 2016, the Company changed its name to Vitaxel Group Limited. On March 2, 2022, the Company filed an amendment to its Amended and Restated Articles of Incorporation which (i) changed the name of the Company from “Vitaxel Group Limited” to “HWGC Holdings Limited” (ii) reduced the number of the issued and outstanding shares of Common Stock by effecting a reverse stock split in the split ratio of 1-for-10 (the “Reverse Stock Split”) and (iii) increased the authorized share capital of the Company from 71,000,000 shares, consisting of 70,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), to 425,000,000, consisting of 400,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

On March 10, 2022, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of the Relative Rights and Preferences of The Redeemable Convertible Preferred Stock of HWGC Holdings Limited (the “Certificate of Designation”). Pursuant to the Certificate of Designation, the board of directors of the Company authorized the creation 25,000,000 shares of Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “RCPS”). The RCPS is ranked senior to all classes or series of the Company’s Common Stock and does not have any voting rights. However, the holders of the RCPS are entitled to receive, when declared by the board of directors, cumulative cash dividends at the rate of 6% per annum on each $1.00 per RCPS. Commencing on the date of issuance, the dividends on the RCPS shall accrue and be cumulative, payable annually in arrears on the 30th business day on each anniversary of the issue date. Dividends will accumulate whether or not the Company has earnings or whether funds are legally available or declared by the Board, and no interest will be payable on any dividends which may be in arrears. Each share of RCPS shall be convertible into one share of common stock of the Company, upon the board of directors approving the initiation of the listing process to list the shares of the Company on any stock exchange, or upon the written approval of the Company. The Company may also, at its option, redeem the RCPS for cash at a redemption price of $1.00 per share plus any accumulated and unpaid dividends thereon. Notwithstanding, all outstanding RCPS shall be redeemable by the Company on the second anniversary of the issuance date thereof.

At the date of this Registration Statement, there are 5,409,310 shares of Common Stock are issued and outstanding and no shares of RCPS have been issued.

On July 21, 2022, the Company, HWGG Capital and the HWGG Shareholders entered into the Share Exchange Agreement. More information regarding the Share Exchange and the terms of the Share Exchange Agreement are discussed throughout this prospectus, particularly in sections entitled “The Share Exchange and the Share Exchange Agreement.”

On August 9, 2022, the Company, Fintech Scion Limited, and all shareholders of Fintech Scion Limited, entered into a share exchange agreement, pursuant to which, and subject to the closing conditions set forth therein, all of the holders of Fintech shares will transfer to the Company the shares held by such shareholders in exchange for an aggregate of 101,666,667 newly issued shares of the Company’s Common Stock. The closing of the share exchange with the shareholders of Fintech Scion Limited is conditioned upon this Registration Statement being declared effective by the SEC.

Overview

Through Vitaxel and Vionmall, the Company runs and operates an e-commerce business. Vitaxel was organized and commenced business operations in 2014 and Vionmall was organized and commenced business operations in 2015. Vitaxel is a global direct selling, multi-level marketing company offering travel, entertainment, lifestyle and other products and services principally through electronic commerce commonly referred to as e-commerce. Vionmall is involved in e-commerce business, through its platforms: Vionmarket, VTrips and VMall. Vionmarket is a rebate website that provide retail sales direct to consumers. However, Vionmarket do not develop or manufacture the products and services. VTrips is a platform that provides concessionary and travel packages to the public and members of Vitaxel. VMall is a newly launched e-commerce platform during current year first quarter.

The Company generates revenues through sales of our products on our e-commerce platforms. As a multi-level marketing company (“MLM”), a significant part of our platform involves recruiting members that sell our goods and services and that assist in recruiting other members. Our members can also promote and sell their own products and services through our Vionmall subsidiary.

The Company presently has approximately 5,700 members.  As of December 31, 2021, approximately 62% of our members reside in Malaysia, 29% of our members reside in Singapore, 4% members reside in China, approximately 3% members reside in Hong Kong and approximately 2% members reside in other countries. We provide our members from time-to-time with training which includes prospecting and closing skills, plan orientation, back-office training, network management, personal and leadership development and team-building activities.

Unlike the traditional MLM business model where most of the business model concentrates on particular products and services, our business model allows our members to own a sub-domain through Vionmall where they can promote their own products and services (separate from our products and services).

Competition

The goods and services we sell that are most vulnerable to competition are those categories that relate to travel, entertainment and lifestyle products and services. These services are available through many channels including those of direct selling and the Internet. We try to differentiate ourselves from our competitors through our member focus on the consultative and educational nature of the sales process and the contact that our members have with their customers.

We are subject to competition for the recruitment of members from other network marketing organizations, including those that market similar products and services as well as other types of products and services. Our ability to remain competitive depends on having relevant products that meet consumer needs, a rewarding compensation plan, and a financially viable company.

Management believes that the direct selling channel is an effective way to sell our products and services. We believe that the direct-selling channel is ideally suited to marketing our products and services because demand for travel, entertainment and lifestyle products and services is strengthened by ongoing personal contact and education between members and their customers. In addition, our members consume our products and services themselves, and therefore can provide first-hand testimonials about our products and services, which can serve as a powerful sales tool.

We believe our business model enables us to grow our business with moderate investment in our infrastructure and fixed costs. We incur no direct incremental cost to add a new member in our existing markets or add additional products and services to our product and service mix, and our member compensation varies directly with sales. Furthermore, we can readily increase production and distribution of our products and services as a result of having access to numerous third-party relationships.

Government and Industry Regulation

Many countries have either implemented new laws or, made revisions to existing laws on direct selling and multilevel marketing in the last decade. Both developed and developing economies have realized the potential of the direct selling industry in light of the positive socio-economic impact of this sector – both directly and indirectly.

Along with the primary objective of regulating various fraudulent schemes, these countries have also enacted specific legislation largely self-monitored by local associations. Globally, these regulations relating to direct selling industry vary from country to country. Certain countries, including Malaysia, have enacted specific anti-pyramid laws to deal with frauds and abusive schemes, however, through specific regulations, they distinguish permissible multi-level marketing (“MLM”) operations by direct selling companies. On the other hand, some countries primarily focus on consumer protection and strive to identify fraudulent schemes.

The substantive provisions governing direct selling businesses in various countries are founded on similar principles such as drafting a precise definition of direct selling business, pre-licensing of direct selling company, registration of direct sellers, stipulations governing activities and rewards/bonuses received by direct sellers, bans on entry fees, extensive buy-back policies and related matters.

In addition, the direct sales/MLM industry has some level of self-regulation and standards established by recognized trade organizations. The direct selling industry self –regulates itself to maintain high levels of probity, integrity, corporate governance and consumer protection standards. Multiple direct selling companies from across the world have also joined forces to form direct selling associations which promote ethical business practices and prescribe a detailed code of ethics for the members, its sales representatives and customers. The code of conduct is a self –regulatory standard which regulates the varying interactions across the spectrum of direct sales that often exceeds local legal requirements.

The World Federation of Direct Selling Associations (“WFDSA”) is a non-governmental, voluntary organization globally representing the direct selling industry as a Federation of 60 national Direct Selling Associations (“DSA’s”) and one regional DSA – Federation of European DSA (Seldia). The “World Selling Code of Conduct” (the “DSA Code”) was published by the WFDSA for National DSA members. This DSA Code establishes a standard framework for interaction between direct selling member companies, their direct sellers and consumers. The DSA Code is a constantly evolving cornerstone of the direct selling industry’s commitment to ethical business practices and customer service. It is a mechanism that helps ensure that independent salespeople and customers are treated fairly and respectfully.

In order for a DSA to become a member of WFDSA, it must adopt the minimum standards set forth by the Code to the extent the requirements are consistent with the law in each particular country. These Code of Ethics are enforced by an independent code administrator who is not connected with any member company. As a condition to membership in the DSA, all member companies agree to honor the administrator’s decisions. Broadly, the Code seeks to capture various aspects of a direct selling business which need to be regulated including use of misleading testimonials, misrepresentation of actual or potential earning claims or use of any exploitative and deceptive recruitment practices.

The Code has been classified into three sections containing regulations in respect of:

●	Conduct for the Protection of Consumers

●	Conduct Between Companies and Direct Sellers

●	Conduct Between Companies.

Further, to help ensure legal compliance, the Code provides those new memberships should not be subject to significant monetary commitment either by way of entrance fees, training fees, purchases of sales kits or inventory loading. The companies take responsibility for consumer protection through provision of accurate information, product warranty and buyback offer. It ensures that member companies implement adequate mechanisms to address customer complaints with respect to their products and/or its sales representatives.

The Code is a self-regulation and not a law, therefore, does not restate all legal obligations. Compliance with local laws pertaining to direct selling by National DSA’s is a condition of acceptance by or continuance of membership in DSA. The Code also has a provision for an extra-territorial effect wherein every national DSA pledge that it will require each member to comply with the WFDSA World Codes of Conduct for Direct Selling with regard to direct selling activities outside of its home country, unless those activities are under the jurisdiction of Codes of Conduct of another country’s DSA to which the member also belongs.

Malaysia is a member of the WFDSA and has drafted a standard code of ethics for companies engaged in direct selling activities.

While the Company does not necessarily “commit” to the worldwide industry standards it does endeavor to maintain those standards as a minimum.

Regulations in Malaysia

The rise of the number of direct selling companies in Malaysia was accompanied by the rise of fraudulent activities such as pyramid and Ponzi schemes. In 2011, Malaysia amended its previously existing statute to rename it the Direct Sales and Anti-Pyramid Scheme Act (the “DSAPSA”). The key objectives of DSAPSA were to incorporate specific provisions governing sales achieved through electronic medium and regulations on legitimate multilevel marketing.

The DSAPSA provides for:

●	Licensing of direct sales activities for the protection of the consumer’s rights and interest;

●	Promotion and regulation of the growth and development of ethical direct sales activities; and

●	Prohibition of all activities involving pyramid schemes, chain distribution schemes or other similar schemes.

All door-to door sales and mail order selling (including selling by telephone) in Malaysia are subject to the DSAPSA which sets forth the conditions under which business may be conducted, defines requirements of direct sales contracts, identifies conditions under which licenses may not be granted or revoked and the punishment for fraud. The DSAPSA also provides for a cooling-off period of 10 days after the date of making a direct sales contract. The regulating authority is the ministry of Domestic Trade and Consumers Affairs.

The DSAPSA also stipulates that any person negotiating a door-to door sale will have to produce an identification card and authority card. This protects consumers from fraudulent schemes. In Malaysia, direct sellers are treated as independent contractors. The following types of marketing plans are presently covered under the provisions of the DSAPSA:

●	Door-to-door sales (Multilevel marketing plan/ Single marketing plan)

●	Mail Order sales

●	Sales through electronic transactions.

There is no prohibition on the sales of specific products. However, direct selling companies wanting to introduce new products must seek prior approval from the relevant authority before distributing the products. Also, all health products must be registered with the Drug Control Authority, Ministry of Health, before they can be sold through this mode. The Company is not involved in either door-to-door sales or mail order sales.

The Direct Selling Association of Malaysia (“DSAM”)

The DSAM functions at the societal level to create and maintain an environment that is conductive to the growth and stability of the direct selling industry in Malaysia. Established in 1978 as a national trade association, it is led by a President and Vice-President and 7 committee members, all of whom are elected by member companies. In addition to the cooperation extended by member companies, the DSAM works closely with the Ministry of Domestic Trade, Co-operatives & Consumerism, Ministry of Finance, Ministry of Health, other government bodies and trade associations to achieve common goals. The DSAM Code of Conduct is an example of self-regulation. It is a strict and effective code of conduct implemented worldwide, and endorsed by the Ministry of Domestic Trade, Cooperatives& Consumerism.

Management

The following table sets forth as of the date of this prospectus the name, age, and position of each executive officer, key employee and director and the term of office of each such person.

Name	Age	Position
Leong Yee Ming	53	Chief Executive Officer, Chief Financial Officer, Secretary, Chairman and Director
Lim Hui Boon	69	President
Christine Kulbas	28	Independent Director

Directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of shareholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Set forth below is certain biographical information regarding each of our directors and officers as of the date of this prospectus.

Leong Yee Ming – Chief Executive Officer, Chief Financial Officer, Secretary and Director

Leong Yee Ming has served as our Chief Executive Officer and as a Director since January 18, 2016. He has more than 30 years of field and management experience in business, particularly in the network-marketing industry. Since November 2015, he has also served as the chief executive officer for Vitaxel Sdn. Bhd. From December 2013 until May 2015 he served as Chief Executive Officer for Grande Life, Inc. and Grand Legacy, Inc. (“Grand Legacy”), corporations which he co-founded which are engaged in relationship marketing and lifestyle programs. From February 2011 until November 2013, he was a strategic consultant for MLM Co., in Asia and the United States. From April 2009 until January 2011, he was a Pioneer Leader/1st Diamond Executive in Kuala Lumpur, Malaysia for Asia – Velocity International Inc. From May 2005 until January 2009, he was the chief operating officer for Gano iTouchLife Worldwide Inc., a company which he co-founded in Singapore. From December 2002 until March 2005, he was a Pioneer Leader, International Systems Trainee and 8-Star Distributor for Tiens Health Development SDN BHD in Kuala Lumpur, Malaysia. Leong Yee Ming’ s extensive experience in the industry led to the decision to appoint him to our board of directors.

Dato Lim Hui Boon – President

Dato Lim Hui Boon has served as our President since March 15, 2016. He is a self-made businessman who, since his early ventures into the transportation business has, over the years, expanded into various sectors including hospitality, entertainment, mining and manufacturing. He started his business in transport and travel marketing overseas customers for Genting Group. He is the founder of the Ho Wah Genting Berhad (“HWGB”) Group of Companies which includes Ho Wah Genting Berhad, Ho Wah Genting Transport& Tour SDN BHD and Ho Wah Genting Coach Manufacturing SDN BHD. Through Dato Lim Hui Boon’s leadership, HWGB was successfully listed on the Second Board of Kuala Lumpur Stock Exchange in December 1994, and later transferred to Main Board of Bursa Malaysia Securities BHD in November 2000. He was designated as the Group President to the Board of HWGB after his resignation as an Executive Director and Chairman on June 14, 2011. He is also the founder of CVM Mineral Limited, a mining and manufacturing of magnesium ingot. The company was listed on the main board of Hong Kong Stock Exchange in December 2008. He later served as a President of the company from November 2009 to February 2013. Dato Lim Hui Boon also held other directorship due to his experience. He was the Director of HWG International Singapore Limited (listed on Singapore Exchange) from 1995 to 1998 and the Director of Paragon Union Berhard (listed on Bursa Malaysia) from 1997 to 1998. He also holds positions as an Honorable Committee Member of the Kuala Lumpur and Selangor Hwee Ann Association and a member of the Kuala Lumpur and Selangor Chinese Chamber of Commerce and Industry. In May 2015, Dato’ Lim Hui Boon received an Honorary Professorship from the University of International Business and Economics, Beijing, China. Dato Lim Hui Boon’s extensive experience in the industry led to the decision to appoint him to our board of directors.

Christine Kulbas – Director

Christine Kulbas was appointed to the Company’s board of directors on May 19, 2022. She has international marketing business experience in product and service marketing, establishing brand awareness, social media, partnership management and customer relationship management. Since January 2020, Ms. Kulbas has been serving as Head of Marketing at FintechCashier, a London-based payments solutions provider offering digital banking services to merchants globally, where she develops and executes marketing strategies within the banking and fintech industry, including creating and managing digital marketing, performing marketing research and analysis. Prior to joining FintechCashier, from September 2019 to January 2020, Ms. Kulbas served as public relations and client relationship officer at IT London, where she was involved in the opening of a fine dining restaurant, created and managed brand image, organized events, and built and managed client relationships. Between April and August 2019, Ms. Kulbas worked as Social Media and Marketing Assistant at Ronnie Colbie, a London flower design boutique, and from August 2015 to August 2016, she was employed as a sales manager at Mandatum Life Insurance Baltic SE. Christine Kulbas received her Bachelor’s in Arts degree in International Marketing with honors from the University of Westminster, England, in 2019 and graduated from ESCE International Business School in Paris, France in 2017.

Family Relationships

Except as disclosed in this prospectus and the Company’s SEC reports, there are no family relationships among our directors or executive officers or between directors and executive officers of the Company and HWGC Capital.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company did not establish any board committees. We expect that, following the Share Exchange, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business.

Code of Ethics

The Company does not currently have a written code of ethics and business of conduct policy.

Director Compensation

Neither we, VitaxelSB nor Vionmall have compensated our directors, in their capacities as such, since our respective formations. Following the consummation of the Share Exchange, it is expected that after the Share Exchange, the Company will not provide compensation to non-employee directors which is in line with the Company’s current practices.

Executive Compensation

Summary Compensation Table

The table below sets forth certain information about the compensation awarded to, by or paid to our Chief Executive Officer and the other executive officers for the years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$) (2)	All Other Compensation (US$)	Total (US$)

Lim Wee Kiat	2021	52,125	-0-	-0-	-0-	52,125
(Previous Chairman, Secretary and CFO)	2020	46,397	-0-	-0-	-0-	46,397

Leong Yee Ming	2021	44,886	-0-	-0-	-0-	44,886
(CEO, CFO, Secretary, Chairman and Director)	2020	43,819	-0-	-0-	-0-	43,819

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

On November 1, 2015, Vitaxel entered into a Consulting Services Agreement (the “Consulting Agreement”) with Leong Yee Ming, pursuant to which Leong Yee Ming has been providing management services to Vitaxel. Pursuant to the initial term of the Consulting Agreement, Leong Yee Ming was receiving a monthly consulting fee of RM12,000 (approximately US$2,896 per month) and an expense allowance of RM2,000 per month (approximately US$483 per month). Effective January 1, 2017, Leong Yee Ming monthly consulting fee has been increased to RM17,000 (approximately US$4,102 per month).  Between September 1, 2020 and March 1, 2021, Leong Yee Ming was receiving RM13,600 (approximately $3,282 per month). Due to the effect of the COVID-19 pandemic, between March 1, 2021 and May 1, 2021 the monthly consulting fee were further revised to RM8,000 (approximately $1,931 per month). Between May1, 2021 and until July 31 2021, Leong Yee Ming was receiving a monthly consulting fee of RM17,000 (approximately US$4,102 per month).The Consulting Agreement, as amended, expired on July 31, 2021.

Other than as set forth above, none of the Company’s executive officers have employment agreements directly with the Company, although they may enter into such agreements in the future.

Stock Option Plan

The Company adopted the 2016 Equity Incentive Plan (“2016 Plan”), which reserves a total of 1,000,000 shares of the Company’s Common Stock for issuance under the 2016 Plan.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End

In 2017, the Company issued 310,029 shares of our Common Stock under the 2016 Plan. Out of the 310,029 shares of our Common Stock, the Company granted and issued 100,000 shares of common stock of the Company to Dato Lim Hui Boon, President of the Company; 100,000 shares of common stock of the Company to Leong Yee Ming, CEO of the Company; and 100,000 shares of common stock of the Company to Lim Wee Kiat, who was then Chairman of the Board. In December 2017, the board of directors of the Company increased the number of shares under the 2016 Plan to 4,000,000 shares. During the year ended December 31, 2021 and 2020, the Company did not issue any shares options under the 2016 Plan. As of December 31, 2021, there were an aggregate of 36,899,710 shares of common stock remaining eligible for issuance pursuant to the 2016 Plan, as amended to date.

Our Facilities

The Company does not own any real property. Our principal executive offices are currently located at 2nd Floor, 31 – 33, Jalan Maharajalela, Kuala Lumpur, Malaysia, 50150, Kuala Lumpur, Malaysia. This lease has a three (3) year term, which started from February 1, 2022, with the rent commencement date of May 1, 2022, and will terminate on January 31, 2025. The monthly payment for the Lease is RM13,500.00), required to be paid monthly in advance. This location is utilized for corporate office and inventory storage, and we believe our facilities are adequate for our current needs. Additional space may be required as we expand our business activities, but we do not foresee any significant difficulties in obtaining additional office facilities if deemed necessary.

Litigation

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. As of the filing date of this prospectus, the Company did not have any significant litigation outstanding.

HWGG Capital P.L.C.
Lot 2-15, Labuan Times Square,
Jalan Merdeka
87007 Labuan, Malaysia

Corporate History and Structure

HWGG Capital, formerly known as “Grand Legacy Inc,” is a private company incorporated on November 6, 2014, under the Labuan Act. HWGG Capital is a blockchain-based digital financial services and digital platform company with two core business segments, a money brokering service and a credit token business. These two core businesses have created a proprietary blockchain payments ecosystem that provides payment solutions, licensed money brokering services, and the facilitation of investing activities for individuals and businesses.

HWGG Capital has two subsidiaries: (1) HWGC KZ Limited, a direct wholly owned subsidiary organized as a private company under the laws of the Republic of Kazakhstan in January 2022, and (2) HWG Cash Singapore PTE, Ltd., a private company limited by shares and organized under the laws of the Republic of Singapore in October 2021, in which HWGG Capital has 55% equity interest; the remaining equity interests are held by two of the HWGG Shareholders. Neither of HWGC Capital’s subsidiaries are currently doing business.

Prior to May 11, 2022, HWGG Capital owned a forty (40%) percent equity interest in Ho Wah Genting Investment Bank (Labuan) P.L.C. (“HWGIB”), a company incorporated under the Labuan Act, and licensed under LFSA to carry out investment banking business and advisory services for corporate and investment matters. On May 11, 2022, HWGG Capital sold an aggregate of 1,539,375 ordinary shares of HWGIB for $1,539,375. Currently, HWGG Capital owns approximately 2.5% equity in HWGIB.

Products and Services – The Ecosystem

HWGG Capital’s payments ecosystem is built on blockchain technology. A blockchain is a decentralized digital ledger for digital asset transactions that records and enables secure transactions without third party intermediaries. A blockchain ecosystem is a network of products and participants that facilitate blockchain transactions. HWGG Capital’s blockchain payments ecosystem consists of both service partners, which are described in more detail below, and two main products —HWG Cash and the HWGCash application (“HWGCash App”).

●	The HWGCash App is a blockchain payment platform that allows people to transfer HWG Cash, a digital asset (also known a cryptocurrency), and to access financial services.

●	HWG Cash, is a cryptocurrency, specifically a stablecoin, that is pegged to the U.S. dollar. In general, stablecoins can be used for trades on crypto exchanges and for remittances that involve transferring funds between individuals or businesses in different countries without incurring the fees exacted by third parties for cross-border money transfers.

HWGG Capital’s payments ecosystem allows users to access HWGG Capital’s licensed money brokering services that consist of the liquidation and procurement of cryptocurrencies, both HWGCash and a select group of other cryptocurrencies, and remittance services. The HWGCash App also gives users access to payment solutions services, such as secured e-wallets, and the ability to spend digital assets or withdraw them in fiat at any automated teller machine (ATM) by using a prepaid card.

According to HWGG Capital’s management, it believes that it is the first digital assets payment operator to be fully licensed by the LFSA in Malaysia. HWGG Capital holds the following licenses from the LFSA, which allow it to develop and promote new innovative financial solutions and services:

●	Money Brokering Business;

●	Credit Token Business; and

●	Payment System Operator.

Development of the Business.

In 2018, HWGG Capital launched HWG Cash, a 1-to-1 stablecoin pegged to the value of the U.S. dollar, and created the digital assets platform HWGCash App, which opened the door to transactions and investment possibilities for both individuals and businesses. HWGG does not currently do business in the United States and has no intentions to do so. HWGG Capital aims to become Asia’s leading digital asset financial services provider and to continue to expand its market in Europe and the United Kingdom.

HWGG Capital money brokering business operates primarily in Europe and Dubai, with over 70% of their revenue under this business segment coming from Europe.

HWGG Capital’s credit token business operated primarily in Asia and currently provides HWGCash payment solution services in the following countries:

Since the start of its operation, in 2017, HWGG Capital has achieved the following milestones:

Revenue Generation and Key Business Activities.

The diagram below illustrates how the HWGCash App allows clients to access HWGG Capital’s payment solution services with HWG Cash and money brokering services:

Revenue Generation.

HWGG Capital generates revenues by charging transaction fees on the buying and selling of cryptocurrencies through the HWGCash App as part of its payment solution services, and on its money brokering transactions. Since HWGG Capital is not a crypto exchange, it charges fees for acting as an agent that connects clients to liquidity providers who arrange for the conversion of digital assets to fiat and service providers that assist clients with accessing such fiat. Only the following transactions within the HWGG payments ecosystem are chargeable:

●	Withdrawal of HWG Cash to prepaid card or to a bank account;

●	Transferring digital assets to an e-wallet that is not within the HWGG Capital payment ecosystem; and

●	Liquidation and procurement of digital assets.

HWGG Capital recognized $431,356 and $112,592 in revenues for the periods ended December 31, 2021 and 2020, respectively. The fees charged on transactions accounted for $341,002 of the total revenues for these time periods, with $101,906 coming from the credit token business segment and $239,096 from the money brokering business segment. Commissions charged on investment banking activities comprised the remainder of the revenue stream.

Since HWGG Capital charges transaction fees on the business activities it offers, its revenues are reliant on the size of their client base. While HWGG Capital provides services to individual users through the HWGCash App, it also focuses attracting corporate clients within certain target markets. HWGG Capital’s target markets for corporate clients are in predominately in the forex exchange, investment, contract of differences and similar financial platforms, the entertainment industry, and the fintech industry.

Once HWGG Capital enters into a contractual arrangement with a corporate client, it can then provide payment solutions, using HWG Cash, and money brokering services to their clients’ clientele, thus increasing potential revenue generation. Currently, HWGG Capital has over 100 corporate clients. HWGG Capital works closely with these clients to onboard their respective client bases. This may include providing commission, referral program and others benefits for the corporate clients to make onboarding with HWGG Capital more attractive.

This following diagram illustrates HWGG Capital revenue streams:

Key Business Activities

Payment Solutions with HWG Cash.

Users of the HWGCash App can make or receive payments with HWG Cash. The procedure is instantaneous and can be crucial for businesses especially when dealing with payments from overseas customers. Typically, overseas transactions take approximately three (3) days if all documents are ready and may even take up to two (2) weeks if there are queries from financial institution. The payment solution services provided by HWGG Capital reduces transaction time by making the transaction instantaneous. A diagram below shows the process of HWGG Capital’s payment solutions:

The HWGCash App can also be used to liquidate digital assets, such as HWG Cash, and withdraw to fiat. Users have two (2) options for such withdrawals, either redeeming to a bank or a prepaid card. The diagram below shows the process of withdrawal to fiat:

Money Brokering Business.

As a licensed Labuan money brokering business, HWGG Capital can bring together clients with their counterparties in money or foreign exchange markets. These types of activities are further split into two (2) business categories:

●	Liquidation of digital asset (the process of converting cryptocurrency into fiat); and

●	Remittance services.

Liquidation of digital assets.

This is the process of converting digital asset such as Bitcoin, Ethereum, Tether and HWG Cash into fiat (currently, HWGG Capital only accepts these certain digital assets). Liquidation of digital assets requires a broker. HWGG Capital has engaged B2C2, a broker from United Kingdom, to provide liquidation services. HWGG Capital earns a transaction fee on each liquidation.

The diagram below shows the process for liquidation of digital assets:

Remittance Services.

Remittance is sending fiat to other countries in that country’s local currency. To reach wider countries and clients, HWGG Capital has partnered with GEA Limited one of the largest Hong Kong remittance companies and appointed them as its agent which allows HWGG Capital to use the GEA platform for connectivity to banks, e-wallet operators and other participants relating to payment facilities in Hong Kong, Singapore, Indonesia, Thailand, Malaysia, Philippines, Japan and Korea. HWGG Capital collects revenue from the conversion rate before sending the fiat to the country requested by the client.

The diagram below shows the process for remittance:

Amplify Program.

The Amplify program is an investment opportunity program that allows licensed financial institutions to place their investment funds on the HWGCash App. Interested HWGG Capital clients can then subscribe to the investment funds at their own risk. HWGG Capital aims to provide both its clients and the fund owners with the ability to access digital asset investors and for digital assets investors to access more conventional investments.

HWGG Capital does not own the investment products or advise HWGG Capital clients on any investments. HWGG Capital acts solely as a bridge between the fund owners and potential investors by allowing fund owners to place their investment products on the platform.

The diagram below shows the process for uploading investment products:

The diagram below shows process for clients to select investment products:

Key Service Partners.

HWGG Capital has created their blockchain ecosystem with a number of service partners in order to provide a robust financial services platform to its clients. The major  service partners include:

HWGG Capital works with these partners, and others like them, to enable the HWGCash App to serve as a medium that connects digital and traditional markets, allowing individual users and corporate clients to expand their reach internationally by facilitating easier acceptance of cross-border payments using crypto currency, which can later be processed into fiat.

Competition

As a digital asset financial services provider, HWGG Capital operates in a highly competitive industry. It competes against unregulated companies and companies with greater financial and other resources. In the field of money brokerage, liquidation and procurement of digital assets, its competitors include well-known international companies that operate on Asset Digital Exchanges, such as Binance, Coinbase and Houbi.

For payment solutions, there are many competitors in the market, this includes PayPal, Stripe and Razer merchant Services.

Credit token license is for issuing of cryptocurrency via blockchain. HWGG Capital will be competing with any companies that issue stablecoin tokens (whether such token is pegged with fiat or another form of asset).

Intellectual Property

HWGG Capital uses a combination of internal policies, intellectual property laws, in most instances relying upon trade secrets, confidentiality and other contractual provisions to protect its proprietary technologies and brands. HWGG Capital grants limited licenses to certain of its customers to use its proprietary rights upon requests by such customers and HWGG Capital’s internal verification process.

Directors and Executive Officers of HWGG Capital

The following table sets forth certain information as of the date of this prospectus, regarding directors and named executive officers of HWGG Capital:

Name	Age	Position
Mok Lip Bin	33	Executive Director and CEO
Dato Raja Krishnan	57	Independent Director
Yoshikazu Nishimura	43	Chief Technology Officer

Mr Mok is the Chief Operation Officer of HWGG since 2018. He oversees business operation of HWGG. Mr Mok received his Bachelor of Arts in Management and Marketing from Keele University in year 2012. Upon graduation, Mr Mok works in CIMB Bank for one and a half years as assistant sales manager. His last position in CIMB Bank was Mortgage Advisor. He joined Ho Wah Genting Group Sdn Bhd in February 2015 as the sales director. He was responsible to develop business plan for new products, overseeing the operation matters and train the staff to roll out the products to the right clientele. He was subsequently promoted to Business Development Manager in 2017 due to his dedication and the ability to lead a team of marketing and operation staffs to build a strong clientele for the company.

Dato Raja Segaran S.Krishnan (Dato’ Krishnan) serves as an independent director of HWGG Capital since 2018. He is a former Director of the Financial Services Institute (FSI) of the British Virgin Islands. He is a current Committee Member of the Disciplinary Panel, Society of Trust and Estate Practitioners (STEP) Worldwide. On May 29, 2017, he was appointed as an Adviser of Family Trust Legal Affairs Centre (FLTAC) of King & Capital Law Firm, the oldest legal firm and a First Tier Law Firm in China. He is a Visiting Scholar (Law and Offshore Financial Services) at Nankai University, Tianjin, Beijing, China. He is a Director and the Lead Program Tutor of ProNumeris Training Centre Ltd, a leading Consultancy and Training Company based in Mauritius. Dato’ Krishnan is an Advocate and Solicitor. Dato’ Krishnan holds a Bachelor of Economics from the National University of Malaysia, a Bachelor of Law and master’s in law (Advance Company Law) with Merit from the University of London. He has also completed the Certificate of Legal Practice from the Legal Qualifying Board Malaysia and holds a Diploma in Education. Dato’ Krishnan is a full member of STEP Glasgow, Scotland. Dato’ Krishnan achieved distinction in STEP Advanced Certificate in Family Business Advising and holds a STEP Advanced Certificate in Trust Disputes. Dato’ Krishnan is currently a Director of Labuan Borneo Trustees Limited, a regulated Trust and Fiduciary Services Company based in Labuan, Malaysia. He is also a Licensed Trust Officer with LFSA. Dato’ Krishnan is involved in and provides multi-national fiduciary services including providing advice on Foundations, Trusts, International Business Companies, Family Office, Compliance and Regulatory aspects, and Estate Planning with particular specialist knowledge in the area of structuring for asset protection, and family and business succession planning.

Yoshikazu Nishimura serves as the chief technology officer of the company overseeing the blockchain ecosystems development including HwgPay Wallet since 2017. Mr. Nishimura started his career in 2005 as a database consultant Oracle. He received the Best Innovation Award at Global Blockchain Summit 2016 in Shanghai. He published “Blockchain Application for Beginners – Smart Contract Development on Ethereum” (SHOEISHA in 2017). Mr. Nishimura received Bachelor of Science in Mathematics from Waseda University in 2002 and Master of Scient in Computational Molecular Biology from University of Southern California in 2004.

Government and Industry Regulation.

HWGG Capital conducts all its business operations in Malaysia and is subject to the various laws and regulations under LFSA in connection with its money brokering business, credit token business and payment solution. These laws and regulations include but are not limited to: Labuan Financial Services and Securities Act 2010 (LFSSA) and Labuan Financial Services Authority Act 1996 (LFSAA), regulatory requirements of the jurisdictions where the Labuan money broker is authorized to operate in as well as the Malaysian Foreign Exchange Administration rules. In 2018, HWGG Capital obtained its money brokering, credit token and payment solutions licenses from LFSA. In order to continue maintaining these licenses, HWGG Capital is required to comply with specific requirements, including but not limited to:

1)	Conducting its business operations in a professional manner, with integrity and fair dealing promoting good professionalism and clients’ confidence.

2)	Establishing an adequate set of internal policies and controls for its operations, compliances, corporate governance and risk management, such as (i) the dispute mechanism and complaint procedures: (ii) risk mitigation measures: (iii) keeping client’s accounts separate from its own and marked in the books of the money broker relating to each client’s account; (iv) Conducting proper due diligence on its clients, principal broker or liquidity provider as well as the trading platform providers, such due diligence efforts must commensurate with the level of exposure of the counterparties.

3)	If the Labuan money broker deals in foreign exchange market, it must also ensure that it has risk mitigating measures such as stop loss orders that serve as safeguards in preventing undue exposures arising from excessive leveraging and unexpected losses of its clients.

4)	Maintaining a paid-up capital unimpaired by losses of at least RM500,000 or its equivalent in any foreign currency.

5)	Ensure that the persons in controls, directors and principal officer meet the fit and proper person requirements in accordance with LFSA’s requirements.

6)	Ensure that the principal broker and liquidity provider are regulated by a recognised supervisory or regulatory authority.

7)	Appointing a Labuan approved auditor to carry out an annual audit of its accounts in respect of the business operations pursuant to LFSSA and LIFSSA.

LFSA may impose any additional operational requirements depending on the riskiness level of the money brokering business operations on a case-by-case basis. In addition, HWGG Capital may be or become subject to regulation by other authorities, and the laws and regulations applicable to the financial technology industry and money brokering business in any given jurisdiction are always subject to interpretation and change.

Legal Proceedings

HWGG Capital and its subsidiaries are currently not parties to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings in which any of HWGG Capital and its subsidiaries will become involved and that would affect HWGG Capital’s business.

Facilities

HWGG Capital does not own any real property. It leases its principal executive offices. located at Lot 2-15, Labuan Times Square, Jalan Merdeka, 87007 Labuan, Malaysia, which houses 3 employees. This location is utilized for business operation. In addition, HWGG Capital is also leasing another office for marketing purposes, located at Mezzanine Floor, No.31 – 33, Jalan Maharajalela, 50150 Kuala Lumpur.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus. Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). It contains forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made, except as required by applicable law. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

We are a holding company incorporated under the laws of Nevada. Through our two wholly owned subsidiaries, namely Vitaxel and Vionmall incorporated under the laws of the Country of Malaysia, we run and operate the e-commerce business. Vitaxel was organized and commenced business operations in 2014 and Vionmall was organized and commenced business operations in 2015. Vitaxel is a global direct selling, multi-level marketing (“MLM”) company offering travel, entertainment, lifestyle and other products and services principally through electronic commerce commonly referred to as e-commerce. Vionmall is an e-commerce business for retail sales direct to consumers. We do not develop or manufacture the products and services which we offer.

Impact of Current Coronavirus (COVID-19) Pandemic on the Company.

The COVID-19 pandemic continues to adversely affect global commercial activity and has contributed to significant volatility in the business industry we operate. We have re-started our business activities in 2022 when the Malaysia Government ended the Recovery Movement Control Order (“RMCO”). However, since the RMCO lasted for two years, our multi-level marketing (“MLM”) business has been negatively impacted due to the fact that most of our MLM leaders (these are top income contributor to the Company) has ventured into other businesses in order to generate income during the RMCO. These MLM leaders does not receive salaries from the Company apart from commission from the business generated by them. Due to this, there is a need to recruit new MLM leaders, which the process is time consuming.

The COVID 19 pandemic still post a big challenge to the Company. Currently, there is a spike in the COVID 19 case and new strain has been identified causes alarm again, not only in Malaysia but also neighboring countries. Singapore, for example, reaches 9,000 cases per day as compared to 1,000 plus when the door was closed. China is still imposing heavy lock down in most of its major cities. People are still caution on having a physical meeting. The new practice has major impact on our MLM business where physical gatherings, meetings, and networking is crucial to generate business or income for the Company.

Due to the above factors, our management is working towards finding the effective solution and marketing strategy to generate new business for the Company that is in line with the new normal.

Recent Developments

On July 21, 2022, the Company, HWGG Capital and HWGG Shareholders entered into the Share Exchange Agreement. More information regarding the Share Exchange and the terms of the Share Exchange Agreement are discussed throughout this prospectus, particularly in sections entitled “The Share Exchange and the Share Exchange Agreement.”

On August 9, 2022, the Company, Fintech Scion Limited, and all shareholders of Fintech Scion Limited, entered into a share exchange agreement, pursuant to which, and subject to the closing conditions set forth therein, all of the holders of Fintech shares will transfer to the Company the shares held by such shareholders in exchange for an aggregate of 101,666,667 newly issued shares of the Company’s Common Stock. The closing of the share exchange with the shareholders of Fintech Scion Limited is conditioned upon this Registration Statement being declared effective by the SEC.

Results of Operations

Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021

The following discussion should be read in conjunction with our unaudited consolidated financial statements in Item 1, Financial Statements, for the three months ended June 30, 2022 and 2021 and the related notes thereto.

Revenue

We recognized $308 and $4,128 revenues for the periods ended June 30, 2022 and 2021, respectively. The overall decrease in revenue was attributable to the decrease in sales in VTrip from Vionmall in current period.

Cost of Sales

Cost of sales for the period ended June 30, 2022 was $281 compared to $4,008 for the period ended June 30, 2021. The decrease was due to decrease in revenue in current period.

Gross Profit

Gross profit for the period ended June 30, 2022 was $27 compared to $120 for the period ended June 30, 2021. The decrease was due to product sales of VitaxelSB in the same period last year has a higher margin as compare to sales from Vionmall in current period.

Operating Expenses

For the period ended June 30, 2022, we incurred total operating expenses in the amount of $315,889, composed solely of general and administrative expenses. Whilst, for the period ended June 30, 2021, we incurred total operating expenses in the amount of $229,717, composed of selling expenses of $23 and general and administrative expenses totalling $229,694. The decrease of $23 or 100% for the selling expenses, along with the increase of $86,195 or 38% for the administrative expenses, caused total operating expenses to increase by $86,172 or 38%.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

The following discussion should be read in conjunction with our unaudited consolidated financial statements in Item 1, Financial Statements, for the six months ended June 30, 2022 and 2021 and the related notes thereto.

Revenue

We recognized $325 and $4,262 revenues for the periods ended June 30, 2022 and 2021, respectively. Revenue in previous period is mainly contributed by VTrip sales as compared to the same period in current year, which were contributed by Vitaxel’s product sale. The decrease in revenue is attributable to the decrease in VTrip sales in the current period compared to the same period last year.

Cost of Sales

Cost of sales for the period ended June 30, 2022 was $292 compared to $4,106 for the period ended June 30, 2021. The decrease was due to decrease in revenue in current period.

Gross Profit

Gross profit for the period ended June 30, 2022 was $33 compared to $156 for the period ended June 30, 2021. The decrease was attributable to the decrease in revenue in current period as compared to the same period last year.

Operating Expenses

For the period ended June 30, 2022, we incurred total operating expenses in the amount of $315,889, composed of selling expenses of $nil and general and administrative expenses totaling $315,889. Whilst, for the period ended June 30, 2021, we incurred total operating expenses in the amount of $229,717, composed of selling expenses of $23 and general and administrative expenses totaling $229,694. The decrease of $23 or 100% for the selling expenses, along with the increase of $86,195 or 38% for the administrative expenses, caused total operating expenses to increase by $86,172 or 38%.

Comparison of Years Ended December 31, 2021 and 2020

Revenue

We recognized revenue of $3,124 for the year ended December 31, 2021, a decrease of $15,748 from sales of 18,872 for the year ended December 31, 2020. The significant decrease in revenue of approximately 84%, was attributable to decrease in sales from VTrip under Vionmall in the current year as compared to revenue on December 31, 2020.

Cost of Sales

Cost of sales for the year ended December 31, 2021 was $2,861 compared to $14,404 for the year ended December 31, 2020. The decrease for the year ended December 31, 2021 was due to the decrease of revenue for the year ended December 31, 2021 as compared to the revenue for the year ended December 31, 2020.

Gross Profit

Gross profit for the year ended December 31, 2021 was $263 compared to $4,468 for the year ended December 31, 2020. The decrease was due to decrease in sales from VTrip under Vionmall in the year ended December 31, 2021 as compared to last year.

Operating Expenses

For the year ended December 31, 2021, we incurred total operating expenses in the amount of $451,177, comprised of selling expenses of $23 and general and administrative expenses of $451,154. For the year ended December 31, 2020, we incurred total operating expenses in the amount of $642,794, comprised of selling expenses of $553 and general and administrative expenses of $642,241. The decrease of $530, or 96% for the selling expenses, and the decrease of $191,087, or 30% for the administrative expenses, caused total operating expenses to decrease by $191,617 or 30%.

Liquidity and Capital Resources

We have incurred losses since inception resulting in an accumulated deficit of $9,754,967 as of June 30, 2022 and $9,572,793 for the six-month period ended June 30, 2022 and 2021, respectively, and $9,598,819 and $9,576,061 for the year ended December 31, 2021 and 2020, respectively. Further losses are anticipated in the development of our business raising substantial doubt about our ability to continue as a going concern.

As of June 30, 2022, we had a cash balance of $11,422. During the period ended June 30, 2022, net cash used in operating activities totaled $115,095. Net cash used in investing activities totaled $15,698. Net cash provided by financing activities during the period totaled $106,486. The resulting change in cash for the period was a decrease of $25,611, which was primarily due to payments made for operating activities during the period.

As of June 30, 2022, we had current liabilities of $4,731,425, which was composed of an amount due to related parties of $4,254,691, commission payables of $119,652, accounts payable of $817, accruals and other payable of $338,583 and lease obligation of $17,682.

As of June 30, 2021, we had a cash balance of $40,950. During the period ended June 30, 2021, net cash provided by operating activities totaled $25,343. Net cash used in investing activities totaled $Nil. Net cash provided by financing activities during the period totaled $29,621. The resulting change in cash for the period was a decrease of $5,601, which was primarily due to repayments to related parties during this period.

As of June 30, 2021, we had current liabilities of $4,771,114, which was composed of an amount due to related parties of $4,253,641, commission payables of $127,140, accounts payable of $76, accruals and other payable of $340,560 and lease obligation of $49,697.

We had net liabilities of $4,611,133 and $4,666,942 as of June 30, 2022 and June 30, 2021, respectively.

For the year ended December 31, 2021, we had a cash balance of $37,033. For the year ended December 31, 2021, net cash generated by operating activities totaled $16,539, net cash used in investing activities totaled $nil and net cash used in financing activities totaled $24,464. The resulting change in cash for the period was $9,518.

For the year ended December 31, 2020, we had a cash balance of $46,551. For the year ended December 31, 2020, net cash generated by operating activities totaled $76,797, net cash used in investing activities totaled $4,348 and net cash used in financing activities totaled $89,758. The resulting change in cash for the period was $16,885.

For the year ended December 31, 2021, we had current liabilities of $4,766,376, including $4,267,033 due to related parties, other payable of $342,661, commission payables of $126,315, lease obligation of $30,289 and accounts payable of $78.

For the year ended December 31, 2020, we had current liabilities of $4,934,483, including $4,401,809 due to related parties, other payable of $353,213, commission payables of $131,257, lease obligation of $47,974 and accounts payable of $230.

For the year ended December 31, 2021 and December 31, 2020, the Company received royalty income of $nil and $296, respectively, from Grande Legacy, Inc., Grande Legacy Inc., a company incorporated in the British Virgin Islands (“Grande Legacy”).

Going Concern

For the period ended June 30, 2022, the Company reported a net loss of $156,148 and had negative working capital of $4,646,305. The Company had an accumulated deficit of $9,754,967 as of June 30, 2022 due to the fact that the Company incurred losses during the years prior to June 30, 2022.

The continuation of the Company as a going concern is dependent upon generating profitable operations in the future by continuing obtaining financial support from our stockholders to meet our obligations and repay our liabilities arising from normal business operations when they become due. Our failure to do so may result in us not being able to continue as an operating company.

Management believes that the continuing financial support from the existing shareholders or external debt financing will provide the additional cash to meet the Company’s obligations as they become due. In addition, if the Share Exchange is consummated, and HWGG Capital becomes a wholly owned subsidiary of the Company, the management believes that it will result in additional revenues from HWGG Capital. There is no certainty that the Share Exchange will be consummated, or when it will be consummated, or that further funding will be available as needed.

These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons.

Critical Accounting Policies and Estimates

There are no material changes from the critical accounting policies set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please refer to Note 2 - Summary of Significant Accounting Policies of the Financial Statements on Form 10-K filed with the SEC on March 29, 2022, for disclosures regarding the critical accounting policies related to our business.

Recently Issued Accounting Standards

The recently issued accounting pronouncement are included in Note 2 - Unaudited Interim Financial Statements for disclosures on accounting policies related to our business.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of the date of this prospectus, the Company did not have any disagreements with its registered independent accounting firm.

Quantitative and Qualitative Disclosures about Market Risks

Not applicable.

HWGG CAPITAL’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. As used in the discussion below, the terms “we,”“us,”“HWGG Capital” and “our” mean HWGG Capital, P.L.C and its subsidiaries.

Overview

HWGG Capital is a private financial technology company in the digital payment and platform service sector incorporated in Labuan pursuant to the Labuan Act. HWGG Capital is primarily engaged in a money brokering business and credit token business, which includes the liquidation and procurement of digital assets, payment solutions services, and investment platform activities for individuals and businesses. HWGG Capital obtained the necessary licenses from LFSA, which include licenses to carry out (i) a money brokering business, (ii) a credit token business, and (ii) offer payment solutions as a payment operator. It offers an on-ramp and off-ramp decentralized application (dApp) that allows companies and individuals to make payments, transfers, and settlements in a range of digital assets.

As of December 31, 2021, HWGG Capital owned equity interests in the following entities: (1) Ho Wah Genting Investment Bank (Labuan) P.L.C. (“HWGIB”), a Labuan company incorporated under the Labuan Act, and licensed under LFSA to carry out investment banking business and advisory services for corporate and investment matters, in which HWGG Capital owned a forty (40%) percent equity interest: (2) HWG Cash Singapore Pte Ltd (“HCS”), a private company limited by shares and organized under the laws of the Republic of Singapore in October 2021, in which HWGG Capital owns 55% equity interest. This subsidiary is not currently doing business.

Prior to August 30, 2021, HWGG Capital owned 54.75% equity interest in HWG Fintech International limited (“HWGF”), a private Hong Kong company. On September 14, 2021, HWGG Capital has disposed of the entire equity interest in HWGF to Lim Hui Boon, the President of the Company.

On January 11, 2022, HWGG Capital acquired one hundred (100%) percent equity interest in HWGC KZ Limited a private company under the laws of the Republic of Kazakhstan incorporated in January 2022, which has not commenced its business operations.

On May 11, 2022, HWGG Capital disposed of, by transferring to third parties, an aggregate of 1,539,375 ordinary shares of HWGIB, for an aggregate consideration of $1,539,375.

On the date of this prospectus, HWGG Capital has two subsidiaries: (i) HWGC KZ Limited, which is a direct wholly-owned subsidiary, and (ii) HCS, in which it owns 55% equity interests. HWGG Capital also owns approximately 2.5% equity in HWGIB.

Results of Operations- Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Results of Operations

Comparison of year ended December 31, 2021 to December 31, 2020

We recognized $431,356 and $112,529 revenues for the periods ended December 31, 2021 and 2020, respectively. The increase in revenue was attributable to increase in money brokering revenue and investment banking revenue in current year as compared to prior year.

Cost of Revenues

Cost of revenues for the period ended December 31, 2021 was $12,167 compared to $2,680 for the period ended December 31, 2020. The increase was attributable to an increase in revenue activity during the year as compared to the prior year.

Gross Profit

Gross profit for the period ended December 31, 2021 was $419,189 compared to $109,849 for the period ended December 31, 2021. The increase was attributable to to an increase in revenue during the year as compared to the prior year.

Operating Expenses

For the period ended December 31, 2021, we incurred total operating expenses in the amount of $615,262, comprised of selling expenses of $37,818 and general and administrative expenses totaling $577,444. For the period ended December 31, 2020, we incurred total operating expenses in the amount of $428,855, comprised solely general and administrative expenses. The increase of $37,818 or 100% for selling expenses and increase of $148,589 or 35% for general and administrative expenses caused the total operating expenses to increase by $186,407 or 43%.

Loss from Operations

For the year ended December 31, 2021, we had a net loss of $68,736, as compared to a net loss of $301,856 for the year ended December 31, 2020.

Liquidity and Capital Resources

We have incurred losses since inception resulting in an accumulated deficit of $873,247 and $730,048 for the year ended December 31, 2021 and 2020, respectively, and further losses are anticipated in the development of its business raising substantial doubt about our ability to continue as a going concern.

As of December 31, 2021, we had a cash balance of $455,404. During the period ended December 31, 2021, net cash generated by operating activities totaled $769,371. Net cash used in investing activities totaled $510,263. Net cash provided by financing activities during the period totaled $62,606.

As of December 31, 2021, we had current liabilities of $3,454,995, which was composed of accounts payable of $1,923,910 and accruals and other payables of $1,531,085.

For the year ended December 31, 2020, we had a cash balance of $152,755. For the year ended December 31, 2020, net cash used by operating activities totaled $1,508,365, net cash used in investing activities totaled $111,717 and net cash generated by financing activities totaled $1,154,563.

For the year ended December 31, 2020, we had current liabilities of $1,381,056, including $524,420 of accounts payable, $329,521 due to related parties and accruals and other payable of $527,115.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons.

Critical Accounting Policies and Estimates

There are no material changes from the critical accounting policies set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please refer to Note 2 – Summary of Significant Accounting Policies of the Audited Consolidated Financial Statements on HWGG Capital P.L.C. for disclosures regarding the critical accounting policies related to our business.

Recently Issued Accounting Standards

The recently issued accounting pronouncement are included in Note 2 - Summary of Significant Accounting Policies of the Audited Consolidated Financial Statements on HWGG Capital P.L.C” for disclosures on accounting policies related to our business.

Changes and and Disagreements with Accountants on Accounting and Financial Disclosure

As of the date of this prospectus, HWGG Capital has no change in and disagreements with accountants on accounting and financial disclosure.

Quantitative and Qualitative Disclosures about Market Risks

Not applicable.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

The following is a description of each transaction since January 1, 2020, involving the Company and HWGG Capital, in which:

●	either the Company or HWGG Capital has been or is a participant;

●	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of the Company or HWGG Capital’s total assets at year end for the last two completed fiscal years, as applicable; and

●	any of the Company or HWGG’s directors, executive officers or holders of more than 5% of the Company or HWGG Capital’s stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

The Company Transactions

Amounts due from Related Parties.

For the years ended December 31, 2021 and 2020, the total amounts due from related parties were $49,805 and $34,332, respectively. These advances were unsecured, non-interest bearing and due on demand. The breakdown of certain amount due from related parties are as below:

Our President, Dato Lim Hui Boon, is also the Group President of Ho Wah Genting Berhad (“HWGB”), a company listed in Bursa Malaysia Main Market. As of December 31, 2021, and 2020, the amount due from HWGB were $5,030 and $5,226, respectively.

Leong Yee Ming, the CEO, CFO, Chairman and director of the Company, is also 1) a director of Asia Food People Sdn Bhd (“AFP”), and the amount due from AFP for the years ended December 31, 2021 and 2020 were $3,252 and $3,074 respectively; 2) a director of G2lux Sdn Bhd (“G2lux”), and the amount due from G2lux for the years ended December 31, 2021 and 2020 were $37,099 and $21,606 respectively; 3) a director of Snatch Asia Sdn Bhd (“SASB”), and the amount due from SASB for the years ended December 31, 2021 and 2020 were $4,424 and $4,426 respectively.

Amounts due to Related Parties

For the years ended December 31, 2021 and 2020, the total amounts due to related parties were $4,267,033 and $4,401,809 respectively. These advances were unsecured, non-interest bearing and due on demand. The breakdown of certain amount due to related parties are as below:

Dato Lim Hui Boon, our President, is also the Group President of Ho Wah Genting Group Sdn Berhad (“HWGGSB”). For the years ended December 31, 2021, and 2020, the amount due to HWGGSB were $626,308 and $83,339, respectively.

For the years ended December 31, 2021 and 2020, the amount due to Dato Lim Hui Boon, our President, were $71,857 and $49,778, respectively.

Lim Wee Kiat, a former director and CFO of the Company who resigned in July 2020, is also a director of Ho Wah Genting Holding Sdn Bhd (“HWGHSB”). For the years ended December 31, 2021 and 2020, the amount due to HWGHSB were $59,880 and $62,223, respectively.

Leong Yee Ming, the CEO, CFO, Chairman and director of the Company, is also a director of Grande Legacy Inc. For the years ended December 31, 2021 and 2020, the amount due to Grande Legacy Inc. were $3,506,976 and $4,206,468 respectively.

Our CEO and CFO of the Company, Leong Yee Ming, is also a director of Grande Legacy.

On July 1, 2018, Vitaxel SB entered into a management and administrative services agreement with Grande Legacy (“Management Agreement”) for a term of 3 years. Per the Management Agreement, Vitaxel SB shall provide certain management and administrative support services for the operation of Grande Legacy. In consideration for providing such services, Grande Legacy shall pay a monthly management fee of $40,000 to Vitaxel SB. For the year ended December 31, 2021 and 2020, Vitaxel SB received management fees of $440,000 and $480,000, respectively, from Grande Legacy.

We currently do not have a policy in place for dealing with related party matters.

HWGG Capital’s Transactions:

On September 30, 2021, HWGG Capital issued 2,160,000 ordinary shares to Lim Chun Hoo, in consideration for $2,160,000. Lim Chun Hoo is a former director of HWGG Capital and a beneficial owner of 56.5% of the equity securities of HWGG Capital.

On September 30, 2021, HWGG Capital issued 222, 500 ordinary shares to Lee Kian Keow in consideration for $222,500. Lee Kian Keow is a beneficial owner of 5.8% of the equity securities of HWGG Capital.

On July 15, 2022, HWGG Capital issued 222,883 ordinary shares to Dato’ Lim Ooi Hong in consideration for $222,883 and 124,687 shares to Anjuran Stabil Sdn Bhd., an entity in which Dato’ Lim Ooi Hong has 100% interest and sole voting and investment power. Dato’ Lim Ooi Hong is a brother of Lim Chun Hoo and a holder of approximately 9.0% of the equity securities of HWGG Capital.

On July 15, 2022, HWGG Capital issued 152,590 ordinary shares to Lim Wee Kiat in consideration for $152,590. Lim Wee Kiat is a brother of Lim Chun Hoo. He beneficially owns 4% of the equity securities of HWGG Capital.

On July 15, 2022, HWGG Capital issued 300,000 shares to Marvel Theme Park City Sdn Bhd, a beneficial owner of 7.9% of the equity securities of HWGG Capital, in consideration of $300,000.

On August 13, 2019, HWGG Capital subscribed for and acquired a total of 20,000 Ordinary shares in the capital stock of HWGIB for consideration of $20,000. On August 14, 2019, the paid-up capital of HWGIB was increased to $605,000, as a result of this increase, 585,000 shares were issued to HWGG Capital. On May 19, 2020, the paid-up capital of HWGIB was further increased to $4,105,000, and as a result of this increase, 3,500,000 shares were issued to HWGG Capital. On August 10, 2020, HWGG Capital disposed 2,463,000 shares of HWGIB, representing 60% of its ownership in HWGIB, to HWGHSB, also a related party, for consideration of RM9,000,000 (Ringgit Malaysia). On May 11, 2022, HWGG Capital disposed and transferred to third parties an aggregate of 1,539,375 ordinary shares of HWGIB, for consideration of $1,539,375. On the date of this prospectus, HWGG Capital owns approximately 2.5% equity in HWGIB and is planning to sell and transfer all of the remaining ordinary shares of HWGIB to unrelated third parties.

Between August 5, 2021, and January 20, 2022, HWGIB and HWGG Capital entered into eleven (11) collaboration loan agreements (the “Loan Agreements”), pursuant to which HWGIB lent to HWGG Capital a total principal amount of 3,697,625. Except for the principal amount and interest of each loan, all Loan Agreements have identical terms. The Loan Agreements expressly provide that HWGIB is investing into business of HWGG Capital but will not acquire any equity in HWGG Capital. The term of each Agreement has commenced upon the execution thereof and may be terminated by the mutual consent of the parties or by winding up of each company. The Agreements contain standard confidentiality and non-disclosure provisions and representations and warranties. The amount of the principal and interest thereon of each loan is due on demand. Below are the dates of each Loan Agreement, the principal amount due and an interest thereon:

Date	Principal Amount	Interest
August 5, 2021	$60,000	16%
August 16, 2021	$60,000	16%
August 26, 2021	$2,254,500	2%
September 17, 2021	$60,000	16%
October 14, 2021	$239,234.45	38%
October 22, 2021	$100,000	16%
December 3, 2021	$63,890.52	16%
December 7, 2021	$250,000	36%
December 21, 2021	$300,000	16%
January 3, 2022	$250,000	16%
January 20, 2022	$60,000	16%

HWGC HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSENSED CONSOLIDATED COMBINED

PRO FORMA FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial statements as of March 31, 2022 and for the year ended December 31, 2021 contained in this prospectus have been prepared based on certain pro forma adjustments to the Company’s historical financial statements set forth in the quarterly report of the Company on Form 10-Q for the period ended March 31, 2022 and annual report of the Company on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission, and are qualified in their entirety by reference to such historical financial statements and related notes contained in those reports. The historical financial statements for HWGG Capital Plc were derived from unaudited quarterly financial statements for the period ended March 31, 2022 and the audited financial statements for the year ended December 31, 2021. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed combined balance sheet has been prepared as if the transaction had occurred as of March 31, 2022 and December 31, 2021 respectively. The unaudited pro forma condensed combined statements of operations have been prepared as if this transaction had occurred on January 1, 2022 and 2021 respectively.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the Share Exchange been completed at the dates indicated or what would be any future periods and should not be taken as representative of Company’s consolidated results of operations of financial condition following the completion of the transaction. In addition, the unaudited pro forma condensed combined financial information is not intended to project future financial position or results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

  (In U.S. dollars)

	HWGC	HWGG		Pro Form Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$37,033	$455,404	$			$492,437
Trade receivable	—	2,082,551				2,082,551
Amount due from related parties	49,805	2,116,513				2,166,318
Inventories	—	17,546				17,546
Other receivables, prepayments and other current assets	37,333	2,112,148				2,149,481
Total Current Assets	124,171	6,784,162				6,908,333

Non-current assets
Other investments	—	500,100				500,100
Intangible asset	—	89,706				89,706
Goodwill	—	29,279				29,279
Right-of-use assets	24,048	13,410				37,458
Property and equipment, net	34,768	—				34,768
Total Non-Current Assets	58,816	632,495				691,311

TOTAL ASSETS	$182,987	$7,416,657	$			$7,599,644

LIABILITIES
Current liabilities
Accounts payable	$78	$1,923,910	$			$1,923,988
Amount due to related parties	4,267,033	—				4,267,033
Commission payables	126,315	—				126,315
Accruals and other payables	342,661	1,531,085				1,873,746
Lease obligation	30,289	—				30,289
Total Current Liabilities	$4,766,376	$3,454,995	$			$8,221,371

Non-current liabilities
Lease obligation, net of current portion	$2,576	$—	$			$2,576
Total Non-Current Liabilities	2,576	—				2,576
TOTAL LIABILITIES	$4,768,952	$3,454,995	$			$8,223,947

STOCKHOLDERS’ EQUITY
Common stock	$5,409	$2,395,000		$(2,303,333)	2	$97,076
Additional paid-in capital	4,749,798	—		47,704,514	2	52,454,312
Merger reserves	—	—		(55,000,000)	2	(55,000,000)
Accumulated deficit	(9,598,819)	(873,247)		(9,598,819)	2	(873,247)
Accumulated other comprehensive income	257,647	—				257,647
Equity attributable to equity holders of the parent	(4,585,965)	1,521,753				(3,064,212)
Non-controlling interests	—	2,439,909				2,439,909
Total Stockholders’ Equity	$(4,585,965)	$3,961,662				$(624,303)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$182,987	$7,416,657	$			$7,599,644

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2021
(In U.S. dollars)

	HWGC	HWGG		Pro Form Adjustments	Notes	Pro Forma Combined
REVENUE	$3,124	$431,356		$-		$434,480

COST OF REVENUE	(2,861)	(12,167)				(15,028)

GROSS PROFIT	263	419,189				419,452

OPERATING EXPENSES
Selling expense	(23)	(37,818)				(37,841)
General and administrative expenses	(451,154)	(577,444)				(1,028,598)
Total operating expenses	(451,177)	(615,262)				(1,066,439)

(LOSS) / INCOME FROM OPERATIONS	(450,914)	(196,073)				(646,987)

OTHER INCOME / (EXPENSE), NET	428,156	127,337				555,493

NET (LOSS) / INCOME	(22,758)	(68,736)				(91,494)

Less: (Income) / Loss attributable to non-controlling interest	—	(74,463)				(74,463)
NET (LOSS) / INCOME FOR THE YEAR	$(22,758)	$(143,199)		$-		$(165,957)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	170,055	(19,065)				150,990

TOTAL COMPREHENSIVE INCOME / (LOSS)	$147,297	$(162,264)	$			$(14,967)

Weighted average number of common shares outstanding - basic and diluted	54,087,903					97,075,977
Net Loss per share - basic and diluted	$0.00					$(0.00)

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2022
(In U.S. dollars)

	HWGC	HWGG		Pro Form Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$47,588	$1,733,575	$			$1,781,163
Trade receivable	—	2,811,250				2,811,250
Amount due from related parties	55,174	1,470,055				1,525,229
Inventories	—	17,546				17,546
Other receivables, prepayments and other current assets	25,528	3,753,552				3,779,080
Total Current Assets	128,290	9,785,978				9,914,268

Non-current assets
Other investments	—	1,900,100				1,900,100
Intangible asset	—	82,231				82,231
Goodwill	—	29,279				29,279
Right-of-use assets	21,034	12,024				33,058
Property and equipment, net	23,977	—				23,977
Total Non-Current Assets	45,011	2,023,634				2,068,645

TOTAL ASSETS	$173,301	$11,809,612	$			$11,982,913

LIABILITIES
Current liabilities
Accounts payable	$3,213	$5,507,920	$			$5,511,133
Amount due to related parties	4,371,719	125,000				4,496,719
Commission payables	125,507	—				125,507
Accruals and other payables	329,679	2,239,895				2,569,574
Lease obligation	20,285	—				20,285
Total Current Liabilities	$4,850,403	$7,872,815	$			$12,723,218

Non-current liabilities
Lease obligation, net of current portion	$2,560	$—	$			$2,560
Total Non-Current Liabilities	2,560	—				2,560
TOTAL LIABILITIES	$4,852,963	$7,872,815	$			$12,725,778

STOCKHOLDERS’ EQUITY
Common stock	$5,409	$2,395,000		$(2,303,333)	2	$97,076
Additional paid-in capital	4,749,798	—		47,581,162	2	52,330,960
Merger reserves	—	—		(55,000,000)	2	(55,000,000)
Accumulated deficit	(9,722,171)	(908,620)		9,722,171	2	(908,620)
Accumulated other comprehensive income	287,302	—				287,302
Equity attributable to equity holders of the parent	(4,679,662)	1,486,380				(3,193,282)
Non-controlling interests	—	2,450,417				2,450,417
Total Stockholders’ Equity	$(4,679,662)	$3,936,797				$(742,865)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$173,301	$11,809,612	$			$11,982,913

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE PERIOD ENDED MARCH 31, 2022
(In U.S. dollars)

	HWGC	HWGG		Pro Form Adjustments	Notes	Pro Forma Combined
REVENUE	$17	$222,640		$-		$222,657

COST OF REVENUE	(11)	—				(11)

GROSS PROFIT	6	222,640				222,646

OPERATING EXPENSES
Selling expense	—	(2,174)				(2,174)
General and administrative expenses	(127,055)	(250,734)				(377,789)
Total operating expenses	(127,055)	(252,908)				(379,963)

LOSS FROM OPERATIONS	(127,049)	(30,268)				(157,317)

OTHER INCOME/(EXPENSE), NET	3,697	5,403				9,100

NET LOSS	(123,352)	(24,865)		-		(148,217)

Less: (Income) / Loss attributable to non-controlling interest	—	(10,508)				(10,508)
NET LOSS FOR THE YEAR	$(123,352)	$(35,373)	$			$(158,725)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	29,655	—				29,655

TOTAL COMPREHENSIVE LOSS	$(93,697)	$(35,373)	$			$(129,070)

Weighted average number of common shares outstanding - basic and diluted	54,087,903					97,075,977
Net Loss per share - basic and diluted	$(0.00)					$(0.00)

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

1.	BASIS OF PRESENTATION

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The business combination was accounted for as reorganization of entities under common control. As a result, we measured the recognized assets and liabilities combined at their historical cost at the date of transfer. The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma adjustments are based on management preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents (1) 916,666,67 newly-issued shares of Common Stock of the Registrant, and (2) Removing the Registrant’s accumulated deficit and adjusting equity for recapitalization.

3.	EARNINGS PER SHARE

The following table illustrates the calculation of pro forma earnings per share:

	Period Ended March 31, 2022	Year Ended December 31, 2021
Pro forma net loss	$(158,725)	$(165,957)

Weighted average shares outstanding:	97,075,977	97,075,977

Net Loss per share - basic and diluted	$(0.00)	$(0.00)

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following description of the Company’s capital stock is not complete and may not contain all the information you should consider before investing in the Company’s capital stock. This description is summarized from, and qualified in its entirety by reference to, the Company Articles of Incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information.”

The Company’s authorized capital stock consists of 425,000,000 shares, consisting of shares of Common Stock and shares of Preferred Stock:

●	400,000,000 shares of common stock, $0.0001 par value per share; and

●	25,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of Common Stock voted can elect all of the directors then standing for election.

Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that our board of directors may designate and issue in the future.

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock and payment of other claims of creditors.

Preferred Stock

On March 10, 2022, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of the Relative Rights and Preferences of The Redeemable Convertible Preferred Stock (the “Certificate of Designation”). Pursuant to the Certificate of Designation, the board of directors of the Company authorized the creation 25,000,000 shares of Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “RCPS”). The RCPS is ranked senior to all classes or series of the Company’s common stock and does not have any voting rights. However, the holders of the RCPS are entitled to receive, when declared by the board of directors, cumulative cash dividends at the rate of 6% per annum on each $1.00 per RCPS. Commencing on the date of issuance, the dividends on the RCPS shall accrue and be cumulative, payable annually in arrears on the 30th business day on each anniversary of the issue date. Dividends will accumulate whether or not the Company has earnings or whether funds are legally available or declared by the Board, and no interest will be payable on any dividends which may be in arrears. Each share of RCPS shall be convertible into one share of common stock of the Company, upon the Board approving the initiation of the listing process to list the shares of the Company on any stock exchange, or upon the written approval of the Company. The Company may also, at its option, redeem the RCPS for cash at a redemption price of $1.00 per share plus any accumulated and unpaid dividends thereon. Notwithstanding, all outstanding RCPS shall be redeemable by the Company on the second anniversary of the issuance date thereof.

Transfer Agent

The transfer agent and registrar for the Company Common Stock is Action Stock Transfer Corporation located at 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121; Telephone: (801) 274-1088.

Dividends

 The Company does not anticipate paying dividends in the foreseeable future as the board of directors intends to retain future earnings for use in the Company’s business. Any future determination as of the payment of dividends will depend upon the Company’s financial conditions, results of operations and such other factors as the board of directors seems relevant.

  PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth information relating to the beneficial ownership of our Common Stock as of August 16, 2022, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The percentage of shares beneficially owned is computed on the basis of 5,409,310 shares of Common Stock outstanding as of August 16, 2022. Shares of common stock that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o HWGC Holdings Limited, 2nd Floor, 31 – 33 Jalan Maharajalela, 50150, Kuala Lumpur, Malaysia.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of class

Directors and Executive Officers
Dato Lim Hui Boon	100,000	(1)	1.8	%(1)
Leong Yee Ming	1,075,369		19.99%
Christine Kulbas	—
All directors and executive officers as a group (3 persons)	1,175,367	(1)	21.73	%(1)

5% Stockholders:
Lim Ooi Hong (2)	468,244		8.66%
Lim Chun Yen (3)	1,226,336		22.67%

(1)	Does not include 100,000 shares of Common Stock held by Tang Nyot Keow, Dato Lim Hui Boon’s wife. Dato Lim Hui Boon may be deemed an indirect beneficial owner of the shares held by his wife
(2)	Lim Ooi Hong is one of the sons of Lim Hui Boon, the Company’s President. His address is No.2A Jalan Setia Tropika u13/20B Setia Eco Park, Selangor, Shan Alam 40170, Malaysia.
(3)	Lim Chun Yen’s address is 792 Cameron East Tower, BIK 3B, Gasing Heights Condo, Petaling Jaya, Selangor, 46000, Malaysia.

PRINCIPAL SHAREHOLDERS OF HWGG CAPITAL

The following table sets forth certain information regarding the beneficial ownership of HWGG Capital’s stock at August 16, 2022 by each of HWGG Capital’s directors, executive officers, and shareholders of more than 5%, individually, and all of HWGG Capital directors and executive officers as a group:

The number of ordinary shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The percentage of shares beneficially owned is computed on the basis of 3,820,750 ordinary shares outstanding as of August 16, 2022. Shares of common stock that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o HWGG Capital, P.L.C. c/o Lot 2-15, Labuan Times Square, Jalan Merdeka 87007 Labuan, Malaysia.

Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of class
Directors and Executive Officers
MOK LIP BIN	76,300	2.0%
Dato Raja Krishnan	0	0
Yoshikazu Nishimura	0	0
All directors and executive officers as a group (3 persons)	76,300	2.0%

5% Shareholders
Lim Chun Hoo	2,160,000	56.5%
DATO’ LIM OOI HONG	222,883	5.8%
LEE KIAN KEOW	225,000	5.8%
MARVEL THEME PARK CITY SDN BHD	300,000	7.9%

PRINCIPAL SHAREHOLDERS OF THE COMPANY AFTER THE SHARE EXCHANGE

The following table sets forth information relating to the beneficial ownership of the Common Stock of the Company upon the consummation of the Share Exchange by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock;
●	each of our directors;
●	each of our named executive officers; and
●	all directors and executive officers as a group.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of class

Directors and Executive Officers
Dato Lim Hui Boon	100,000	(1)	0.1	%(1)
Leong Yee Ming	1,222,036		1.3%
Christine Kulbas	—
All directors and executive officers as a group (3 persons)	1,322,036	(1)	1.4	%(1)

5% Stockholders:	7,218,769		7.44%
Lim Chun Hoo	51,928,309		53.5%
Marvel Theme Park City Sdn Bhd(2)	7,218,769		7.44%
Dato’ Lim Ooi Hong (3)	2,994,145		9.0%

1)	Does not include 100,000 shares held by Tang Nyot Keow, Dato Lim Hui Boon’s wife. Dato Lim Hui Boon may be deemed an indirect beneficial owner of the shares held by his wife.

2)	Tang Nyot Keow & Lim Yi Chin have shared voting and investment power over the shares held by Marvel Theme Park City Sdn Bhd.

3)	Includes 2,988,333 shares of Anjuran Stabil Sdn Bhd., an entity in which Dato’ Lim Ooi Hong has 100% interest and sole voting and investment power.

COMPARISON OF RIGHTS OF THE COMPANY’S SHAREHOLDERS AND HWGG SHAREHOLDERS

The rights of the Company’s shareholders are currently governed by the Company Articles of Incorporation, the Company Bylaws and the Nevada Revised Statutes (“NRS”). The rights of the HWGG Shareholders are currently governed by the Labuan Act and HWGG Capital’s Memorandum and Articles of Association

The following summary is not a complete statement of the rights of the shareholders of each company, or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the NRS and the Company’s corporate documents and the Labuan Act and HWGG Capital’s corporate documents, which you are urged to read carefully. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 68.

The Company	HWGG Capital
Authorized Capital Stock
The Company Articles of Incorporation authorize for issuance 425,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, each having $0.0001 par value per share. The Articles of Incorporation authorize the Board, subject to limitations prescribed by the Nevada Revised Statutes, to issue up to 25,000,000 shares of our Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock.

Under the Labuan Act, a Labuan company shall have power—to issue shares which may be divided into one or more classes, with such designations, preferences, limitations and relative rights as shall be stated or provided for in the articles, and all prices and values given in respect of the shares shall be expressed in a currency other than ringgit; and (b) subject to its articles, to issue fractions of its shares, and such fractional shares shall have the corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

The authorized capital stock of HWGG Capital consists of 3,820,750 ordinary shares, $1.00 par value per share, of which 3,820,750 shares are issued and outstanding; there are no preferred shares.

Preferred Stock, Redemption Rights

On March 10, 2022, the Company filed designated 25,000,000 shares of Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “RCPS”). No shares of RCPS have been issued as of the date of this prospectus. RCPS is convertible into shares of Common Stock on the one-for-one conversion rate. RCPS is ranked senior to all classes or series of the Company’s common stock and does not have any voting rights.

Holders may convert shares of RCPS into shares of common stock of the Company at the rate of one upon the Board approving the initiation of the listing process on any stock exchange, or upon written consent of the Company. The Company may also, at its option, redeem the RCPS for cash at a redemption price of $1.00 per share plus any accumulated and unpaid dividends thereon. If not converted or redeemed earlier, all outstanding RCPS shall be redeemable by the Company on the second anniversary of the issuance date thereof.

The Articles of Association provide that HWGG Capital shall have the power to issue preference shares carrying a right to redemption or liable to be redeemed at the option of the Company or to issue preference capital ranking equally with or in priority to preference shares already issued and the Directors may, subject to the provisions of the Labuan Act, redeem such shares on such terms and in such manner as they may think fit.

No preference shares were issued.

Dividends
The NRS provides that no distribution (including dividends on, or redemption or repurchase of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of dissolution to satisfy the preferential rights of preferred shareholders. The Company has never paid cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future.	Section 140 of the Labuan Act provides that no dividend shall be payable to any shareholder of any Labuan company except out of profits. HWGG Capital has not issued any dividends to its members.
Voting Rights
Under the Company’s bylaws, each holder of the company’s Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders; cumulative voting for the election of directors is not provided.	The Articles of Association provide that subject to any rights or restrictions for the time being attached to any class or classes of shares, every member present in person or by proxy or represented by an attorney shall have one vote on a show of hands and shall have one vote for each voting share of which he is the holder.
Directors

The NRS provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased. The NRS further provides that directors need not be shareholders unless the corporation’s certificate of incorporation so provides.

The Company Bylaws provide that the business and affairs of the Company shall be managed by the Board. The Company Bylaws provide that the number of directors which shall constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors, but shall not be less than one. The Company’s board of directors currently consists of two members.

Under the Labuan Act, a Labuan company must have one or more directors, at least one of whom shall be a resident director. A resident director may be a natural person who has attained the age of 18, who is otherwise of full legal capacity, who fulfills such criteria or requirements as may be determined by the LFSA and has consented in writing to be appointed as a resident director.

A director of a Labuan company may be a corporation and such corporation may act by itself or through a nominee appointed in writing and may be appointed or may act as a director of more than one company. Each director holds office according to the terms of his appointment until his successor takes office or until his earlier death resignation or removal. The first director or directors shall be elected by the subscriber to the Memorandum of Association. Thereafter, the director or directors shall be elected by the members or directors for such term as the members or directors may determine and may be removed by the members. A director by writing under his hand deposited at the registered office of the company may from time to time appoint another director or any other person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the company and shall not be deemed to be an agent of the director appointing him.

Vacancies of Directors
Under the Company Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director;	Any casual vacancy in directors may, so far as the articles of a Labuan company do not otherwise provide, be filled by a person appointed by the continuing director or directors or, if there is no continuing director, by the LFSA on an application made by a member of the company
Quorum
Under the Company Bylaws, a majority of the entire board of directors shall be necessary to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors. Whether or not a quorum is present at a meeting of the board of directors, a majority of the directors present may adjourn the meeting to such time and place as they may determine without notice other than an announcement at the meeting.	The quorum necessary for the transaction of business of directors shall be as follows: (a) all matters arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. For the purposes of this Article, a director shall be deemed to be present at the meeting if he participates by telephone or other electronic means
Action by Written Consent by the Board
The Company Bylaws provide that any action required or permitted to be taken by the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the consents thereto in writing or by electronic transmission by the members of the board of directors or committee shall be filed with the minutes of the proceedings of the board of directors or such committee	The Articles of Association state that a resolution in writing signed by all the directors shall be as effective for all purposes as a resolution passed at a meeting of the directors duly convened, held, and constituted
Annual Meeting of Shareholders
The NRS and Company Bylaws provide that an annual meeting of shareholders shall be held on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which meeting the shareholders shall elect directors and transact only such other business as is properly brought before the meeting in accordance with these By-Laws. Notice of the Annual Meeting stating the date, time and place of the meeting shall be given as permitted by law to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Under the Articles of Association, an annual general meeting shall be held once in every calendar year, and except for the year of incorporation, at such time and place (in Labuan or any part of Malaysia or any part of the world) as may be determined by the directors, but so that within nine (9) months after the date to which the accounts of the company are made up.

Special Meeting of Shareholders

The NRS provide that, unless otherwise provided in the articles of incorporation or bylaws, special meetings of the shareholders may be called by the entire board of directors, any two directors or the president. The Company Bylaws modify the NRS provisions by providing that special meeting of shareholders may be called only at the request of a majority of the board of directors, by the Chairman of the Board, if any, the Chief Executive Officer, if any, the President or the Secretary. Notice of a Special Meeting stating the purpose or purposes for which the meeting is called and the date, time and place of the meeting, and the means of electronic communications, if any, by which shareholders and proxies shall be deemed to be present in person and vote, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Only such business as is specified in the notice of the special meeting shall come before such meeting.

Under the Articles of Association, HWGG Capital shall give its members notice for such meeting not less than twenty-one (21) days, specifying the place, day and hour of meeting and in the case of special business the general nature of such business, shall be given in manner hereinafter mentioned to such persons as are under the provisions of these Articles entitled to receive notices of general meetings from the company, but with the consent of all persons for the time being, entitled as aforesaid, a meeting may be convened upon a shorter notice, and in such manner, as such persons may approve. The accidental omission to give such notice to or the non-receipt of such notice by any such person shall not invalidate the proceedings or any resolution passed at any such meeting.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. For all purposes, the quorum shall be one shareholder present in person or by proxy. For the purposes of this Article, such shareholder or his proxy shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other and recognize each other’s voice, and for this purpose, participation shall constitute proof of recognition.

Action by Written Consent of Shareholders
Under the NRS and the Company Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if, before or after the action, written consent thereto is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The resolution and the consents thereto in writing or by electronic transmission by the members of the board of directors or committee shall be filed with the minutes of the proceedings of the board of directors or such committee.	Subject to the Labuan Act, a resolution in writing signed by all members for the time being entitled to receive notice of and attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be valid and effective as if the same had been passed at a general meeting of the company duly convened and held, and may consist of several documents in the like form each signed by one or more members. A telefax, email or other electronic communication sent by a member shall be deemed to be a document signed by him.
Preemptive Rights
The Company’s shareholders do not have preemptive rights. Thus, if additional shares of Common Stock are issued, the current holders of the Company’s Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of Common Stock to the extent that they do not participate in the additional issuance.	The Articles of Association provide that no member shall sell, transfer or otherwise part with the beneficial ownership of any share in HWGG Capital without first making an offer to sell the same to the other existing members.

LEGAL MATTERS

The validity of the Company’s Common Stock to be issued in the Share Exchange and certain other legal matters relating to the Share Exchange are being passed upon for the Company by The Crone Law Group, P.C.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2021 appearing elsewhere in this prospectus and in the registration statement, have been included in reliance upon the report of Pan-China Singapore PAC, independent auditors, which is included herein upon authority of upon authority of Pan-China Singapore PAC as experts in accounting and auditing.

The consolidated financial statements of the Company as of December 31, 2020 appearing elsewhere in this prospecuts and in the registration statement have been included in reliance upon the report of Dale Matheson Carr-Hilton LaBonte LLP, independent auditors, which is included herein upon authority of Dale Matheson Carr-Hilton LaBonte LLP as experts in accounting and auditing.

The consolidated financial statements of HWGG Capital as of December 31, 2021 and 2020 and for the years then ended appearing elsewhere in this prospectus have been included in reliance upon the report of Pan-China Singapore PAC, which audited HWGG Capital using US GAAP standard. SBY Partners PLT is HWGG Capital’s independent auditors that audited HWGG Capital under the local Malaysia accounting standard.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this prospectus the Company has filed a registration statement on Form S-4 to register with the SEC certain equity consideration that the Company will issue to HWGG Shareholders in the Share Exchange. This prospectus is a part of that registration statement and constitutes a prospectus of the Company.

If you would like to request documents from the Company, or HWGG Capital, please send a request in writing or by telephone to either the Company or HWGG Capital at the following addresses:

HWGC Holdings Limited 2nd Floor, No. 31 – 33 Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia
HWGG Capital P.L.C. Lot 2-15, Labuan Times Square, Jalan Merdeka 87007 Labuan, Malaysia

INDEX TO FINANCIAL INFORMATION

HWGC HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

HWGG CAPITAL P.L.C.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of HWGC Holdings Limited (formally known as Vitaxel Group Limited)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HWGC Holdings Limited (formally known as Vitaxel Group Limited)/ (the “Company”) as of December 31, 2021, the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses in developing its business. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The Company has significant transactions with related parties, which are described in Note 9 to the financial statements. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist.

PAN-CHINA SINGAPORE PAC (6255)

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2021

Singapore, March 29, 2022

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Vitaxel Group Limited

 Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vitaxel Group Limited (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses in developing its business. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

 We have served as the Company’s auditor since 2018

Vancouver, Canada, March 29, 2021

HWGC HOLDINGS LIMITED

(Formerly known as Vitaxel Group Limited)

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars)

	As of	As of
	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$37,033	$46,551
Amount due from related parties	49,805	34,332
Inventories	—	2,525
Other receivables, prepayments and other current assets	37,333	28,905
Total Current Assets	124,171	112,313

Non-current assets
Right-of-use assets	34,768	88,100
Property and equipment, net	24,048	41,068
Total Non-Current Assets	58,816	129,168

TOTAL ASSETS	$182,987	$241,481

LIABILITIES
Current liabilities
Amounts due to related parties	$4,267,033	$4,401,809
Commission payables	126,315	131,257
Accounts payable	78	230
Accruals and other payables	342,661	353,213
Lease obligation	30,289	47,974
Total Current Liabilities	4,766,376	4,934,483

Non-current liabilities
Lease obligation, net of current portion	2,576	40,260
Total Non-Current Liabilities	2,576	40,260
TOTAL LIABILITIES	4,768,952	4,974,743

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ EQUITY
Preferred stock par value $0.0001: 1,000,000 shares authorized; and 0 outstanding	—	—
Common stock par value $0.0001: 70,000,000 shares authorized; 54,087,903 and 54,087,903 shares issued and outstanding, respectively	5,409	5,409
Additional paid-in capital	4,749,798	4,749,798
Accumulated deficit	(9,598,819)	(9,576,061)
Accumulated other comprehensive income	257,647	87,592
Total Stockholders’ Equity	(4,585,965)	(4,733,262)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$182,987	$241,481

The accompanying notes are an integral part of the consolidated financial statements.

HWGC HOLDINGS LIMITED

(Formerly known as Vitaxel Group Limited)

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In U.S. dollars)

	For the Years Ended December, 31
	2021	2020
REVENUE	$3,124	$18,872

COST OF REVENUE	(2,861)	(14,404)

GROSS PROFIT	263	4,468

OPERATING EXPENSES
Selling expense	(23)	(553)
General and administrative expenses	(451,154)	(642,241)
Total Operating Expenses	(451,177)	(642,794)

LOSS FROM OPERATIONS	(450,914)	(638,326)

OTHER INCOME / (EXPENSE), NET
Management fee income	440,000	480,000
Other income	—	213,282
Impairments	—	(16,922)
Other expense	(11,844)	(26,177)
Total other income / (expense), net	428,156	650,183

NET (LOSS) / INCOME	$(22,758)	$11,857

OTHER COMPREHENSIVE INCOME / (LOSS)
Foreign currency translation adjustment	170,055	(77,052)

TOTAL COMPREHENSIVE INCOME / (LOSS)	$147,297	$(65,195)

Weighted average number of common shares outstanding - basic and diluted	54,087,903	54,087,903

Net loss per share - basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of the consolidated financial statements

HWGC HOLDINGS LIMITED

(Formerly known as Vitaxel Group Limited)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Stated in US Dollars)

	Common		Additional		Accumulated Other	Total
	Stock		Paid-in	Accumulated	comprehensive	Stockholders’
	Shares	Amount	Capital	gain / (deficit)	income (loss)	Equity

Balance, December 31, 2019	54,087,903	$5,409	$4,749,798	$(9,587,918)	$164,644	$(4,668,067)
Net income	—	—	—	11,857	—	11,857
Foreign currency translation adjustment	—	—	—	—	(77,052)	(77,052)
Balance, December 31, 2020	54,087,903	$5,409	$4,749,798	$(9,576,061)	$87,592	$(4,733,262)
Net loss	—	—	—	(22,758)	—	(22,758)
Foreign currency translation adjustment	—	—	—	—	170,055	170,055
Balance, December 31, 2021	54,087,903	$5,409	$4,749,798	$(9,598,819)	$257,647	$(4,585,965)

The accompanying notes are an integral part of the consolidated financial statements.

HWGC HOLDINGS LIMITED

(Formerly known as Vitaxel Group Limited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$(22,758)	$11,857
Items not involving cash:
Depreciation and amortization of– property, plant and equipment and right-of-use assets	58,467	37,197
Interest expenses on lease obligation	2,379	474
Impairment on accounts receivable	—	—
Property and equipment written off and disposal	—	—
Inventories written off	—	16,922
Changes in operating assets and liabilities:
Other receivables, prepayments and other current assets	(8,428)	1,654
Inventories	2,525	(1,997)
Accounts payable	(152)	76
Commission payables	(4,942)	(2,486)
Accrued expense and other payables	(10,552)	(13,100)
Net cash generated by / (used in) operating activities	16,539	76,797

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	—	(4,348)
Net cash used in investing activities	—	(4,348)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of principal portion of lease liabilities	(46,519)	(12,404)
Proceed / (Repayment) to related parties	22,055	(77,354)
Net cash used in financing activities	(24,464)	(89,758)

EFFECT OF EXCHANGE RATES ON CASH	(1,593)	424

NET CHANGE IN CASH AND CASH EQUIVALENTS	(9,518)	(16,885)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	46,551	63,436

CASH AND CASH EQUIVALENTS, END OF YEAR	$37,033	$46,551

SUPPLEMENTAL OF CASH FLOW INFORMATION

Cash paid for interest expenses	$—	$—
Cash paid for income tax	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

HWGC HOLDINGS LIMITED

(Formerly known as Vitaxel Group Limited)

NOTES TO THE CONSOLIDATE FINANCIAL STATEMENTS

(In U.S. dollars)

1.	ORGANIZATION AND BUSINESS

HWGC Holdings Limited (“the Company”) formerly known as Vitaxel Group Limited , incorporated in Nevada, is engaged in direct selling industry and online shopping platform primarily through its operating entities in Malaysia.

Vitaxel SDN BHD (“Vitaxel SB”), was incorporated in Malaysia on August 10, 2012. Vitaxel SB is primarily engaged in the direct selling industry utilizing a multi-level marketing model with an emphasis on travel, entertainment and lifestyle products and services.

Vitaxel Online Mall SDN BHD (“Vionmall”), was incorporated in Malaysia on September 22, 2015. Vionmall is primarily in developing online shopping platforms geared to the Company and its members and the third-party suppliers of products and services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. On consolidation, all intercompany balances and transactions are eliminated. The Company owns 100% interest in both of its subsidiaries, Vitaxel SB and Vionmall.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Significant areas of estimate include useful lives of property and equipment, impairment of long-term assets and deferred income tax obligations. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Foreign currency translation and transactions

The functional currency of the Company is the Malaysian Ringgit (“MYR”) and reporting currency of the Company is United States Dollar (“USD”). The financial statements of the Company are translated into USD using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, and which have original maturities of three months or less when purchased.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company generally does not require collateral from its customers. For the year ended December 31, 2021 and 2020, none of the Company’s accounts receivable are written off as bad debts.

Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. As of December 31, 2021 and 2020, none of the Company’s assets and liabilities was required to be reported at fair value on a recurring basis. Carrying values of non-derivative financial instruments, including cash, accounts receivables, payables and accrued liabilities, approximate their fair values due to the short-term nature of these financial instruments. There were no changes in methods or assumptions during the periods presented.

Inventories

Inventories consist of finished goods. Inventories are stated at lower of cost or net realizable value, with cost determined on a weighted-average method, and not to exceed net realizable value. The Company writes down its inventory balances for obsolete amounts estimated on an individual basis for the finished goods. For the year ended December 31, 2021 and 2020, the Company wrote down $2,393 and $16,922 respectively, of its inventories that have been obsolete.

Long-term investment

The Company’s interests in associated companies are accounted for under equity method under U.S. GAAP. Under the equity method, if the Company’s share of losses of an associated company equals or exceeds the amount of investment plus advances made by the Company, the Company ordinarily discontinues including its share of losses and the investment is reported at nil value. If the associated company subsequently reports net income, the Company will resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Office equipment	5 years
Computer equipment	5 years
Furniture and fixtures	5 years
Electrical & fitting	5 years
Software and website	5 years

The residual values, useful lives and methods of depreciation of property and equipment are reviewed and adjusted if appropriate, on an annual basis.

Leases

The Company assesses, at the inception of contract, whether it contains a lease. A contract is classified as a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any indirect costs incurred.

The right-to-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-to-use asset or the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses and adjusted for certain remeasurements of the lease liability, if any.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be determined, the Company’s incremental borrowing rate. The lease liability is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payment arising from a change in an index or rate, or changes in assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

Revenue recognition

The Company recognizes revenue pursuant to FASB Accounting Standards Codification 606 (“ASC 606”) Revenue from Contracts with Customers , the standard applies a five step model (i) The standard applies to a company’s contracts with customers (ii) The unit of account for revenue recognition under the new standard is a performance obligation (a good or service) and the performance obligations will be accounted for separately if they are distinct (iii) The transaction price is determined based on the amount of consideration that a company expects to be entitled to from a customer (iv) The transaction price is allocated to all the separate performance obligations in an arrangement, and (v) Revenue will be recognized when an entity satisfies each performance obligation by transferring control of the promised goods or services to the customer. Goods or services can transfer at a point in time or over time.

Product sales − The Company recognizes revenue when it satisfies each performance obligation by transferring control of the goods to the independent members or purchasers of the products. Product sales are recognized net of product returns, discounts and taxes. A reserve for product returns is accrued based on historical experience. There was no deferred revenue accrued as of December 31, 2021 and 2020.

Membership fee − The Company recognizes the membership fee revenue over the term of the membership, which is 12 months. The revenue will not be recognized until the 10 days cooling-off period is expired. For the year ended December 31, 2021 and 2020, all membership fees were waived by the Company for promotion purpose.

Commission expense

Commission expense incurred by the Company is recognized as cost of revenue and as a liability (commission payable in the consolidated balance sheet. Commission expense is not recoverable once recognized and is expensed as incurred.

Income Taxes

Income taxes are determined using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

U.S. Corporate Income Tax

The Company is subject to U.S. corporate income tax on its taxable income at a rate of up to 21% for taxable years beginning after December 31, 2017 and U.S. corporate income tax on its taxable income of up to 35% for prior tax years. Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), was signed into law on December 22, 2017. The U.S. Tax Reform significantly modified the U.S. Internal Revenue Code by, among other things, reducing the statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; migrating the U.S. to a territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries; subject to certain limitations, generally eliminating U.S. corporate income tax on dividends from foreign subsidiaries; and providing for new taxes on certain foreign earnings. Taxpayers may elect to pay the one-time transition tax over eight years, or in a single lump-sum payment. See Note 8 – Income Tax.

To the extent that portions of its U.S. taxable income, such as Subpart F income or global intangible low-taxed income (“GILTI”), are determined to be from sources outside of the U.S., subject to certain limitations, the Company may be able to claim foreign tax credits to offset its U.S. income tax liabilities. Any remaining liabilities are accrued in the Company’s consolidated statements of comprehensive income and estimated tax payments are made when required by U.S. law.

Uncertain Tax Positions

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes. The Company did not recognize any income tax due to uncertain tax positions or incur any interest and penalties related to potential underpaid income tax expense as of December 31, 2021 and 2020.

Comprehensive loss

Comprehensive loss includes net loss and cumulative foreign currency translation adjustments and is reported in the Consolidated Statement of Comprehensive Loss.

Loss per share

The loss per share is computed using the weighted average number of shares outstanding during the fiscal years. For the years ended December 31, 2021 and 2020, there was no dilutive effect due to net loss.

Related party transactions

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests. The financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently issued accounting pronouncements

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which improves fair value disclosure requirements by removing disclosures that are not cost beneficial, clarifying disclosures’ specific requirements and adding relevant disclosure requirements. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted and an entity can choose to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The adoption of ASU 2018-13 did not have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, with the intent to reduce the complexity in accounting for income taxes. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, and early adoption is permitted. The accounting update removes certain exceptions to the general principles in ASC 740 as well as provides simplification by clarifying and amending existing guidance. The Company is currently assessing the impact of the new standard on the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities and Exchange Commission (“SEC”) did not, or are not believed by management, to have a material impact on the Company’s present and future consolidated financial statements.

3.	GOING CONCERN

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

For the year ended December 31, 2021, the Company reported a net loss of $22,758 and had a working capital deficit of $4,642,205. The Company had an accumulated deficit of $9,598,819 as of December 31, 2021.

The continuation of the Company as a going concern is dependent upon improving the profitability and the continuing financial support from its stockholders or other capital sources. Management believes that the continuing financial support from the existing shareholders or external debt financing will provide the additional cash to meet the Company’s obligations as they become due. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. While the extent of the impact is unknown, the pandemic may hinder the Company’s operation and ability to raise financing due to uncertain capital markets, increased government regulations and other unanticipated factors.

These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

4.	OTHER RECEIVABLES, PREPAYMENTS AND OTHER CURRENT ASSETS

Other receivables, prepayments and other current assets consist of the following:

	As of December 31, 2021	As of December 31, 2020

Deposits (1)	$14,744	$15,371
Prepayments (2)	22,589	13,534
	$37,333	$28,905

(1)	Deposits represented payments for rental, utilities and deposit payment to product suppliers.

(2)	Prepayments mainly consists of prepayment for insurance and IT related fees.

5.	LEASES

The Company capitalizes all leased assets pursuant to ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize right-of-use assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases.

The Company lease consist of operating lease for office space and office equipment, with operating lease for terms between 2 to 5 years. As the operating lease does not provide implicit interest rate, management estimated a current borrowing rate of 3.5% in determining the present value of the lease.

Right-of-use assets consist of the following:

	As of December 31, 2021	As of December 31, 2020

Office space	$81,897	$92,343
Office equipment	7,038	7,821
	88,935	100,164
Less: Accumulated amortization	(54,167)	(12,064)
Balance at end of year	$34,768	$88,100

Lease liabilities consist of the following:

	2022	2023	2024	2025	As of December 31, 2021

Lease payments
Office space	29,102	—	—	—	29,102
Office equipment	1,727	1,727	697	236	4,387
Total lease payments	30,829	1,727	697	236	33,489
Less: discount					(624)
Lease obligation					32,865
Less: current obligations					(30,289)
Lease obligation, net of current portion					2,576

PROPERTY AND EQUIPMENT, NET

6.	PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following:

	As of December 31, 2021	As of December 31, 2020

Office equipment	$27,954	$29,048
Computer equipment	103,552	107,603
Furniture and fittings	7,961	8,273
Software and website	16,258	16,894
Property plant and equipment gross	155,725	161,818
Less: Accumulated depreciation	(131,677)	(120,750)
Balance at end of year	$24,048	$41,068

Depreciation expenses charged to the statements of loss and comprehensive loss for the years ended December 31, 2021 and 2020 were $15,590 and $25,664 respectively.

ACCRUED EXPENSE AND OTHER PAYABLES

7.	ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of December 31, 2021	As of December 31, 2020

Provisions and accruals	$44,482	$43,668
Others (1)	298,179	309,545
Balance at end of year	$342,661	$353,213

(1)	Other payables mainly consist of members allocated redemption points and commission payable.

8.	INCOME TAX

Income taxes consisted of Malaysia income tax and U.S. income tax. Malaysia income tax rate is 24% (2020: 24%) and United States of America income tax rate is 21% (2020: 21%). A reconciliation of income taxes at statutory rates is as follows:

 Schedule of Effective Income Tax Rate Reconciliation

	For the year ended
	December 31, 2021	December 31, 2020
(Loss) / Income before income tax	$24,804	$11,857
Statutory rate	21%	21%
Expected income tax recovery	$5,000	$2,000
Permanent difference	(5,000)	(12,000)
Effect of change in tax rate	—	183,000
Change in valuation allowance	—	(173,000)
Income tax recovery	$—	$—

Deferred tax assets had not been recognized in respect of any potential tax benefit that may be derived from non-capital loss carry forward and property and equipment as it may not be probably that future taxable profits will be available against which these tax assets can be utilized.
Schedule of Deferred Tax Assets

	For the year ended
	December 31, 2021	December 31, 2020
Non-capital loss carry-forwards	$607,000	$645,000
Property and equipment	42,000	22,000
Deferred Tax Assets, Gross	649,000	667,000
Unrecognized deferred tax assets	(649,000)	(667,000)
Current tax expenses	$—	$—

9.	RELATED PARTY TRANSACTIONS

	As of December 31, 2021	As of December 31, 2020
Amount due from related parties
Asia Food People Sdn Bhd (1)	$3,252	$3,074
G2lux Sdn Bhd (2)	37,099	21,606
Ho Wah Genting Berhad (3)	5,030	5,226
Snatch Asia Sdn Bhd (4)	4,424	4,426
Total Amount due from related parties	$49,805	$34,332

Amount of due to related parties
Ho Wah Genting Group Sdn Bhd (5)	626,308	83,339
Dato’ Lim Hui Boon (6)	71,857	49,778
Ho Wah Genting Holding Sdn Bhd (7)	59,880	62,223
Grande Legacy Inc. (8)	3,506,976	4,206,469
Grandelife Inc (9)	2,012	—
Total Amount due to related parties	$4,267,033	$4,401,809

The related party balances are unsecured, interest-free and repayable on demand.

(1)	A director of the Company, Leong Yee Ming, is also a director of Asia Food People Sdn Bhd (“AFP”). The amount due from AFP as at December 31, 2021 were advances made to AFP.

(2)	A director of the Company, Leong Yee Ming, is also a director of G2lux Sdn Bhd (“G2lux”). The amount due from G2lux as at December 31, 2021 were advances made to G2lux.

(3)	The President of the Company, Dato’ Lim Hui Boon, is also the Group President of Ho Wah Genting Berhad (“HWGB”), a company listed in Bursa Malaysia Main Market.

(4)	A director of the Company, Leong Yee Ming, is also a director of Snatch Asia Sdn Bhd (“SASB”). The amount due from SASB as at December 31, 2020 were advances made to SASB.

(5)	The President of the Company, Dato’ Lim Hui Boon, is also the Group President of Ho Wah Genting Group Sdn Berhad (“HWGGSB”).

(6)	The amount due to the President of the Company, Dato’ Lim Hui Boon, as at December 31, 2021 were advances made to the Company.

(7)	A former director of the Company, Lim Wee Kiat, is also a director of Ho Wah Genting Holding Sdn Bhd.

(8)	A director of the Company, Leong Yee Ming, is also a director of Grande Legacy Inc. (“GL”).

The Company recognized management fee income of $440,000 and $480,000 charged to GL for the year ended December 31, 2021 and 2020 respectively.

The Company also recognized royalty income of $nil and $296 charged to GL for the year ended December 31, 2021 and 2020 respectively.

The Company billed GL for sales of $2,761 and $17,490 for the year ended December 31, 2021 and 2020 respectively.

(9)	A director of the Company, Leong Yee Ming, is also a director of Grandelife Inc (“GR”). The amount due from GR as at December 31, 2021 were advances made by GR to the Company.

(10)	Total payment made in the form of compensation, which includes salary, bonus, stock awards and all other compensation have been made to the following officers of the Company:

	December 31, 2021	December 31, 2020

Lim Wee Kiat	$52,125	$46,397
Leong Yee Ming	44,886	43,819
	$97,011	$90,216

10.	COMMITMENTS AND CONTINGENCIES

Capital Commitments

As of December 31, 2021, and 2020, Company has no capital commitments.

11.	SHAREHOLDERS’ EQUITY

The Company has 1,000,000 shares authorized for preferred stock, with 0 outstanding during the year ended December 31, 2021 and 2020.

The Company also has 70,000,000 shares authorized for common stock, with 54,087,903 outstanding during the year December 31, 2021 and 2020.

12.	SUBSEQUENT EVENTS

On March 2, 2022, the Company filed an amendment to its Amended and Restated Articles of Incorporation for the followings:

(i)	changed the name of the Company to HWGC Holdings Limited (“Name Change”)

(ii)	reduced the number of the issued and outstanding shares of common stock, par value $0.0001 per share by effecting a reverse stock split in the split ratio of 1-for-10; and

(iii)	increased the authorized share capital of the Company from 71,000,000 shares, consisting of 70,000,000 shares of common stock, and 1,000,000 shares of preferred stock, $0.0001 par value per share, to 425,000,000 shares, consisting of 400,000,000 shares of common stock and 25,000,000 shares of preferred stock.

In connection with (i) and (ii), the Company submitted to the Financial Industry Regulatory Authority, Inc. (“FINRA”) a voluntary request for a change of the Company’s trading symbol. Both items will become effective for trading purposes when approval of said corporate actions is approved by FINRA.

On April 8, 2022, FINRA notified the Company that the Name Change and the Reverse Stock Split will take effect on the over-the-counter market at the start of business on April 11, 2022. On April 11, 2022, the Company's common stock started trading on the Reverse Stock Split basis and under the name, “HWGC Holdings Limited.” The Company also requested FINRA to change its trading symbol, which have taken effect 20 calendar days from April 11, 2022.

On July 21, 2022, the Company entered into a share exchange agreement (the “HWGG Share Exchange Agreement”) with HWGG Capital P.L.C., a Labuan company (“HWGG Capital”), and all of the shareholders of HWGG Capital (the “Shareholders”). Subject to the closing conditions set forth in the HWGG Share Exchange Agreement, each Shareholder irrevocably agreed to transfer and assign to the Company all HWGG Capital’s shares held by such Shareholders in exchange for an aggregate of 91,666,667 newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Following the closing of the share exchange (the “HWGG Transaction”), HWGG Capital will be a wholly owned subsidiary of the Company.

Subject to the terms and conditions of the HWGG Share Exchange Agreement, at the closing of the HWGG Transaction, each issued and outstanding share of HWGG Capital shall be exchanged for such number of shares of newly issued shares Common Stock (the “Exchange Shares”) for an aggregate of $55,000,000. The number of Exchange Shares will be calculated based on a $0.60 share price.

The consummation of the HWGG Transaction is subject to certain closing conditions, including, among other matters: (a) approval by the Labuan Finance Services Authority of the change in ownership of the Company; (b) the Securities and Exchange Commission (the “SEC”) declaring effective the HWGC Holding’s statement on Form S-4 that will be filed in connection with the registration of the Exchange Shares; (c) the accuracy of the parties’ respective representations and warranties in the HWGG Share Exchange Agreement, subject to specified materiality qualifications; compliance by the parties with their respective pre-closing obligations in the HWGG Share Exchange Agreement in all material respects.

On August 9, 2022, the Company entered into another share exchange agreement (the “Fintech Share Exchange Agreement”) with Fintech Scion Limited (“Fintech”), a private limited company incorporated in the United Kingdom, and all of the shareholders of Fintech. Subject to the closing conditions set forth in the Fintech Share Exchange Agreement, each shareholder of Fintech irrevocably agreed to transfer and assign to the Company all Fintech’s shares held by such shareholders in exchange for an aggregate of 101,666,667 newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Following the closing of the share exchange (the “Fintech Transaction”), Fintech will be a wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Fintech Share Exchange Agreement, at the closing of the Fintech Transaction, each issued and outstanding share of HWGG Capital shall be exchanged for such number of shares of newly issued shares Common Stock (the “Exchange Shares”) for an aggregate of $61,000,000. The number of Exchange Shares will be calculated based on a $0.60 share price.

The consummation of the Fintech Transaction is subject to certain closing conditions, including, among other matters: (a) any required notices have been sent to the United Kingdom’s Financial Conduct Authority regarding the change in ownership of Fintech; (b) the SEC declaring effective the registration statement on Form S-4 that will be filed in connection with the registration of the shares of Common Stock to be issued to the shareholders of HWGG Capital in accordance with the terms of the HWGG Share Exchange Agreement; (c) the accuracy of the parties’ respective representations and warranties in the Fintech Share Exchange Agreement, subject to specified materiality qualifications; (d) compliance by the parties with their respective pre-closing obligations in the Share Exchange Agreement in all material respects; and (e) the absence of a Seller Material Adverse Effect (as defined in the Fintech Share Exchange Agreement).

HWGC HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars)

	As of June 30, 2022 (Unaudited)	As of December 31, 2021 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$11,422	$37,033
Amount due from related parties	56,758	49,805
Inventories	—	—
Other receivables, prepayments and other current assets	16,940	37,333
Total Current Assets	85,120	124,171

Non-current assets
Right-of-use assets	93,484	34,768
Property and equipment, net	17,874	24,048
Total Non-Current Assets	111,358	58,816

TOTAL ASSETS	$196,478	$182,987

LIABILITIES
Current liabilities
Amounts due to related parties	$4,254,691	$4,267,033
Commission payables	119,652	126,315
Accounts payable	817	78
Accruals and other payables	338,583	342,661
Lease obligation	17,682	30,289
Total Current Liabilities	4,731,425	4,766,376

Non-current liabilities
Lease obligation, net of current portion	76,186	2,576
Total Non-Current Liabilities	76,186	2,576
TOTAL LIABILITIES	4,807,611	4,768,952

STOCKHOLDERS’ EQUITY
Preferred stock par value $0.0001: 25,000,000 shares authorized; and 0 outstanding	—	—
Common stock par value $0.0001: 400,000,000 shares authorized; 5,409,310 shares issued and outstanding	5,409	5,409
Additional paid-in capital	4,749,798	4,749,798
Accumulated deficit	(9,754,967)	(9,598,819)
Accumulated other comprehensive income	388,627	257,647
Total Stockholders’ Equity	(4,611,133)	(4,585,965)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$196,478	$182,987

The accompanying notes are an integral part of these condensed consolidated financial statements.

HWGC HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
REVENUE	$308	$4,128	$325	$4,262

COST OF REVENUE	(281)	(4,008)	(292)	(4,106)

GROSS PROFIT	27	120	33	156

OPERATING EXPENSES
Selling expense	—	—	—	(23)
General and administrative expenses	(188,834)	(107,554)	(315,889)	(229,694)
Total operating expenses	(188,834)	(107,554)	(315,889)	(229,717)

LOSS FROM OPERATIONS	(188,807)	(107,434)	(315,856)	(229,561)

OTHER INCOME/(EXPENSE), NET
Other income	158,670	120,000	165,051	240,000
Other expense	(2,659)	(5,228)	(5,343)	(7,171)
Total Other income / (Expense), net	156,011	114,772	159,708	232,829

Net Income / (Loss)	$(32,796)	$7,338	$(156,148)	$3,268

OTHER COMPREHENSIVE INCOME / (LOSS)
Foreign currency translation adjustment	101,325	3,639	130,980	140,154

TOTAL COMPREHENSIVE INCOME (LOSS)	$68,529	$10,977	$(25,168)	$143,422

Weighted average number of common shares outstanding - basic and diluted	54,087,903	54,087,903	54,087,903	54,087,903
Net Income (Loss) per share - basic and diluted	$(0.00)	$0.00	$(0.00)	$0.00

The accompanying notes are an integral part of these condensed consolidated financial statements.

HWGC HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In U.S. dollars)

	For the Period Ended June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) / income	$(156,148)	$3,268
Items not involving cash:
Depreciation and amortization of– property and equipment and right-of-use assets	28,915	31,893
Interest expenses on lease obligation	1,747	905
Changes in operating assets and liabilities
Other receivables, prepayments and other current assets	20,393	6,079
Inventories	—	122
Accounts Payable	739	(154)
Commission payables	(6,663)	(4,117)
Accrued expense and other payables	(4,078)	(12,653)
Net cash (used in) / provided by operating activities	(115,095)	25,343

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rights-of-use assets	(21,077)	—
Disposal of rights-of-use assets	5,379	—
Net cash used in investing activities	(15,698)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of principal portion of lease liabilities	(14,354)	(19,793)
Proceeds from / (Repayment to) related parties	120,840	(9,828)
Net cash provided by / (used in) financing activities	106,486	(29,621)

EFFECT OF EXCHANGE RATES ON CASH	(1,304)	(1,323)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(25,611)	(5,601)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	37,033	46,551

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,422	$40,950

SUPPLEMENTAL OF CASH FLOW INFORMATION

Cash paid for interest expenses	$—	$—
Cash paid for income tax	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

HWGC HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	ORGANIZATION AND BUSINESS

HWGC Holdings Limited (“the Company”) formerly known as Vitaxel Group Limited, incorporated in Nevada, is engaged in direct selling industry and online shopping platform primarily through its operating entities in Malaysia.

Vitaxel SDN BHD (“VitaxelSB”), was incorporated in Malaysia on August 10, 2012. VitaxelSB is primarily engaged in the direct selling industry utilizing a multi-level marketing model with an emphasis on travel, entertainment and lifestyle products and services.

Vitaxel Online Mall SDN BHD (“Vionmall”), was incorporated in Malaysia on September 22, 2015. Vionmall is primarily in developing online shopping platforms geared to the Company and its members and the third-party suppliers of products and services.

2.	UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information under Article 8 of Regulation S-X. They do not include all information and foot notes required by U.S. GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the consolidated financial statement for the year ended December 31, 2021, included in the Company’s Form 10-K filed with the Security and Exchange Commission (“SEC”). The interim unaudited consolidated financial statements should be read in conjunction with those audited consolidated financial statements included in Form 10-K.

In the opinion of management, the Company has made all adjustments necessary to present a fair statement of the financial position as of June 30, 2022, results of operations for the six months ended June 30, 2022 and 2021, and cash flows for the six months ended June 30, 2022 and 2021. All significant intercompany transactions and balances are eliminated on consolidation. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results of operations for the entire fiscal year.

7

Recently issued accounting pronouncements

On March 28, 2022, the FASB issued ASU 2022-01,1 which clarifies the guidance in ASC 8152 on fair value hedge accounting of interest rate risk for portfolios of financial assets. The ASU amends the guidance in ASU 2017-123 that, among other things, established the “last-of-layer” method for making the fair value hedge accounting for these portfolios more accessible by allowing the entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and non-prepayable financial assets. ASU 2022-01’s amendments are effective for public business entities, fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. We do not expect the adoption of these amendments to have a material effect on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities and Exchange Commission (“SEC”) did not, or are not believed by management, to have a material impact on the Company’s present and future consolidated financial statements.

3.	GOING CONCERN

These unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

For the period ended June 30, 2022, the Company reported a net loss of $156,148 and had negative working capital of $4,646,305. The Company had an accumulated deficit of $9,754,967 as of June 30, 2022 due to the fact that the Company incurred losses during the years prior to June 30, 2022.

The continuation of the Company as a going concern is dependent upon improving the profitability and the continuing financial support from its stockholders or other capital sources. Management believes that the continuing financial support from the existing shareholders or external debt financing will provide the additional cash to meet the Company’s obligations as they become due. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, have adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. While the extent of the impact is unknown, the pandemic may hinder the Company’s operation and ability to raise financing and carry out its business plan due to uncertain capital markets, increased government regulations and other unanticipated factors.

These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

4.	OTHER RECEIVABLES, PREPAYMENTS AND OTHER CURRENT ASSETS

Other receivables, prepayments and other current assets consist of the following:

	June 30, 2022	December 31, 2021
Other receivables	$—	$—
Deposits (1)	10,676	14,744
Prepayments (2)	6,264	22,589
	$16,940	$37,333

(1)	Deposits represented payments for rental and utilities.
(2)	Prepayments mainly consists of prepayment for insurance and IT related fees.

5.	LEASES

The Company’s leases consist of operating leases for office space and office equipment, with operating lease for terms between 2 to 5 years. As the operating lease does not provide an implicit interest rate, management estimated a current borrowing rate of 3.5% in determining the present value of the lease.

Right-of-use assets consist of the following:

	As of June 30, 2022	As of December 31, 2021
Office space	$96,232	$81,897
Office equipment	6,666	7,038
	102,898	88,935
Less: Accumulated amortization	(9,414)	(54,167)
Balance at end of period/year	$93,484	$34,768

Lease liabilities consist of the following:

	As of June 30, 2022	As of December 31, 2021

Lease payments
Office space	$94,951	$29,102
Office equipment	3,338	4,387
Total lease payments	98,289	33,489
Less: discount	(4,421)	(624)
Lease obligation	93,868	32,865
Less: current obligations	(17,682)	(30,289)
Lease obligation, net of current portion	$76,186	$2,576

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	As of June 30, 2022	As of December 31, 2021

Office equipment	$26,480	$27,954
Computer equipment	98,452	103,552
Furniture and fittings	7,541	7,961
Software and website	15,401	16,258
Property plant and equipment gross	147,874	155,725
Less: Accumulated depreciation	(130,000)	(131,677)
Balance at end of period/year	$17,874	$24,048

Depreciation expenses charged to the statements of operations and comprehensive loss for the six month periods ended June 30, 2022 and 2021 were $5,437 (3 months $2,570) and $8,490 (3 months $4,057) respectively.

7.	ACCRUED EXPENSE AND OTHER PAYABLES

Accrued expense and other payables consist of the following:

	As of June 30, 2022	As of December 31, 2021
Provisions and accruals	$57,506	$44,482
Others (1)	281,077	298,179
Balance at end of period/year	$338,583	$342,661

(1)	Other payables mainly consist of members allocated redemption points for commissions.

10

RELATED PARTY TRANSACTIONS

8.	RELATED PARTY BALANCES AND TRANSACTIONS

	As of June 30, 2022	As of December 31, 2021
Amount due from related parties
Asia Food People Sdn Bhd (1)	$3,078	$3,252
G2lux Sdn Bhd (2)	44,747	37,099
Ho Wah Genting Berhad (3)	4,168	5,030
Snatch Asia Sdn Bhd (4)	4,765	4,424
Total Amount due from related parties	$56,758	$49,805

Amount due to related parties
Ho Wah Genting Group Sdn Bhd (5)	$860,995	$626,308
Dato’ Lim Hui Boon (6)	68,066	71,857
Ho Wah Genting Holding Sdn Bhd (7)	56,721	59,880
Grande Legacy Inc. (8)	3,208,909	3,506,976
HWGG Capital P.L.C. (9)	60,000	2,012
Total Amount due to related parties	$4,254,691	$4,267,033

The related party balances are unsecured, interest-free and repayable on demand.

(1)	The Chief Executive Officer, Chief Financial Officer Chairman and a director of the Company, Leong Yee Ming, is also a director of Asia Food People Sdn Bhd (“AFP”). The amount due from AFP as at June 30, 2022 and December 31, 2021, were advances made to AFP.

(2)	The Chief Executive Officer, Chief Financial Officer, Chairman and a director of the Company, Leong Yee Ming, is also a director of G2lux Sdn Bhd (“G2lux”). The amount due from G2lux as at June 30, 2022 and December 31, 2021, were advances made to G2lux.

(3)	The President of the Company, Dato’ Lim Hui Boon, is also the Group President of Ho Wah Genting Berhad (“HWGB”), a company listed in Bursa Malaysia Main Market.

(4)	The Chief Executive Officer, Chief Financial Officer and a director of the Company, Leong Yee Ming, is also a director of Snatch Asia Sdn Bhd (“SASB”). The amount due from SASB as at June 30, 2022 and December 31, 2021, were advances made to SASB.

(5)	The President of the Company, Dato’ Lim Hui Boon, is also the Group President of Ho Wah Genting Group Sdn Berhad (“HWGGSB”).

(6)	The amount due to the President of the Company, Dato’ Lim Hui Boon, as June 30, 2022 and December 31, 2021, were advances made to the Company.

(7)	A former director of the Company, Lim Wee Kiat, who is also a son of the President of the Company, is also a director of Ho Wah Genting Holding Sdn Bhd.

On February 1, 2022, VitaxelSB, the Company’s subsidiary, entered into a three-year lease arrangement with Ho Wah Genting Holding Sdn Bhd (the “Lease”), pursuant to which the Company is leasing this space for its corporate office. They monthly rent of $3,220 commenced on May 1, 2022. The Lease may be terminated by any party by a three-month advanced written notice.

(8)	The Chief Executive Officer, Chief Financial Officer, Chairman and a director of the Company, Leong Yee Ming, is also a director of Grande Legacy Inc. (“GL”).

The Company recognized management fee income of $50,000 and $240,000 charged to GL for the six months ended June 30, 2022 and 2021 respectively.

11

(9)	Lim Chun Hoo, a son of the President, Dato’ Lim Hui Boon, is a shareholder and former director of HWGG Capital P.L.C.

(10)	Payments in form of fees have been made to the following officers of the Company:

	June 30, 2022	June 30, 2021

Lim Wee Kiat	$25,287	$26,357
Leong Yee Ming	19,902	20,500
	$45,189	$46,857

9.	SUBSEQUENT EVENTS

On July 21, 2022, the Company entered into a share exchange agreement (the “HWGG Share Exchange Agreement”) with HWGG Capital P.L.C., a Labuan company (“HWGG Capital”), and all of the shareholders of HWGG Capital (the “Shareholders”). Subject to the closing conditions set forth in the HWGG Share Exchange Agreement, each Shareholder irrevocably agreed to transfer and assign to the Company all HWGG Capital’s shares held by such Shareholders in exchange for an aggregate of 91,666,667 newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Following the closing of the share exchange (the “HWGG Transaction”), HWGG Capital will be a wholly owned subsidiary of the Company.

Subject to the terms and conditions of the HWGG Share Exchange Agreement, at the closing of the HWGG Transaction, each issued and outstanding share of HWGG Capital shall be exchanged for such number of shares of newly issued shares Common Stock (the “Exchange Shares”) for an aggregate of $55,000,000. The number of Exchange Shares will be calculated based on a $0.60 share price.

The consummation of the HWGG Transaction is subject to certain closing conditions, including, among other matters: (a) approval by the Labuan Finance Services Authority of the change in ownership of the Company; (b) the Securities and Exchange Commission (the “SEC”) declaring effective the HWGC Holding’s statement on Form S-4 that will be filed in connection with the registration of the Exchange Shares; (c) the accuracy of the parties’ respective representations and warranties in the HWGG Share Exchange Agreement, subject to specified materiality qualifications; compliance by the parties with their respective pre-closing obligations in the HWGG Share Exchange Agreement in all material respects.

On August 9, 2022, the Company entered into another share exchange agreement (the “Fintech Share Exchange Agreement”) with Fintech Scion Limited (“Fintech”), a private limited company incorporated in the United Kingdom, and all of the shareholders of Fintech. Subject to the closing conditions set forth in the Fintech Share Exchange Agreement, each shareholder of Fintech irrevocably agreed to transfer and assign to the Company all Fintech’s shares held by such shareholders in exchange for an aggregate of 101,666,667 newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Following the closing of the share exchange (the “Fintech Transaction”), Fintech will be a wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Fintech Share Exchange Agreement, at the closing of the Fintech Transaction, each issued and outstanding share of HWGG Capital shall be exchanged for such number of shares of newly issued shares Common Stock (the “Exchange Shares”) for an aggregate of $61,000,000. The number of Exchange Shares will be calculated based on a $0.60 share price.

The consummation of the Fintech Transaction is subject to certain closing conditions, including, among other matters: (a) any required notices have been sent to the United Kingdom’s Financial Conduct Authority regarding the change in ownership of Fintech; (b) the SEC declaring effective the registration statement on Form S-4 that will be filed in connection with the registration of the shares of Common Stock to be issued to the shareholders of HWGG Capital in accordance with the terms of the HWGG Share Exchange Agreement; (c) the accuracy of the parties’ respective representations and warranties in the Fintech Share Exchange Agreement, subject to specified materiality qualifications; (d) compliance by the parties with their respective pre-closing obligations in the Share Exchange Agreement in all material respects; and (e) the absence of a Seller Material Adverse Effect (as defined in the Fintech Share Exchange Agreement).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of HWGG CAPITAL P.L.C:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of “HWGG CAPITAL P.L.C together with its subsidiaries (“the Company”) as of December 31, 2021 and 2020, and the related consolidated statements of Income (loss) and comprehensive Income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The Company has significant transactions with related parties, which are described in Note 13 to the financial statements. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist.

/s/ Pan-China Singapore PAC (6255)

We have served as the Company’s auditor since 2022.

Singapore

August 16, 2022

F-3

HWGG CAPITAL P.L.C.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars)

	As of	As of
	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$455,404	$152,755
Account receivable	2,082,551	1,199,490
Amount due from related parties	2,116,513	2,428,537
Inventories	17,546	17,599
Other receivables, prepayments and other current assets	2,112,148	1,465,323
Total Current Assets	6,784,162	5,263,704

Non-current assets
Other investment	500,100	—
Intangible asset	89,706	119,607
Goodwill	29,279	29,279
Property and equipment, net	13,410	12,289
Total Non-Current Assets	632,495	161,175

TOTAL ASSETS	$7,416,657	$5,424,879

LIABILITIES
Current liabilities
Accounts payable	$1,923,910	$524,420
Amount due to related parties	—	329,521
Accruals and other payables	1,531,085	527,115
TOTAL LIABILITIES	3,454,995	1,381,056

STOCKHOLDERS’ EQUITY

Common stock par value $1: 2,395,000 shares issued and outstanding, respectively	2,395,000	2,395,000
Accumulated deficit	(873,247)	(730,048)
Accumulated other comprehensive income	—	19,065
Equity attributable to equity holders of the parent	1,521,753	1,684,017
Non-controlling interests	2,439,909	2,359,806
Total Stockholders’ Equity	3,961,662	4,043,823

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,416,657	$5,424,879

The accompanying notes are an integral part of the financial statements.

F-4

HWGG CAPITAL P.L.C.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In U.S. Dollars)

	For the Years Ended December, 31
	2021	2020
REVENUE	$431,356	$112,529

COST OF REVENUE	(12,167)	(2,680)

GROSS PROFIT	419,189	109,849

OPERATING EXPENSES
Selling expense	(37,818)	—
General and administrative expenses	(577,444)	(428,855)
Total Operating Expenses	(615,262)	(428,855)

LOSS FROM OPERATIONS	(196,073)	(319,006)

OTHER INCOME	127,337	17,150

NET LOSS	$(68,736)	$(301,856)

(Loss) / Gain attributable to non-controlling interests	(74,463)	77,126
NET LOSS FOR THE YEAR	(143,199)	(224,730)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(19,065)	—

TOTAL COMPREHENSIVE LOSS	$(162,264)	$(224,730)

Weighted average number of common shares outstanding – basic and diluted	2,395,000	2,395,000
Net income per share – basic and diluted	$(0.07)	$(0.09)

The accompanying notes are an integral part of the financial statements

F-5

HWGG CAPITAL P.L.C.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In U.S. Dollars)

	Common Stock			Accumulated
				Other	Non-	Total
		gain /	Accumulated	comprehensive	controlling	Stockholders’
	Shares	(deficit)	gain/ (deficit)	income / (loss)	interest	Equity

Balance, December 31, 2019	750,000	$750,000	$(505,318)	$6,272	$(8,068)	$242,886
Issuance of shares	1,645,000	1,645,000	—	—	—	1,645,000
Changes in ownership interest in subsidiary	—	—	—	—	2,445,000	2,445,000
Net loss	—	—	(224,730)	—	(77,126)	(301,856)
Foreign currency translation adjustment	—	—	—	12,793	—	12,793
Balance, December 31, 2020	2,395,000	$2,395,000	$(730,048)	$19,065	$2,359,806	$4,043,823
Incorporation of subsidiary	—	—	—	—	5,640	5,640
Net income / (loss)	—	—	(143,199)	—	74,463	(68,736)
Foreign currency translation adjustment	—	—	—	(19,065)	—	(19,065)
Balance, December 31, 2021	2,395,000	$2,395,000	$(873,247)	$—	$2,439,909	$3,961,662

The accompanying notes are an integral part of the financial statements.

F-6

HWGG CAPITAL P.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In U.S. Dollars)

	For the Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(143,199)	$(301,856)
Items not involving cash:
Depreciation of property and equipment	4,972	3,981
Gain on disposal of subsidiary	(17,285)	—
Impairment of intangible asset	29,901	29,902
Changes in operating assets and liabilities:
Account receivables	(883,061)	(550,598
Other receivables, prepayments and other current assets	(642,755)	144,686)
Inventories	53	2,680
Accounts payable	1,399,490	(985,869
Accrued expense and other payables	1,021,255	148,709)
Net cash generated by / (used in) operating activities	769,371	(1,508,365)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	—	(109,509)
Acquisition of subsidiary	(4,070)	—
Purchase of long-term investment	(500,100)	—
Purchase of property, plant and equipment	(6,093)	(2,208)
Net cash used in investing activities	(510,263)	(111,717)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	—	4,090,000
Proceed / (Repayment) to related parties	62,606	(2,935,437)
Net cash generated by financing activities	62,606	1,154,563

EFFECT OF EXCHANGE RATES ON CASH	(19,065)	4,194

NET CHANGE IN CASH AND CASH EQUIVALENTS	302,649	(461,325)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	152,755	614,080

CASH AND CASH EQUIVALENTS, END OF YEAR	$455,404	$152,755

The accompanying notes are an integral part of the financial statements.

F-7

HWGG CAPITAL P.L.C.

NOTES TO THE CONSOLIDATE FINANCIAL STATEMENTS

(In U.S. Dollars)

1.	ORGANIZATION AND BUSINESS

HWGG Capital P.L.C. (“HWGG Capital” or, the Company”), incorporated in Labuan, Malaysia, is engaged in Labuan money broking business and Labuan credit token business.

The Company holds the following equity interests in its subsidiaries:

Name of subsidiary	Country of incorporation	Interest		Principal activities
		2021	2020
		%	%
Ho Wah Genting Investment Bank (Labuan) P.L.C (“HWGIB”)	Labuan, Malaysia	40	40	Labuan investment banking
HWG Cash Singapore Pte Ltd (“HCS”)	Singapore	55	—	Trading of digital assets
HWG Fintech International limited (“HWGF”)	Hong Kong	55	—	Business solution for fintech clients

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

On 11 March 2020, the World Health Organization declared the Coronavirus (“COVID-19”) outbreak as a pandemic in recognition of its rapid spread across the globe. On16 March 2020, the Malaysian Government has imposed the Movement Control Order (“MCO”) starting from 18 March 2020 to curb the spread of the COVID-19 outbreak in Malaysia. Subsequently, the Government of Malaysia has imposed various phases of the MCO so as to contain the pandemic in Malaysia.

The Company continues to examine the impact that COVID-19 may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 will have on its consolidated financial condition, results of operation, or liquidity.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, HWGIB, HCS and HWGF. On consolidation, all intercompany balances and transactions are eliminated.

F-8

Business Combination and Non-controlling Interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 — “Business Combinations”. The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by the Company and equity instruments issued by the Company. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive loss.

In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive loss.

For the Company’s majority-owned subsidiaries, non-controlling interests are recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Significant areas of estimate include valuation of goodwill and intangible assets, useful lives of property and equipment, recoverability of investments and deferred income tax obligations. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Foreign currency translation and transactions

The functional and reporting currency of the Company is United States Dollar (“USD”). The functional currency of HCS and HWGF is Singapore dollar and Hong Kong dollar respectively. The translation of Singapore dollar and Hong Kong dollar to the reporting currency of the company, the USD, is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rate prevailing during the year. Translation adjustments arising on conversion of the Company’s financial statements from the subsidiary’s functional currencies into the reporting currency, USD, are excluded from the determination of income (loss) and are disclosed as other comprehensive income in the consolidated statements of income and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, and which have original maturities of three months or less when purchased.

F-9

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any credit loss. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Company generally does not require collateral from its customers. For the year ended December 31, 2021 and 2020, none of the Company’s accounts receivable are written off as bad debts.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements. The Company has a non-quoted investment of $500,100 which is classified under level 3 inputs.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. As of December 31, 2021 and 2020, none of the Company’s assets and liabilities was required to be reported at fair value on a recurring basis. Carrying values of non-derivative financial instruments, including cash, accounts receivables, payables and accrued liabilities, approximate their fair values due to the short-term nature of these financial instruments. There were no changes in methods or assumptions during the periods presented.

Inventories

Inventories represent prepaid cards. Inventories are stated at lower of cost or net realizable value, with cost determined on a weighted-average method, and not to exceed net realizable value. The Company writes down its inventory balances for obsolete amounts estimated on an individual basis. For the year ended December 31, 2021 and 2020, no inventories have been written down.

F-10

Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Office equipment	5 years
Computer equipment	5 years
Furniture and fixtures	5 years
Leasehold improvement	5 years

The residual values, useful lives and methods of depreciation of property and equipment are reviewed and adjusted if appropriate, on an annual basis.

Goodwill and intangible assets

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise. The Company performs an annual goodwill impairment review in the fourth quarter of each year at the reporting unit level. The evaluation begins with a qualitative assessment of the factors that could impact the significant inputs used to estimate fair value. If after performing the qualitative assessment, it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, including goodwill, then no further analysis is necessary. However, if the results of the qualitative test are unclear, the Company performs a quantitative test, which involves comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses an income-based valuation method, determining the present value of future cash flows, to estimate the fair value of a reporting unit. If the fair value of a reporting unit exceeds its positive carrying amount, goodwill of the reporting unit is considered not impaired, and no further analysis is necessary. If the fair value of the reporting unit is less than its carrying amount, goodwill impairment would be recognized equal to the amount of the carrying value in excess of the reporting unit’s fair value, limited to the total amount of goodwill allocated to the reporting unit.

Intangible assets primarily include trademarks and trade secrets with indefinite lives and customer-relationships with finite lives. Intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis, or more frequently if indicators of impairment are present. Indefinite lived intangible assets are assessed using either a qualitative or a quantitative approach. The qualitative assessment evaluates factors including macro-economic conditions, industry and company-specific factors, legal and regulatory environments, and historical company performance in assessing fair value. If it is determined that it is more likely than not that the fair value of the intangible asset is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. When using a quantitative approach, the Company compares the fair value of the intangible asset to its carrying amount, including goodwill. If the estimated fair value of the intangible asset is less than the carrying amount of the intangible asset, impairment is indicated, requiring recognition of an impairment charge for the differential.

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Impairment of Long-Lived Assets” significant accounting policy.

F-11

Revenue recognition

The Company recognizes revenue pursuant to FASB Accounting Standards Codification 606 (“ASC 606”) Revenue from Contracts with Customers, the standard applies a five step model (i) The standard applies to a company’s contracts with customers (ii) The unit of account for revenue recognition under the new standard is a performance obligation (a good or service) and the performance obligations will be accounted for separately if they are distinct (iii) The transaction price is determined based on the amount of consideration that a company expects to be entitled to from a customer (iv) The transaction price is allocated to all the separate performance obligations in an arrangement, and (v) Revenue will be recognized when an entity satisfies each performance obligation by transferring control of the promised goods or services to the customer. Goods or services can transfer at a point in time or over time.

Research and Development Costs

Research and development (“R&D”) costs are charged to expense in the periods incurred. There were no expenditures incurred by the Company for research and development for the year ended December 31, 2021 and 2020.

Income Taxes

Income taxes are determined using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Uncertain Tax Positions

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes. The Company did not recognize any income tax due to uncertain tax positions or incur any interest and penalties related to potential underpaid income tax expense as of December 31, 2021 and 2020.

Comprehensive loss

Comprehensive loss includes net loss and cumulative foreign currency translation adjustments and is reported in the Consolidated Statement of Comprehensive Loss.

Loss per share

The loss per share is computed using the weighted average number of shares outstanding during the fiscal years. For the years ended December 31, 2021 and 2020, there was no dilutive effect due to net loss.

F-12

Related party transactions

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; © management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests. The financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), that requires companies to present certain financial assets, including accounts receivable and available-for-sale debt securities, net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions, and reasonable and supportable forecasts that affect collectability. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial condition and results of operations.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which improves fair value disclosure requirements by removing disclosures that are not cost beneficial, clarifying disclosures’ specific requirements and adding relevant disclosure requirements. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted and an entity can choose to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The adoption of ASU 2018-13 did not have a material impact on the consolidated financial statements.

F-13

In December 2019, the FASB issued ASU2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, with the intent to reduce the complexity in accounting for income taxes. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, and early adoption is permitted. The accounting update removes certain exceptions to the general principles in ASC 740 as well as provides simplification by clarifying and amending existing guidance. The Company is currently assessing the impact of the new standard on the consolidated financial statements.

On January 16, 2020, the FASB issued Accounting Standards Update (ASU) 2020-01, which clarifies the interaction of the accounting for equity securities under Topic 321, the accounting for equity method investments in Topic 323, and the accounting for certain forward contracts and purchased options in Topic 815. The adoption of ASU 2020-01 did not have a material impact on the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities and Exchange Commission (“SEC”) did not, or are not believed by management, to have a material impact on the Company’s present and future consolidated financial statements.

3.	ACCOUNT RECEIVABLES

Accounts receivable represent non-interest-bearing credit tokens that are collectible from the authorized agencies.

4.	OTHER RECEIVABLES, PREPAYMENTS AND OTHER CURRENT ASSETS

Other receivables, prepayments and other current assets consist of the following:

	As of December 31, 2021	As of December 31, 2020

Other receivables (1)	$2,018,260	$1,424,919
Deposits (2)	56,015	6,828
Prepayments (3)	37,873	33,576
	$2,112,148	$1,465,323

(1)	Other receivables primarily represent unsecured and non-interest-bearing short-term advances that the Company makes from time-to-time to third-party entities. These advances are unsecured and repayable on demand.

(2)	Deposits represented payments of deposit made to prepaid card supplier.

(3)	Prepayments mainly consists of prepayment for business licenses in Labuan and IT related fees.

F-14

5.	OTHER INVESTMENT

	As of December 31, 2021	As of December 31, 2020
Other long-term investments
Non-quoted investment (1)	$500,100	$—
	$500,100	$500,100

(1)	The Company, through its subsidiary, HWGIB acquired 501,000 shares of common stock of Fintech Bank Labuan (“FBL”), a non-quoted company during the year ended December 31, 2021, for consideration of $500,100. HWGIB holds non-controlling interest of 10% in the FBL. In view that this investment to be strategic in nature, the management view that the investment is at fair value.

6.	GOODWILL AND INTANGIBLE ASSETS

	As of December 31, 2021	As of December 31, 2020
Goodwill (1)
Cost	$29,279	$29,279
Additions	—	—
Impairment	—	—
Total goodwill	$29,279	$29,279

Intangible assets (2)
Costs	$149,509	$40,000
Additions	—	109,509
Amortization	$(59,803)	$(29,902)
Total intangible assets	$89,706	$119,607

(1)	Goodwill relates to the acquisition of HWGIB.

(2)	Intangible assets relate to the application software developed by the Company for its credit token business. The application software is amortized over its estimated useful life of 5 years.

F-15

7.	PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following:

	As of December 31, 2021	As of December 31, 2020
Office equipment	$4,719	$4,204
Computer equipment	10,313	3,513
Furniture and fittings	2,513	3,735
Leasehold improvements	10,173	10,173
	27,718	21,625
Less: Accumulated depreciation	(14,308)	(9,336)
Balance at end of year	$13,410	$12,289

Depreciation expenses charged to the statements of loss and comprehensive loss for the years ended December 31, 2021 and 2020 were $4,972 and $3,981 respectively.

8.	ACCOUNT PAYABLES

Accounts payables are non-interest-bearing credit tokens that are payable to the credit tokens owners through mobile applications and corporate dealers.

9.	ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of December 31, 2021	As of December 31, 2020
Provisions and accruals	$6,600	$7,037
Others (1)	1,524,485	520,078
Balance at end of year	$1,531,085	$527,115

(1)	Other payables mainly consist of non-interest-bearing advances made by third parties.

10.	INCOME TAX

Income taxes consisted of Malaysia income tax. Malaysia income tax rate for Labuan incorporated company is at a preferential rate of 3% (2020: 3%). In the event that the Company unable to comply with Labuan’s economic substance requirement, the Malaysia income tax rate of 24% (2020: 24%) will be applicable instead. A reconciliation of income taxes at statutory rates is as follows:

	For the year ended
	December 31, 2021	December 31, 2020
Loss before income tax	$68,736	$301,856
Statutory rate	21%	21%
Expected income tax recovery	$15,000	$64,000
Permanent difference	(15,000)	(64,000)
Income tax recovery	$—	$—

F-16

11.	REVENUE

The Company derives its revenue from three sources: (a) Credit token revenue; (b) Money broking revenue and (c) investment banking revenue.

Credit token and money broking revenue – The Company recognizes the revenue based on transaction fees earned from customers that buy and sell credit token through the Company’s software platform and arranging transactions between customers with their counterparties, with the company acting as the intermediary. For these transaction fee revenues, the Company view itself as the agent in these transactions and as a result, records revenue on a net basis. The Company considers its performance obligation satisfied and recognizes revenue at the point in time the transaction is processed.

Investment banking revenue – The Company recognizes its commission revenue upon successful discharging the obligation in acting as an agent of an international bank.

The disaggregation of revenue of the Company is as follows:

	Credit token		Money broking		Investment banking		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Processing fees	$50,835	51,071	184,638	54,458	—	—	235,473	109,529
Commission	—	—	—	—	195,883	3,000	195,883	3,000
Total revenue	$50,835	51,071	184,638	54,458	195,883	3,000	431,356	112,429

12.	NON-CONTROLLING INTERESTS

Non-controlling interests (“NCI”) represent the portion of net assets in consolidated entities that are not owned by the Company.

The following table represent the non-controlling ownership interests and non-controlling interest balances reported in stockholders’ equity as of December 31, 2021 and 2020 respectively

	Ho Wah Genting Investment Bank (Labuan) P.L.C		HWG Fintech International Limited		HWG Cash Singapore Pte. Ltd.		Total
	2021	2020	2021	2020	2021	2020	2021	2020
NCI ownership interest	60%	60%	—	45%	45%	—
NCI balances	$2,437,228	2,362,116	—	(2,310)	2,681	—	2,439,909	2,359,806

The summarized financial information for subsidiary that has non-controlling interest which are material to the Group is provided below. This information is based on amounts before inter-company elimination.

Summarized statement of financial position as at

	Ho Wah Genting Investment Bank (Labuan) P.L.C		HWG Fintech International Limited		HWG Cash Singapore Pte. Ltd.		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Non-current assets	502,505	2,110	—	—	—	—	502,505	2,110
Current asset	5,499,439	4,255,201	—	699,073	7,400	—	5,506,839	4,954,274
Current liabilities	(1,939,898)	(320,450)	—	(704,207)	(1,440)	—	(1,941,338)	(1,024,657)
Net asset	$4,062,046	3,936,861	—	(5,134)	5,960	—	4,068,006	3,931,727
NCI balances	2,437,228	2,362,116	—	(2,310)	2,681	—	2,439,909	2,359,806

F-17

13.	RELATED PARTY TRANSACTIONS

	As of December 31, 2021	As of December 31, 2020
Amount due from related parties
HWG Taiwan Fintech Ltd (1)	$65,591	$42,208
Ho Wah Genting Group (Thailand) Co., Ltd. (1)	302	302
Ho Wah Genting Group Sdn Berhad (2)	545,944	—
Ho Wah Genting Holding Sdn Bhd (3)	991,666	2,370,979
HWGC Holdings P.L.C. (1)	120	—
Vitaxel Sdn Bhd (4)	15,048	15,049
HWG Fintech International Limited (5)	497,842	—
Total Amount due from related parties	$2,116,513	$2,428,537

Amount due to related parties
Ho Wah Genting Group Sdn Berhad (2)	$—	$329,521
Total Amount due to related parties	$—	$329,521

The related party balances are unsecured, interest-free and repayable on demand.

(1)	A major shareholder and former director of the Company, Lim Chun Hoo, is also a director of HWG Taiwan Fintech Ltd, Ho Wah Genting Group (Thailand) Co., Ltd and HWGC Holdings P.L.C.

The amount due from these related parties as at December 31, 2021 and 2020 were advances made to the HWG Taiwan Fintech Ltd, Ho Wah Genting Group (Thailand) Co., Ltd and HWGC Holdings P.L.C.

(2)	The President of the Company, Dato’ Lim Hui Boon, is also the Group President of Ho Wah Genting Group Sdn Berhad (“HWGGSB”).

(3)	Lim Wee Kiat, a related person to Lim Chun Hoo, is a director of Ho Wah Genting Holding Sdn Bhd.

The Company entered into a rental arrangement with Ho Wah Genting Holding Sdn Bhd for corporate office facility February 1, 2022. The 3 years lease arrangement commenced on May 1, 2022 with the monthly rental of approximately $1,448 per month.

(4)	Lim Wee Kiat, a related person to Lim Chun Hoo, is a director of Vitaxel Sdn Bhd (“VSB”).

The amount due from VSB as at December 31, 2021 and 2020, were advances made to the VSB.

(5)	A major shareholder and former director of the Company, Lim Chun Hoo, is also a director of HWG Fintech International Limited (“HWGF”). On August 30, 2021, the Company has disposed the entire interest in HWGF for consideration of HKD1. Upon disposal, HWGF ceased to be the subsidiary of the Company.

(6)	Payments in form of fees have been made to the following officers of the Company:

	December 31, 2021	December 31, 2020
Mok Lip Bin (i)	$4,500	$4,500
Lim Chun Hoo (ii)	45,000	-
	$49,500	$4,500

(i)	Mok Lip Bin is the executive director of the Company

(ii)	Lim Chun Hoo is appointed as the director of the Company on November 16, 2021. He resigned as director of the Company on May 6, 2022. However, Lim Chun Hoo is still a director in HWGIB, where he receives director fee of $45,000 and $nil for the year ended December 31, 2021 and 2020 respectively.

(7)	The Company entered into 11 collaboration loan agreements (the “Loan Agreements”) with its subsidiary, HWGIB, between August 5, 2021 and January 20, 2022, where HWGIB provided loan to the Company. Except for the principal amount and interest of each loan, all Loan Agreements have identical terms. The Loan Agreements expressly provide that HWGIB is investing into business of HWGG Capital but will not acquire any equity in HWGG Capital. The term of each Loan Agreement has commenced upon the execution thereof and may be terminated by the mutual consent of the parties or by winding up of each company. The Loan Agreements contain standard confidentiality and non-disclosure provisions and representations and warranties. HWGIB provided loan to the Company with total outstanding principal amount of $3,387,625 as at December 31, 2021.

F-18

14.	COMMITMENTS AND CONTINGENCIES

Capital Commitments

As of December 31, 2021, and 2020, Company has no capital commitments.

15.	SHAREHOLDERS’ EQUITY

The Company also has 2,395,000 shares authorized for common stock, with 2,395,000 outstanding during the year December 31, 2021 and 2020.

16.	SUBSEQUENT EVENTS

On January 11, 2022, the Company acquired one hundred (100%) percent equity interest in HWGC KZ Limited a private company under the laws of the Republic of Kazakhstan incorporated in January 2022, which has not commenced its business operations.

On February 14, February 28 and March 17, 2022, the Company through its subsidiary, HWGIB acquired a total of 14,000,000 shares of common stock of HWGG Entertainment Limited, which is listed on the U.S. OTC (Pink) Market (stock code: HWGG), for a total consideration of $1,400,000 from certain shareholders of HWGG.

On May 11, 2022, the Company disposed 1,539,375 shares of Ho Wah Genting Investment Bank (Labuan) P.L.C, representing 37.5% equity interest of HWGIB, for consideration of $1,539,375. An estimated loss on disposal of $170,000 will be recognized on the date of disposal. Consequently, HWGIB ceased to be a subsidiary of the Company, with the Company holding 2.5% equity interest in HWGIB.

On July 15, 2022, the Company increased its shares authorized for common stock from 2,395,000 to 3,820,750.

On July 21, 2022, HWGC Holdings Limited (“HWGC Holdings” ), entered into a share exchange agreement (the “Share Exchange Agreement”) with the Company, and all of the shareholders of the Company. Following the closing of the share exchange (the “Transaction”), the Company will be a wholly owned subsidiary of the HWGC Holding. Subject to the terms and conditions of the Share Exchange Agreement, at the closing of the Transaction, each issued and outstanding share of the Company shall be exchanged for such number of shares of newly issued shares Common Stock (the “Exchange Shares”) for an aggregate of $55,000,000. The number of Exchange Shares will be calculated based on a $0.60 share price.

The consummation of the Transaction is subject to certain closing conditions, including, among other matters:

(a)	approval by the Labuan Finance Services Authority of the change in ownership of the Company;

(b)	the Securities and Exchange Commission (the “SEC”) declaring effective the HWGC Holding’s statement on Form S-4 that will be filed in connection with the registration of the shares of Common Stock to be issued to the Shareholders in accordance with the terms of the Share Exchange Agreement;

(c)	the accuracy of the parties’ respective representations and warranties in the Share Exchange Agreement, subject to specified materiality qualifications;

(d)	compliance by the parties with their respective pre-closing obligations in the Share Exchange Agreement in all material respects; and

(e)	the absence of a Seller Material Adverse Effect (as defined in the Share Exchange Agreement).

F-19

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Bylaws of the Company provides that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein.

 UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (or the Securities Act);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20 F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(c) (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in  Connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference to the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Malaysia, on August 16, 2022.

HWGC HOLDINGS LIMITED

By:	/s/ Leong Yee Ming
Name:	Leong Yee Ming
Title:	Chief Executive Officer Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Leong Yee Ming with full power of substitution and resubstitution and full power to act without the other, as his/her true and lawful attorney-in-fact and agent to act in his/her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, or any registration statements to be filed in connection with this registration statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leong Yee Ming	Chief Executive Officer, Chief Financial Officer	August 16, 2022
Leong Yee Ming	(Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Dato Lim Hui Boon	President	August 16, 2022
Dato Lim Hui Boon

/s/ Christine Kulbas	Director	August 16, 2022
Christine Kulbas

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement by and among the Company, HWGG Capital, P.L.C. and Shareholders of HWGG Capital P.L.C. (incorporated by reference to Exhibit 10.21 from the Registrant’s Current Report on Form 8-K dated July 25, 2022)

2.2

Share Exchange Agreement by and among the Company, Fintech Scion Limited and Shareholders of Fintech Scion Limited (incorporated by reference to Exhibit 10.22 from the Registrant’s Current Report on Form 8-K dated August 9, 2022)

3.1	Articles of Incorporation of the Company (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on January 5, 2015)

3.2

Amended and Restated Articles of Incorporation of the Registrant as filed with the Nevada Secretary of State on January 8, 2016 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 11, 2016)

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Form S-1 filed with the SEC on January 5, 2015)

3.4	Certificate of Amendment to the Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on March 2, 2022 (incorporated by reference to Exhibit 3.4 from the Registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2022)

3.5	Certificate of Designation of the Relative Rights and Preferences of the Redeemable Convertible Preferred Stock filed with the Nevada Secretary of State on March 10, 2022 (incorporated by reference to Exhibit 3.4 from the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2022)

4.1*	Description of Common Stock

5.1**	Opinion of The Crone Law Group, P.C.

10.1	Registrant’s 2016 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.2	Consulting Agreement, dated November 1, 2015, between Vitaxel and Leong Yee Ming (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.3

Travel Agency Services Contract dated November 1, 2015 between Vitaxel SDN BHD and Ho Wah Genting Holiday SDN BHD (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.11

License Agreement by and between Vitaxel Group Limited and Vitaxel Private Limited dated August 6, 2016 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on August 11, 2016)

10.12	License Agreement by and between Vitaxel Group Limited and Vitaxel Corp (Thailand) Ltd. dated August 15, 2016, as amended on August 21, 2016 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on August 21, 2016)

10.13	Share Sale Agreement among Lim Hui Sing, Leong Yee Ming, Vitaxel Sdn. Bhd. And Vitaxel Group Limited (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 19, 2017)

10.14	Agreement among Lim Hui Song, Leong Yee Ming, Vitaxel Sdn. Bhd. and Vitaxel Group Limited (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2018)

10.17	Consulting Agreement Renewal dated August 1, 2020 between Vitaxel SDN BHD and Leong Yee Ming ((Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 6, 2020)

10.18	Amendment 1 to Consulting Agreement Renewal dated September 1, 2020 between Vitaxel SDN BHD and Leong Yee Ming

10.19

Amendment 2 to Consulting Agreement Renewal dated March 1, 2021 between Vitaxel SDN BHD and Leong Yee Ming (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with SEC March 30, 2021)

21.1	Subsidiaries of the Registrant (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 6, 2020)

23.1*	Consent of Pan-China Singapore PAC, independent registered public accounting firm regarding HWGC Holdings Limited

23.2*	Consent of DALE MATHESON CARR-HILTON LABONTE LLP, an independent registered public accounting firm regarding HWGC Holdings Limited

23.3*	Consent of Pan-China Singapore PAC, independent registered public accounting firm regarding HWGG Capital, P.L.C.

23.4**	Consent of the Crone Law Group (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of registration statement)**

107*	Filing Fee Table

101 INS*	XBRL Instance Document

101 SCH*	XBRL Taxonomy Schema

101 CAL*	XBRL Taxonomy Extension Calculation Linkbase

101 DEF*	XBRL Taxonomy Extension Definition Linkbase

101 LAB*	XBRL Taxonomy Extension Label Linkbase

101 PRE*	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith

**	To be filed by amendment.